As filed with the Securities and Exchange Commission on April 25, 2000
                                                          Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ---------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                   ---------

                   CHARLES RIVER LABORATORIES HOLDINGS, INC.
                (TO BE RENAMED CHARLES RIVER LABORATORIES CORP.)
             (Exact name of registrant as specified in its charter)

         Delaware                         2836                  06-139-7316
(State or other Jurisdiction       (Primary Standard         (I.R.S. Employer
    of Incorporation or        Industrial Classification    Identification No.)
       Organization)                  Code Number)

                            251 Ballardvale Street
                        Wilmington, Massachusetts 01887
                                (978) 658-6000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                   Thomas Ackerman, Chief Financial Officer
                       Charles River Laboratories Corp.
                            251 Ballardvale Street
                        Wilmington, Massachusetts 01887
                           (978) 658-6000, Ext. 1225
                             (978) 694-9504 (fax)
              (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                   ---------

                                  COPIES TO:

      Mary E. Weber, Esq.                 Richard D. Truesdell, Jr., Esq.
         Ropes & Gray                          Davis Polk & Wardwell
    One International Place                    450 Lexington Avenue
  Boston, Massachusetts 02110                New York, New York 10017
        (617) 951-7000                            (212) 450-4000
     (617) 951-7050 (fax)                      (212) 450-4800 (fax)

                                   ---------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   CALCULATION OF REGISTRATION FEE
============================================================================================================
  Title of each class of securities                   Proposed maximum
           to be registered                      Aggregate offering price (1)      Amount of registration fee
------------------------------------------------------------------------------------------------------------
Common Stock,  par value $.01 per share                  $230,000,000                       $60,720
============================================================================================================

     (1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933. Includes shares subject to the underwriters' over-allotment option.

     Subject to shareholder approval, the registrant plans to change its name to Charles River Laboratories Corp. before circulating the prospectus included in this filing. References to the registrant in this prospectus are to the proposed new name.

     THE registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT RELATING TO THIS OFFERING AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                     SUBJECT TO COMPLETION--APRIL 25, 2000
===============================================================================
Prospectus
           , 2000

                                     [LOGO]

                        Charles River Laboratories Corp.
                            Shares of Common Stock
-------------------------------------------------------------------------------
Charles River Laboratories Corp.:

o We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development.

o    Charles River Laboratories Corp.
     251 Ballardvale Street
     Wilmington, MA  01887
     (978) 658-6000

Proposed Symbol & Market:

o    CRL / NYSE

The Offering:

o    We are offering          shares of our common stock.

o    The underwriters have an option to purchase from us up to an additional shares of our common stock to cover over-allotments.

o This is our initial public offering, and no public market currently exists for our shares.

o    We anticipate that the initial public offering price for our shares will be
     between $       and $        per share.

o    We plan to use the proceeds from this offering to repay debt.

o    Closing:           , 2000.

-------------------------------------------------------------------------------
                                         Per Share      Total
-------------------------------------------------------------------------------
Public offering price:                   $              $
Underwriting fees:                       $              $
Proceeds to Charles River:               $              $
-------------------------------------------------------------------------------

    This investment involves risks. See "Risk Factors" beginning on page 7.

-------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette                                    Lehman Brothers

ING Barings

     SG Cowen

          U.S. Bancorp Piper Jaffray

                                                                 DLJdirect Inc.
===============================================================================

                               Table of Contents
                                                                           Page
                                                                           ----
Prospectus Summary ......................................................     2
Risk Factors ............................................................     7
Forward-Looking Statements ..............................................    13
Use of Proceeds .........................................................    14
Dividend Policy .........................................................    14
Capitalization ..........................................................    15
Dilution ................................................................    16
Selected Consolidated Financial and Other Data ..........................    17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations .............................................    18
Business ................................................................    26
Management ..............................................................    36
Security Ownership of Certain Beneficial Owners and Management ..........    42
Relationships and Transactions with Related Parties .....................    44
Description of Capital Stock ............................................    46
Shares Eligible for Future Sale .........................................    49
Certain United States Federal Tax Considerations for Non-United
  States Holders of Common Stock ........................................    51
Underwriting ............................................................    55
Legal Matters ...........................................................    57
Experts .................................................................    57
Where You Can Find More Information .....................................    57
Index to Unaudited Pro Forma Condensed Consolidated Financial Data ......   P-1
Index to Consolidated Financial Statements ..............................   F-1


Charles River is a registered trademark of Charles River Laboratories Inc. This prospectus also includes trademarks and trade names of other parties.

                               Prospectus Summary

This summary highlights important information regarding our business and this offering. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and related notes, before deciding to invest in our common stock. Except as otherwise noted, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                        Charles River Laboratories Corp.

Overview

     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years. Since 1992, we have built upon our research model technologies to develop a broad and growing portfolio of biomedical products and services. Our wide array of services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base, spanning over 50 countries, includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. We currently operate 54 facilities in 15 countries worldwide. Our differentiated products and services, supported by our global infrastructure and scientific expertise, enable our customers to meet many of the challenges of early-stage life sciences research, a large and growing market. In 1999, our pro forma net sales were approximately $272.6 million and our pro forma operating income was approximately $49.5 million.

     Research Models. We are the global leader in the production and sale of research models, principally genetically and virally defined purpose-bred rats and mice. These products represented 65% of our 1999 pro forma net sales. We offer over 130 research models, one of the largest selections of small animal models of any provider worldwide. Our higher growth models include genetically defined models and models with compromised immune systems, which are increasingly in demand as early-stage research tools. The FDA and foreign regulatory bodies require the safety and efficacy of new drug candidates to be tested on research models like ours prior to testing in humans. As a result, our research models are an essential part of the drug discovery and development process.

     Biomedical Products and Services. We have focused significant resources on developing a diverse portfolio of biomedical products and services directed at high-growth areas of drug discovery and development. Our biomedical products and services business represented 35% of our 1999 pro forma net sales and experienced strong growth as demonstrated by the 26% compound annual growth rate in its net sales over the past five years. We expect the drug discovery and development markets that we serve to experience strong growth, particularly as new drug development based on advances in genetics continues to evolve. There are four areas within this segment of our business:

     Discovery Services. Our discovery services are designed to assist our customers in screening drug candidates faster by providing genetically defined research models for in-house research and by implementing efficacy screening protocols to improve the customer's drug evaluation process. The market for discovery services is growing rapidly as pharmaceutical and biotechnology research and development increasingly focus on selecting lead drug candidates from the enormous number of new compounds being generated.

     Development Services. We currently offer FDA-compliant development services in three main areas: drug safety assessment, biotech safety testing and medical device testing. Biotech safety testing services include a broad range of services specifically focused on supporting biotech or protein-based drug development, including such areas as protein characterization, cell banking, methods development and release testing. Our rapidly growing development services offerings enable our customers to outsource their high-end, non-core drug development activities.

     In Vitro Detection Systems. We have diversified our product offerings to include non-animal, or in vitro, methods for testing the safety of drugs and devices. We are strategically committed to being the leader in providing our customers with in vitro alternatives as these methods become scientifically validated and commercially feasible.

     Vaccine Support Products. We provide vaccine manufacturers with pathogen-free fertilized chicken eggs, a critical ingredient for poultry vaccine production. We believe there is significant potential for growth in this area in support of novel human vaccines, such as a nasal spray flu vaccine currently in development.

Competitive Strengths

     Our leading research models business has provided us with steadily growing revenues and strong cash flow, while our biomedical products and services business provides significant opportunities for profitable growth. Our products and services are critical to both traditional pharmaceutical research and the rapidly growing fields of genomic, recombinant protein and humanized antibody research. We believe we are well positioned to compete effectively in all of these sectors as a result of a diverse set of competitive strengths, which include:

     o    Critical products and services;
     o    Long-standing reputation for scientific excellence;
     o    Extensive global infrastructure and customer relationships;
     o    Biosecurity technology expertise;
     o    Platform acquisition and internal development capabilities; and
     o    Experienced and incentivized management team.

Our Strategy

     Our business strategy is to build upon our core research models business and to actively invest in higher growth opportunities where our proven capabilities and strong relationships allow us to achieve and maintain a leadership position. Our growth strategies include:

     o    Broaden the scope of our discovery and development services;
     o    Acquire new technologies in research models;
     o    Expand our preclinical outsourcing services;
     o    Expand our non-animal technologies; and
     o    Pursue strategic acquisitions and alliances.

                              The Recapitalization

     On September 29, 1999, CRL Acquisition LLC, a limited liability company owned by affiliates of DLJ Merchant Banking Partners, II, L.P., our management and other investors, together with our former parent company, Bausch & Lomb Incorporated, completed a recapitalization transaction.

                                   ---------

     Prior to the offering, each existing share of our common stock will be
exchanged for      new shares.

                                   ---------

     We are organized as a Delaware corporation. Our headquarters are located at 251 Ballardvale Street, Wilmington, Massachusetts 01887. Our telephone number is (978) 658-6000. Our website address is www.criver.com. The information on our website is not incorporated as a part of this prospectus.

                                  The Offering

Common stock offered by us .............                    shares

Common stock outstanding after this
  offering .............................                    shares

Use of proceeds ........................  We plan to use the net proceeds from this offering to redeem a portion of
                                          our outstanding senior subordinated
                                          notes, and to repay our senior
                                          discount debentures, our subordinated
                                          discount notes and a portion of our
                                          bank debt.

Proposed NYSE symbol ...................  CRL

     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2000. This number does not include the following:

     o shares of common stock to be sold by us if the underwriters' over-allotment option is exercised in full;

     o 895,872 shares of common stock reserved for issuance upon the exercise of outstanding options granted under our management incentive plan, of which none were exercisable;

     o 647,128 additional shares of common stock available for future grants under our management incentive and stock option plans; and

     o 1,541,606 shares of common stock issuable upon the exercise of outstanding warrants.

                 Summary Consolidated Financial and Other Data

     The table below presents our summary historical and unaudited pro forma as adjusted consolidated financial and other data. We derived the summary consolidated financial data for the fiscal years ended December 27, 1997, December 26, 1998 and December 25, 1999 from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The summary unaudited pro forma as adjusted consolidated financial data of Charles River Laboratories Corp. is based upon the consolidated financial statements as of and for the year ended December 25, 1999, adjusted to give effect to the recapitalization, the acquisition of SBI Holdings Inc. which we call "Sierra", the acquisition of an additional 16% of the equity of Charles River Japan Inc., the sale of a product line within our research model business segment, and the sale of shares in this offering at an assumed initial public offering price of $ per share, the net proceeds of which will be used to repay outstanding debt. The summary unaudited pro forma as adjusted consolidated financial data may not be indicative of what our results would have been if the transactions presented on a pro forma basis were completed as of December 27, 1998 for income statement data and as of December 25, 1999 for balance sheet data. In addition, they are not projections of our consolidated future results of operations or financial position. You should read the information contained in this table in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Data" and our consolidated financial statements and the related notes contained elsewhere in this prospectus.

                                                                                                       Pro Forma
                                                               Fiscal Year Ended(1)                   As Adjusted
                                                    ------------------------------------------       Fiscal Year(1)
                                                    December 27,   December 26,   December 25,     Ended December 25,
                                                        1997           1998           1999                 1999
                                                    ------------   ------------   ------------     ------------------
                                                   (dollars in thousands except for share data)
Income Statement Data:
Net sales .......................................     $170,713       $193,301       $219,276
Cost of products sold and services provided .....      111,460        122,547        134,592
Selling, general and administrative expenses ....       30,451         34,142         39,765
Amortization of goodwill and other intangibles ..          834          1,287          1,956
Restructuring charges ...........................        5,892             --             --
                                                      --------       --------       --------
Operating income ................................     $ 22,076       $ 35,325       $ 42,963
                                                      ========       ========       ========
Interest expense ................................     $    501       $    421       $ 12,789
                                                      ========       ========       ========
Net income ......................................     $ 15,340       $ 23,378       $ 17,124
                                                      ========       ========       ========
Earnings loss per common share
  Basic and diluted(2) ..........................        $1.49          $2.27          $1.66
Pro forma weighted average number of
  common shares outstanding Basic and diluted ...   10,285,715     10,285,715     10,285,715

Other Data:

EBITDA, as defined(3) ...........................     $ 31,779       $ 46,220       $ 55,281
EBITDA margin ...................................        18.6%          23.9%          25.2%
Depreciation and amortization ...................     $  9,703       $ 10,895       $ 12,318
Cash flows from operating activities(4) .........       24,324         37,380         37,568
Cash flows used in investing activities(4) ......      (12,946)       (23,030)       (34,168)
Cash flows used in financing activities(4) ......      (12,939)        (8,018)       (11,504)

                                         As of December 25, 1999
                                    ----------------------------------
                                                            Pro Forma
                                    Historical             As Adjusted
                                    ----------             -----------
                                        (dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents ........  $  15,010               $
Working capital ..................     20,337
Total assets .....................    363,056
Total debt .......................    386,044
Total shareholders' equity .......   (110,142)

---------
(1) Our fiscal year consists of twelve months ending on the Saturday on or prior to December 31.

(2) As more fully described in Note 4 to the consolidated financial statements, historical earnings per share have been computed assuming that the shares outstanding after the recapitalization had been outstanding for all periods prior to the recapitalization.

(3) EBITDA, as defined, represents operating income plus depreciation and amortization. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance.

     EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures of other companies.

(4) Cash flow information is not presented with respect to the unaudited pro forma data because a statement of cash flows is not required by Article 11 of SEC Regulation S-X.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. Any of these risks could have a material and negative effect on our business, financial condition or results of operations. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

                   Risks Related to Our Business and Industry

Contaminations in our animal populations can damage our inventory, harm our reputation for contaminant-free production and result in decreased sales.

     Our research models and fertile chicken eggs must be free of contaminants, such as viruses and bacteria. Presence of contaminants can distort or compromise the quality of research results. Contaminations in our isolated breeding rooms or poultry houses could disrupt our contaminant-free research model and fertile egg production, harm our reputation for contaminant-free production and result in decreased sales.

     Contaminations typically require cleaning up the contaminated room or poultry house. This clean-up results in inventory loss, clean-up and start-up costs, and reduced sales as a result of lost customer orders and credits for prior shipments. These contaminations are unanticipated and difficult to predict. We experienced several material contaminations in our animal populations in 1996 and a few significant contaminations in 1997 that adversely impacted our 1996 and 1997 financial results. In response, we made over $6.0 million in capital expenditures designed to strengthen our biosecurity and significantly changed our operating procedures. We have not experienced any significant contaminations since 1997.

Many of our customers are pharmaceutical and biotechnology companies, and we are subject to risks, uncertainties and trends that affect companies in those industries.

     Sales of our products and services are highly dependent on research and development expenditures by the pharmaceutical and biotechnology companies. We are therefore subject to some of the risks, uncertainties and trends that affect companies in those industries, including government regulation, pricing pressure, technological change and shifts in the focus and scope of research and development expenditures. For example, over the past several years, the pharmaceutical industry has undergone significant mergers and combinations and many industry experts expect this trend to continue. After recent mergers and combinations, some customers combined or otherwise reduced their research and development operations, resulting in fewer animal research activities. We experienced both temporary disruptions and permanent reductions in sales of our research models to some of these customers. Future mergers and combinations in the pharmaceutical or biotechnology industries, or other industry-wide trends, could adversely affect demand for or pricing of our products.

New technologies may be developed, validated and increasingly used in biomedical research that could reduce demand for some of our products and services.

     For many years, groups within the scientific and research community have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. Companies have developed several techniques that have scientific merit, especially in the area of cosmetics and household product testing, markets in which we are not active. Only a few companies have validated and successfully deployed alternative test methods in the discovery and development of effective and safe treatments for human and animal disease conditions. The principal validated non-animal test system is the LAL, or endotoxin detection system, a technology which we acquired and have aggressively marketed as an alternative to testing in animals. We expect to seek to participate in some fashion with any non-animal test method as it becomes validated as a research model alternative or adjunct in our markets. However, these methods may not be available to us or we may not be successful in commercializing these methods. Even if we are successful, sales or profits from these methods may not offset reduced sales or profits from research models.

     Alternative research methods could decrease the need for research models, and we may not be able to develop new products effectively or in a timely manner to replace any lost sales. In addition, one of the anticipated outcomes of genomics research is to permit the elimination of more compounds prior to preclinical testing. While this outcome may not occur for several years, if at all, it may reduce the demand for some of our products and services.

The outsourcing trend in the preclinical and nonclinical stages of drug discovery and development, meaning contracting out to others functions that were previously performed internally, may decrease, which could slow our growth.

     Some areas of our biomedical products and services business have grown significantly as a result of the increase over the past several years in pharmaceutical and biotechnology companies outsourcing their preclinical and nonclinical research support activities. While industry analysts expect the outsourcing trend to continue for the next several years, a substantial decrease in preclinical and nonclinical outsourcing activity could result in a diminished growth rate in the sales of one or more of our expected higher growth areas.

We must comply with FDA regulation of our endotoxin detection systems operations.

     The United States Food and Drug Administration, or FDA, regulates our endotoxin detection systems operations as a medical device manufacturer. Last year, the FDA issued a "warning letter" to us and other LAL manufacturers, citing quality control and other problems in the manufacturing facilities. The FDA has allowed our facility, located in Charleston, South Carolina, to continue to manufacture and sell the LAL product line, subject to our agreement to make prescribed changes to our production and quality control systems. We believe that we have taken all steps necessary to meet the FDA's requirements, but if the FDA disagrees, it could take further enforcement action, including potentially requiring us to recall our products or temporarily revoking our manufacturing license. Any further enforcement action could impose additional costs and affect our ability to provide our endotoxin detection systems.

Our business may be affected by changes in the Animal Welfare Act and related regulations which may require us to alter our operations.

     The United States Department of Agriculture, or USDA, is presently considering changing the regulations issued under the Animal Welfare Act to include rats, mice and birds, including chickens. The Animal Welfare Act imposes a wide variety of specific regulations on producers and users of regulated species including cage size, shipping conditions and environmental enrichment methods. If the USDA decides to include rats, mice and birds, including chickens, in its regulations, we could be required to alter our production operations. This may include adding production capacity, new equipment and additional employees. We believe that application of the Animal Welfare Act to rats, mice and chickens used in our research model and vaccine support products operations in the United States will not result in loss of net sales, margin or market share, since all U.S. producers and users will be subject to the same regulations. While we do not anticipate the addition of rats, mice and chickens to the Animal Welfare Act to require significant expenditures, changes to the regulations may be more stringent than we expect and require more significant expenditures. Additionally, if we fail to comply with state regulations, including general anti-cruelty legislation, foreign laws and other anti-cruelty laws, we could face significant civil and criminal penalties.

If we are not successful in selecting and integrating the businesses and technologies we acquire, our business may suffer.

     We plan to continue to grow our business through acquisitions of businesses and technologies and related alliances. However, businesses and technologies may not be available on terms and conditions we find acceptable. Even if completed, acquisitions and alliances involve numerous risks which may include:

o difficulties and expenses incurred in assimilating operations, services, products or technologies;

o difficulties in developing and operating new businesses including diversion of management's attention from other business concerns;

o the potential loss of key employees of an acquired business and difficulties in attracting new employees to grow businesses;

o difficulties in assimilating differences in foreign business practices and overcoming language barriers;

o difficulties in obtaining intellectual property protections and skills that we and our employees currently do not have; and

o    difficulties in achieving business and financial success.

     In the event that the success of an acquired business or technology or an alliance does not meet expectations, we may be required to restructure. We may not be able to successfully integrate acquisitions into our existing business or successfully exploit new business or technologies.

Factors such as exchange rate fluctuations and increased international and U.S. regulatory requirements may increase our costs of doing business in foreign countries.

     A significant part of our net sales is derived from operations outside the United States. Our operations and financial results could be significantly affected by factors such as changes in foreign currency rates, uncertainties related to regional economic circumstances and the costs of complying with a wide variety of international and U.S. regulatory requirements.

     Because the sales and expenses of our foreign operations are generally denominated in local currencies, we are subject to exchange rate fluctuations between local currencies and the U.S. dollar in the reported results of our foreign operations. These fluctuations may decrease our earnings. We currently do not hedge against the risk of exchange rate fluctuations.

We face significant competition in our business, and if we are unable to respond to competition in our business, our revenues may decrease.

     We face significant competition from different competitors in each of our business areas. Some of our competitors in biotech safety testing and medical device testing are larger than we are and may have greater capital, technical or other resources than we do. We generally compete on the basis of quality, reputation, and availability of service. Expansion by our competitors into other areas in which we operate, new entrants into our markets or changes in our competitors' strategy could adversely affect our competitive position. Any erosion of our competitive position may decrease our revenues or limit our growth.

Negative attention from special interest groups may impair our business.

     Our core research model activities with rats, mice and other rodents have not historically been the subject of animal rights media attention. However, the large animal component of our research models business has been the subject of adverse attention and on-site protests. We recently closed our small import facility in England due in part to protests by animal right activists, which included threats against our facilities and employees. Future negative attention or threats against our facilities or employees could impair our business.

One of our large animal operations is dependent on a single source of supply, which if interrupted could adversely affect our business.

     We depend on a single, international source of supply for one of our large animal operations. Disruptions to their continued supply may arise from export or import restrictions or embargoes, foreign government or economic instability, or severe weather conditions. Any disruption of supply could harm our business if we cannot remove the disruption or are unable to secure an alternative or secondary source on comparable commercial terms.

Tax benefits we expect to be available in the future may be subject to challenge.

     In connection with the recapitalization, our shareholders CRL Acquisition LLC and Bausch & Lomb Incorporated, or B&L, made a joint election intended to permit us to increase the depreciable and amortizable tax basis in our assets for Federal income tax purposes, thereby providing us with expected future tax benefits. Prior to the offering, CRL Acquisition LLC will reorganize, terminate its existence as a corporation for tax purposes and distribute a substantial portion of our stock to its members. It is possible that the Internal Revenue Service may contend that this pre-offering reorganization and liquidating distribution should be integrated with our original recapitalization. If the Internal Revenue Service were successful, the future tax benefits would not be available and we would be required to write off the related deferred tax asset by recording a non-recurring tax expense in our results of operations in an amount equal to such deferred tax asset. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not believe such a contention is supported by the facts, but we cannot assure that the expected future tax benefits will be available.

Our supply of animal feed may be interrupted by the bankruptcy of our commercial supplier Purina Mills, Inc.

     Purina Mills, Inc., our commercial supplier of animal feed for our United States research model business, has filed for reorganization under the U.S. Bankruptcy Code. We do not expect this to interrupt our supply of animal feed. If we need to secure an alternative or secondary source, our costs of animal feed may increase.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

     Our success depends to a significant extent on the continued services of our senior management and other members of management. James C. Foster has been with Charles River for over 23 years holding various positions and has served as our Chief Executive Officer since 1992 and recently became our Chairman. We have no employment agreement with Mr. Foster, nor with any other executive officer. If Mr. Foster or other members of management do not continue in their present positions, our business may suffer.

     Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnological fields. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner could harm our business.

DLJ Merchant Banking Partners, II, L.P. and its affiliates have substantial control over our company and may have different interests than those of other holders of our common stock.

     Prior to this offering, DLJ Merchant Banking Partners II, L.P. and affiliated funds, which we refer to as the DLJMB Funds, held approximately 73.6% of our outstanding common stock and after this offering these entities will beneficially own approximately % of our outstanding common stock ( % if the underwriters' over-allotment option is exercised in full). As a result of their stock ownership and contractual rights they received in the recapitalization, these entities have significant control over our business, policies and affairs, including the power to:

     o    elect our directors;

     o    appoint new management; and

     o approve any action requiring the approval of the holders of common stock, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of all substantially all of our assets.

     The directors elected by the DLJMB Funds have the ability to control decisions affecting the business and management of our company including our capital structure. This includes the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

     The general partners of each of the DLJMB Funds are affiliates or employees of Donaldson, Lufkin & Jenrette Securities Corporation, a managing underwriter of this offering.

     The DLJMB Funds may have different interests than those of other holders of our common stock.

Our historical financial information may not be representative of our results as a separate company.

     The historical financial information in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented or in the future. We made some adjustments and allocations to the historical financial statements in this prospectus because B&L did not account for us as a single stand-alone business for all periods presented. Our adjustments and allocations made in preparing our historical consolidated financial statements may not appropriately reflect our operations during the periods presented as if we had operated as a stand-alone company.

Healthcare reform could reduce or eliminate our business opportunities.

     The United States and many foreign governments have reviewed or undertaken healthcare reform, most notably price controls on new drugs, which may adversely affect research and development expenditures by pharmaceutical and biotechnology companies, resulting in a decrease of the business opportunities available to us. We cannot predict the impact that any pending or future healthcare reform proposals may have on our business.

                         Risks Related to this Offering

There is currently no public market for our common stock.

     Prior to the offering, there has been no public market for our common stock. We cannot assure you that an active trading market for our common stock will develop or be sustained after the offering. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to the offering or that the price of our common stock available in the public market will reflect our actual financial performance.

Our stock price may be volatile and could decline substantially.

     The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline following this offering, including:

     o our operating results failing to meet the expectations of securities analysts or investors in any quarter;

     o    downward revisions in securities analysts' estimates;

     o    material announcements by us or our competitors;

     o    governmental regulatory action;

     o technological innovations by competitors or in competing technologies;

     o investor perceptions of our industry or prospects or those of our customers; and

     o    changes in general market conditions or economic trends.

     In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we become involved in a securities class action litigation in the future, it could result in substantial costs and diversion of management attention and resources, harming our business.

Shares eligible for public sale after this offering could adversely affect our stock price.

     The market price of our common stock could decline as a result of sales by our existing stockholders after this offering, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and price that we deem appropriate. In addition, some existing stockholders have the ability to require us to register their shares.

The initial public offering price is significantly higher than the book value of our common stock, and you will experience immediate and substantial dilution in the value of your investment.

     The initial public offering price per share will significantly exceed our net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of $ per share. We also have outstanding a large number of stock options and warrants to purchase our common stock with exercise prices significantly below the initial public offering price of our common stock. To the extent these options and warrants are exercised, you will experience further dilution.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from those discussed as a result of various factors, including contaminations at our facilities, changes in the pharmaceutical or biotechnology industries, competition and changes in government regulations or general economic or market conditions. These factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections and elsewhere in this prospectus could harm our business, operating results and financial condition. All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                            INDUSTRY AND MARKET DATA

     In this prospectus, we rely on and refer to information and statistics regarding the research model and biomedical products and services industries, and our market share in the sectors in which we compete. We obtained this information and statistics from various third party sources, discussions with our customers and/or our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from this offering of
approximately $      million, at an assumed initial public offering price of
$      per share, net of estimated underwriting discounts and commissions and offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate our net proceeds will be $ million. These proceeds will be used as follows:

     o    approximately $      million to redeem approximately $      million
          in principal amount of our 13 1/2% senior subordinated notes due 2009 at a redemption price of 113.5% of the principal amount, plus accrued and unpaid interest to the redemption date;

     o    approximately $     million to repay approximately $     million in
          principal amount of our subordinated discount note owed to B & L;

     o    approximately $     million to repay approximately $     million in
          principal amount of our senior discount debentures due 2010 owed to DLJMB and other investors, including a premium estimated at
          approximately $      million; and

     o    the remainder to repay approximately $      million of indebtedness
          under our term loan A facility and approximately $      million of
          indebtedness under our term loan B facility.

Indebtedness under the senior subordinated notes, the subordinated discount note, the senior discount debentures and the credit facility was incurred in connection with our recapitalization and acquisition of Sierra. The subordinated discount note accretes at an effective rate of 13.0% to an aggregate principal amount of $175.3 million at maturity on October 1, 2010. Interest on the senior discount debentures accrues at an effective rate of 18.0%. Interest on term loan A accrues at either a base rate plus 1.75% or LIBOR plus 3.00%, at our option. As of December 25, 1999, the interest rate on term loan A was 9.08%. Interest on term loan B accrues at either a base rate plus 2.50% or LIBOR plus 3.75%. As of December 25, 1999, the interest rate on term loan B was 9.83%.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on shares of our common stock in the past two years except to our former parent company and we do not intend to pay cash dividends in the foreseeable future. We currently intend to retain any earnings to finance future operations and expansion and to reduce indebtedness. We are a holding company and are dependent on distributions from our subsidiaries to meet our cash requirements. The terms of the indenture governing our senior subordinated notes and our credit facility restrict the ability of our subsidiaries to make distributions to us and, consequently, restrict our ability to pay dividends on our common stock.

                                 CAPITALIZATION

     The following table presents our consolidated capitalization as of December 25, 1999 (i) on a historical basis and (ii) as adjusted to give pro forma effect to the transactions described in notes (b) to (e) of the unaudited pro forma condensed consolidated balance sheet and to the offering. This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Data" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                       As of December 25, 1999
                                                       -----------------------
                                                                     Pro Forma
                                                       Historical   As Adjusted
                                                       ----------   -----------
                                                        (dollars in thousands)
Debt:
Credit facility:
      Revolving credit facility(1)....................  $  2,000      $
      Term loans(2)...................................   160,000
Senior subordinated notes(3)..........................   147,925
Senior discount debentures(4).........................    30,752
Subordinated discount note(5).........................    44,216
Capital lease obligations and other long-term debt....     1,151
                                                        --------      --------
Total debt............................................   386,044
                                                        --------      --------
Redeemable Common Stock(6)............................    13,198

Shareholders' equity:
Common stock..........................................       103
Additional paid-in capital............................   207,035
Retained earnings.....................................  (307,351)
Loans to officers.....................................      (920)
Accumulated other comprehensive income................    (9,009)
                                                        ---------     --------
Total shareholders' equity............................  (110,142)
                                                        --------      --------
Total capitalization..................................  $289,100      $
                                                        ========      ========
---------
(1) At December 25, 1999, we had $28.0 million available under our revolving credit facility, subject to customary borrowing conditions.

(2) Includes a senior secured Term Loan A facility of $40.0 million and a senior secured Term Loan B facility of $120.0 million.

(3) Represents proceeds of $150.0 million related to the units which were allocated between senior subordinated notes ($147.9 million) and warrants ($2.1 million), plus amortization of the discount on the senior subordinated notes.

(4) Represents proceeds of $37.6 million which were allocated between the senior discount debentures ($29.1 million) and warrants ($8.5 million) plus accretion of interest and amortization of the discount on the debentures.

(5) Represents subordinated discount note of $43.0 million plus accretion of interest.

(6) Upon completion of the offering contemplated in the pro forma as adjusted column, the put option related to these shares of common stock will terminate and, accordingly, the equity will be deemed to be permanent.

                                    DILUTION

     The pro forma net tangible book deficit of our common stock as of December 25, 1999 was $153.0 million, or $14.89 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, and then divided by the total number of shares of common stock outstanding, in each case on a pro forma basis as described in our unaudited pro forma condensed consolidated financial data appearing elsewhere in this prospectus. Dilution in pro forma net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion
of this offering. After giving effect to the sale of the      shares of common
stock offered by us at an initial public offering price of $     per share, and
after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at
December 25, 1999 would have been $     million or $      per share of common
stock. This represents an immediate increase in pro forma net tangible book
value of $    per share to existing stockholders and an immediate dilution of
$     per share to new investors purchasing shares at the initial public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share...............            $
  Pro forma net tangible book value per share
    as of December 25, 1999........................... $(14.89)
  Increase per share attributable to new investors....
                                                       -------
Pro forma net tangible book value per share
  after the offering .................................
                                                                  --------
Dilution per share to new investors ..................            $
                                                                  ========

     The following table summarizes, as of December 25, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid:

                                Shares purchased        Total consideration
                            -----------------------   -----------------------
                                Number                    Amount                    Average
                            (in thousands)  Percent   (in thousands)  Percent    Price Per Share
                            --------------  -------   --------------  -------    ---------------
Existing stockholders ....                               $                        $
New investors ............
                              ---------       ---        --------      ---
      Totals                                  100%       $             100%
                              =========       ===        ========      ===

     The preceding tables assume no issuance of shares of common stock under our stock plans after December 25, 1999. The table also assumes no exercise of the 895,872 shares of common stock subject to options determined by our compensation committee on December 9, 1999 at an exercise price of $10.27. This table also assumes no exercise of the 1,541,606 common stock warrants outstanding as of December 25, 1999 at a weighted average exercise price of $3.84. If all of these options and warrants were exercised, then the total
dilution per share to new investors would be $     .

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents our selected consolidated financial data and other data as of and for the fiscal years ended December 30, 1995, December 28, 1996, December 27, 1997, December 26, 1998 and December 25, 1999. We derived the selected consolidated income statement data for the three fiscal years ended December 25, 1999 from our audited consolidated financial statements contained elsewhere in this prospectus and the notes to those statements. The selected consolidated balance sheet data as of December 25, 1999 and December 26, 1998 was derived from our audited consolidated financial statements contained elsewhere in this prospectus. We derived the selected consolidated financial data as of and for the fiscal year ended December 28, 1996 from our audited consolidated financial statements and the related notes, which are not contained in this prospectus. We derived the selected consolidated financial data as of and for the fiscal year ended December 30, 1995 from our unaudited consolidated financial statements and the notes to those statements which are also not contained in this prospectus. In the opinion of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. You should read the information contained in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes contained elsewhere in this prospectus.

                                                                        Fiscal Year(1)
                                                      ----------------------------------------------------
                                                        1995       1996       1997       1998       1999
                                                      --------   --------   --------   --------   --------
                                                                     (dollars in thousands)
Income Statement Data:
  Total net sales .................................   $141,041   $155,604   $170,713   $193,301   $219,276
  Cost of products sold and services
   provided .......................................     86,404     97,777    111,460    122,547    134,592
  Selling, general and administrative expenses ....     27,976     28,327     30,451     34,142     39,765
  Amortization of goodwill and other intangibles ..        558        610        834      1,287      1,956
  Restructuring charges ...........................         --      4,748      5,892         --         --
                                                      --------   --------   --------   --------   --------
  Operating income ................................     26,103     24,142     22,076     35,325     42,963
  Other income and expense ........................         --         --         --         --         89
  Interest income .................................        634        654        865        986        536
  Interest expense ................................       (768)      (491)      (501)      (421)   (12,789)
  Gain/(loss) from foreign currency, net ..........        (68)        84       (221)       (58)      (136)
                                                      --------   --------   --------   --------   --------
  Income before income taxes, minority interests
    and earnings from equity investments ..........     25,901     24,389     22,219     35,832     30,663
  Provision for income taxes ......................     10,759     10,889      8,499     14,123     15,561
                                                      --------   --------   --------   --------   --------
  Income before minority interests and earnings
    from equity investments .......................     15,142     13,500     13,720     21,709     15,102
  Minority interests ..............................        (13)        (5)       (10)       (10)       (22)
  Earnings from equity investments ................      1,885      1,750      1,630      1,679      2,044
                                                      --------   --------   --------   --------   --------
  Net income ......................................   $ 17,014   $ 15,245   $ 15,340   $ 23,378   $ 17,124
                                                      ========   ========   ========   ========   ========
Other Data:
  Depreciation and amortization ...................   $  9,717   $  9,528   $  9,703   $ 10,895   $ 12,318
  Capital expenditures ............................     10,239     11,572     11,872     11,909     12,951

Balance Sheet Data (at end of period):
  Cash and cash equivalents .......................   $ 15,336   $ 19,657   $ 17,915   $ 24,811   $  15,010
  Working capital .................................     35,901     45,204     41,746     34,827      20,337
  Total assets ....................................    184,271    196,981    196,211    234,254     363,056
  Total debt ......................................      4,626      1,645      1,363      1,582     386,044
  Total shareholders' equity/(deficit) ............    142,212    153,818    149,364    168,259    (110,142)

---------
(1) Our fiscal year consists of twelve months ending on the last Saturday on or prior to December 31.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and our unaudited pro forma condensed consolidated financial data, including the related notes covered elsewhere in this prospectus.

Overview

     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years.

   We operate in two segments for financial reporting purposes: research models and biomedical products and services. In addition, since services represent over 10% of our net sales, our consolidated financial statements also provide a breakdown of net sales between net sales related to products, which include both research models and biomedical products and services, and net sales related to services, and a breakdown of costs between costs of products sold and costs of services provided in accordance with Regulation S-X, Rule 5-03. The table below shows the net sales and the percentage contribution of our segments, research models and biomedical products and services, for the past three years. It also shows costs of products sold and services provided, selling, general and administrative expenses and operating income for both research models and biomedical products and services by segment and as percentages of their respective segment net sales.

                                                         Fiscal Year Ended                           Fiscal Year Ended
                                             ------------------------------------------   ------------------------------------------
                                             December 27,   December 26,   December 25,   December 27,   December 26,   December 25,
                                                 1997           1998           1999           1997           1998           1999
                                             ------------   ------------   ------------   ------------   ------------   ------------
                                                       (dollars in millions)                     (as a percent of net sales)
Net sales:
Research models...............................  $125.2        $134.6          $142.3         73.3%           69.6%          64.9%
Biomedical products and services..............    45.5          58.7            77.0         26.7            30.4           35.1
                                                ------        ------          ------        -----           -----          -----
     Total ...................................  $170.7        $193.3          $219.3        100.0%          100.0%         100.0%
                                                ======        ======          ======        =====           =====          =====
Costs of products sold and services provided:
Research models...............................   $82.5         $85.8          $ 86.3         65.9%           63.7%          60.6%
Biomedical products and services..............    29.0          36.7            48.3         63.7            62.5           62.7
                                                ------        ------          ------
     Total ...................................  $111.5        $122.5          $134.6         65.3            63.4           61.4
                                                ======        ======          ======
Selling, general and administrative expenses:
Research models...............................  $ 19.6         $18.1          $ 22.2         15.7%           13.4%          15.6%
Biomedical products and services..............     6.9           9.7            12.5         15.2            16.5           16.2
Unallocated corporate overhead................     4.0           6.3             5.1           --              --             --
                                                ------        ------          ------
     Total ...................................  $ 30.5         $34.1          $ 39.8         17.9            17.6           18.1
                                                ======        ======          ======
Operating income:
Research models...............................  $ 19.6         $30.5          $ 33.7         15.7%           22.7%          23.7%
Biomedical products and services..............     6.5          11.1            14.4         14.3            18.9           18.7
Unallocated corporate overhead................    (4.0)         (6.3)           (5.1)          --              --             --
                                                ------        ------          ------
     Total ...................................  $ 22.1         $35.3          $ 43.0         12.9            18.3           19.6
                                                ======        ======          ======

     Net Sales. We recognize net sales when a product is shipped or as services are rendered. Over the past three years, unit volume of small animal research models has increased modestly in North America and has decreased modestly in Europe. During the same period, sales in both North America and Europe have increased, principally as a result of price increases and a shift in mix towards higher priced research models. In recent years, we have increased our focus on the sale of specialty research models, such as special disease models, which have contributed to additional sales growth.

     Our customers typically place orders for research models with less than a week's lead time. Meeting such demand requires efficient inventory management and strong customer service support. We improved inventory availability in the last three years through better forecasting and production mix, and most importantly, improved biosecurity, thereby reducing the potential for contaminations.

     Biomedical products and services have grown at a compounded rate of 30% from 1997 to 1999. Our growth in this business demonstrates our ability to capitalize on our core research model technology and enter into related product development activities undertaken by our customers.

     Pricing. We maintain published list prices for all of our research models, biomedical products and some of our services. We also have pricing agreements with our customers which provide some discounts, usually based on volume. Many of our services are based on customized orders and are priced accordingly. While pricing has been competitive, some of our products are priced at a premium due to the higher quality, better availability and superior customer support that our customers associate with our products.

     Biosecurity. Biosecurity is one of our highest operational priorities. Prior breaches of biosecurity have adversely affected our results of operations, and we cannot assure you that future breaches would not materially affect our results of operations. A biosecurity breach typically results in additional expenses from the need to clean up the contaminated room, which in turn results in inventory loss, clean-up and start-up costs, and can reduce net sales as a result of lost customer orders and credits for prior shipments. We experienced several significant contaminations in 1996 and a few significant contaminations in 1997, both in our isolation rooms for research models and in our poultry houses for vaccine support products. As a result, our net sales in 1997 were adversely affected by our inability to fulfill customer orders, and our expenses were increased during that period by the costs associated with cleaning up the contaminations. Since January 1, 1997, we have made over $6.0 million of capital expenditures designed to strengthen our biosecurity, primarily by upgrading our production facilities. In addition, we have made significant changes to our operating procedures for isolation rooms and poultry houses designed to further minimize the risks of contamination, including, for example, increasing the frequency of replacing masks and gowns, and most importantly, increasing awareness and training among our employees. These improvements to our operating procedures increased annual ongoing biosecurity-related expenses by approximately $0.5 million in 1999. While we cannot assure you that we will not experience future significant isolation room or poultry house contaminations in the future, we believe these changes have contributed to our absence of significant contaminations during 1998 and 1999.

     Acquisitions. Since January 1, 1997, we have successfully acquired and integrated four companies, which contributed $18.2 million in sales in 1999, or 8.3% of total sales. The acquisition of three of the companies occurred prior to December 26, 1998. On September 29, 1999, we acquired Sierra for an initial total purchase price of $23.3 million, including approximately $17.3 million in cash paid to former shareholders and assumed debt of approximately $6.0 million, which we immediately retired. In addition, we have agreed to pay (a) up to $2.0 million in contingent purchase price if specified financial objectives are reached by December 31, 2000, (b) up to $10.0 million in performance-based bonus payments if specified financial objectives are reached over the next five years, with no payment in any individual year to exceed $2.7 million, and (c) $3.0 million in retention and non-competition payments contingent upon the continuing employment of specified key scientific and managerial personnel through June 30, 2001. Sierra became part of our drug safety assessment area.

     The $2.0 million in contingent purchase price for Sierra will, if paid, increase goodwill and will not affect our results of operations except through the subsequent related amortization expense and any interest expense related to any borrowings necessary to finance the payment. The $10.0 million in performance-based bonus payments, will, if paid, be expensed during the periods in which it becomes reasonably certain that the financial objectives will be achieved. During fiscal 1999, we expensed $1.4 million of the $3.0 million in retention and non-competition payments, with the $1.6 million remaining being expensed ratably through June 2001 as it is earned. The contingent purchase price and performance-based bonus payments are not reflected in the pro forma condensed consolidated financial data included elsewhere herein because they are not considered reasonably estimable; the retention and non-competition payments are not included in the pro forma condensed consolidated financial data as they are considered non-recurring.

     Joint Ventures. At December 25, 1999, we had two unconsolidated joint ventures. As of February 28, 2000, we acquired an additional 16% equity interest in Charles River Japan, increasing our ownership interest to 66%. The purchase price for the 16% equity interest was 1.4 billion yen, or $12.8 million, of which 400 million yen, or $3.6 million, was paid by a three-year balloon promissory note secured by a pledge of the purchased interest. The note bears interest at the long-term prime rate in Japan. Charles River Japan is engaged principally in the research model business. Our royalty agreement provides us with 3% of the sales of locally produced research models, and having acquired majority ownership, we will consolidate its operations for financial reporting purposes from the effective date of the acquisition in the first quarter of fiscal 2000. We also receive dividends based on our pro-rata share of net income. Charles River Japan paid dividends of $0.8 million, $0.7 million and $0.8 million in 1997, 1998 and 1999, respectively. Our other unconsolidated joint venture is Charles River Mexico, an extension of our vaccine support products area, which is not significant to our business.

     Restructuring Program. During 1997, we implemented a restructuring program. Our plan, which was approved by B&L, was designed to reduce excess capacity, increase efficiencies, eliminate non-essential operating and staff personnel, and close several small product-lines. In 1997, we established a restructuring reserve in the amount of $5.9 million, based on our plan to close particular facilities and eliminate personnel in our vaccine support products area, eliminate personnel in Europe, reduce corporate staff, and relocate one of our large animal facilities. We have completed the actions underlying this plan. Such actions reduced cost of products sold and services provided and selling, general and administrative expenses and also improved profitability in the areas affected. At the time we prepared our restructuring program, we estimated we would save approximately $3.1 million on an annual basis. While our savings were significant, we did not achieve our original estimate, principally because we did not realize any benefit from the relocation of one of our large animal facilities, which has been sold. In 1997 we saved approximately $0.6 million from these actions, and in 1998 we saved approximately $2.6 million.

     Allocation of Costs from Bausch & Lomb. Historically, B&L charged us for some direct expenses, including insurance, information technology and other miscellaneous expenses, based upon actual charges incurred on our behalf. However, these charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had we incurred these costs as a stand-alone entity. The actual amounts of expenses we incur in future periods may vary significantly from these allocations and estimates. We expect to incur other incremental expenses as a stand-alone company. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

     The Recapitalization and Sierra Acquisition. The recapitalization, which was consummated on September 29, 1999, was accounted for as a leveraged recapitalization and had no impact on the historical basis of our assets and liabilities. The Sierra acquisition was accounted for under the purchase method of accounting with the purchase price allocated to the assets and liabilities of Sierra based on an estimate of their fair value, with the remainder allocated to goodwill. We incurred various costs of approximately $22.6 million (pre-tax) in connection with consummating the recapitalization. We have capitalized and are amortizing the portion of these costs that represents deferred financing costs over the life of the related financing (approximately $14.4 million). We have charged a portion of the expenses related to the recapitalization to retained earnings (approximately $8.2 million).

     Deferred Tax Assets. In conjunction with the recapitalization, our stockholders made an election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended. Such election resulted in a step-up in the tax basis of the underlying assets. The resulting net deferred tax asset of $99.5 million is expected to be realized over 15 years through future tax deductions which are expected to reduce future tax payments. It is possible that the Internal Revenue Service may contend that the reorganization and liquidating distribution that CRL Acquisition LLC will undertake prior to the offering should be integrated with our original recapitalization. If the Internal Revenue Service were successful, the tax benefits expected from the election would not be available and we would be required to write off the related deferred tax assets by recording a non-recurring expense in our results of operations in an amount equal to such deferred tax assets. See Note (8) to the consolidated financial statements. We do not believe such a contention is supported by the facts, but we cannot assure that the expected future tax benefits will be available. See "Risk Factors -- Tax benefits we expect to be available in the future may be subject to challenge."

     Extraordinary Charges Related to the Offering. As discussed previously in
"Use of Proceeds," we expect to repay approximately $    in outstanding
indebtedness. In connection with this repayment we will pay premiums and write off deferred financing costs resulting in an extraordinary loss on early debt
extinguishment of $    , net of tax benefits of $     .

Results of Operations

     The following table summarizes historical results of operations as a percentage of net sales for the periods shown:

                                                             Fiscal Year Ended
                                                 ------------------------------------------
                                                 December 27,   December 26,   December 25,
                                                     1997           1998           1999
                                                 ------------   ------------   ------------
Net sales......................................     100.0%         100.0%         100.0%
Costs of products sold and services provided...      65.3           63.4           61.4
Selling, general and administrative expenses...      17.8           17.7           18.1
Amortization of goodwill and other intangibles.       0.5            0.7            0.9
Restructuring charges..........................       3.5             --             --
Interest income................................       0.5            0.5            0.2
Interest expense...............................       0.3            0.2            5.8
Income taxes...................................       5.0            7.3            7.1
Earnings from equity investment................       0.9            0.8            0.9
                                                    -----          -----          -----
Net income.....................................       9.0%          12.1%           7.8%
                                                    =====          =====          =====

Fiscal 1999 Compared to Fiscal 1998

   Net Sales. Net sales in 1999 were $219.3 million, an increase of $26.0 million, or 13.5%, from $193.3 million in 1998.

     Research Models. Net sales of research models in 1999 were $142.3 million, an increase of $7.7 million, or 5.7%, from $134.6 million in 1998. Sales increased due to the increase in small animal research model sales in North America and Europe of $7.1 million, resulting from improved pricing, a more favorable product mix (meaning a shift to higher priced units) and an increase in unit volume. We also experienced an increase in the large animal import and conditioning area of $0.6 million, mainly due to pricing.

     Biomedical Products and Services. Net sales of biomedical products and services in 1999 were $77.0 million, an increase of $18.3 million, or 31.2%, from $58.7 million in 1998. At the beginning of the second quarter of 1998, we made two acquisitions that contributed $3.4 million of this sales growth, and on September 29, 1999, we acquired Sierra which had sales of $5.9 million in the fourth quarter. The remaining increase was due to significant sales increases of transgenic and research support services of $2.9 million and endotoxin detection systems of $2.2 million, and sales from our contract site management contracts of $1.8 million, primarily due to better customer awareness of our outsourcing solutions.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided in 1999 was $134.6 million, an increase of $12.1 million, or 9.9%, from $122.5 million in 1998.

     Research Models. Cost of products sold and services provided for research models in 1999 was $86.3 million, an increase of $0.5 million, or 0.6%, compared to $85.8 million in 1998. Cost of products sold and services provided in 1999 was 60.6% of net sales compared to 63.7% of net sales in 1998. Cost of products sold and services provided increased at a lower rate than net sales due to the more favorable product mix and better pricing, as well as improved capacity utilization.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services in 1999 was $48.3 million, an increase of $11.6 million, or 31.6%, compared to $36.7 million in 1998. Cost of products sold and services provided as a percentage of net sales was essentially unchanged at 62.7% in 1999 compared to 62.5% in 1998.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1999 were $39.8 million, an increase of $5.7 million, or 16.7%, from $34.1 million in 1998. Selling, general and administrative expenses in 1999 were 18.1% of net sales compared to 17.6% of net sales in 1998. Selling, general and administrative expenses also included research and development expense of $0.5 million in 1999 compared to $1.4 million in 1998.

     Research Models. Selling, general and administrative expenses for research models in 1999 were $22.2 million, an increase of $4.1 million, or 22.7%, compared to $18.1 million in 1998. Selling, general and administrative expenses in 1999 were 15.6% of net sales, compared to 13.4% in 1998. The increase was attributable to additional worldwide marketing efforts, additional salespeople in the United States and the impact of selling efforts in Europe for ESD, a business acquired at the end of 1998.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services in 1999 were $12.5 million, an increase of $2.8 million, or 28.9%, compared to $9.7 million in 1998. Selling, general and administrative expenses in 1999 decreased to 16.2% of net sales, compared to 16.5% of net sales in 1998, due to greater economies of scale.

     Unallocated Corporate Overhead. Unallocated corporate overhead, which consists of various corporate expenses, was $5.1 million in 1999, a decrease of $1.2 million, or 19.0%, compared to $6.3 million in 1998. The decrease was principally from the increase in cash surrender value associated with our supplemental executive retirement program.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles in 1999 was $2.0 million, an increase of $0.7 million, or 53.8%, from $1.3 million in 1998. The increase was due to the effect of additional amortization of intangibles resulting from four recent acquisitions, two in April 1998, one in December 1998, and Sierra in September 1999.

     Restructuring Charges. There were no restructuring charges in 1999 or 1998. During 1999, we charged $1.1 million against the previously recorded restructuring reserves, bringing the balance at year-end to zero.

     Operating Income. Operating income in 1999 was $43.0 million, an increase of $7.7 million, or 21.8%, from $35.3 million in 1998. Operating income in 1999 was 19.6% of net sales, compared to 18.3% of net sales in 1998. Operating income increased in total and as a percentage of net sales for the reasons described above.

     Research Models. Operating income from sales of research models in 1999 was $33.7 million, an increase of $3.2 million, or 10.5%, from $30.5 million in 1998. Operating income from sales of research models in 1999 was 23.0% of net sales, compared to 23.7% in 1998. The increase was attributable to the factors described above.

     Biomedical Products and Services. Operating income from sales of biomedical products and services in 1999 was $14.4 million, an increase of $3.3 million, or 29.7%, from $11.1 million in 1998. Operating income from sales of biomedical products and services in 1999 decreased to 18.7% of net sales, compared to 18.9% of net sales in 1998. This was primarily due to the acquisition of Sierra, and the impact of additional amortization of intangibles.

     Other Income/Expense. We recorded a $1.4 million gain on the sale of two small facilities, one located in Florida, and the other located in the Netherlands, and a charge of $1.3 million for stock compensation expense.

     Income Taxes. The effective tax rate of 50.7% in 1999 as compared to 39.5% in 1998, reflects the remittance of cash dividends of $20.7 million from our foreign subsidiaries which, in turn, were remitted to B&L. The related amounts were previously considered permanently reinvested in the foreign jurisdictions for U.S. income tax reporting purposes. Therefore, we were required to provide additional taxes upon their repatriation to the United States. In addition, in 1999, an election was made by B&L to treat some foreign entities as branches for U.S. income tax purposes. As a result, all previously untaxed accumulated earnings of such entities became immediately subject to tax in the United States. The receipt of the cash dividends from the foreign subsidiaries and the foreign tax elections made resulted in incremental United States taxes of $2.0 million, net of foreign tax credits, in 1999.

     Interest Expense. Interest expense for 1999 was $12.8 million. The $12.4 million increase was primarily due to the additional debt incurred in the recapitalization.

     Net Income. Net income in 1999 was $17.1 million, a decrease of $6.3 million, or 26.9%, from $23.4 million in 1998. The decrease was attributable to the increased interest expense.

Fiscal 1998 Compared to Fiscal 1997

     Net Sales. Net sales in 1998 were $193.3 million, an increase of $22.6 million, or 13.2%, from $170.7 million in 1997.

     Research Models. Net sales of research models in 1998 were $134.6 million, an increase of $9.4 million, or 7.5%, from $125.2 million in 1997. Sales increased due to the increase in small animal research model sales in North America of $4.2 million, resulting from improved pricing and a more favorable product mix. In addition, in 1998 we were not affected by the significant contaminations which negatively affected sales in 1997. Overall, unit volumes remained relatively flat, with modest increases in North America offset by modest declines in Europe. Our net sales in the large animal import and conditioning area increased by $3.2 million as a result of expansion in our boarding and service operations.

     Biomedical Products and Services. Net sales of biomedical products and services in 1998 were $58.7 million, an increase of $13.2 million, or 29.0%, from $45.5 million in 1997. During 1998 we made three acquisitions that contributed $6.1 million of our sales growth. The remaining increase was due to increased sales across all of our product lines, and in particular our transgenic and research support services of $2.2 million and endotoxin detection systems of $1.9 million.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided in 1998 was $122.5 million, an increase of $11.0 million, or 9.9%, from $111.5 million in 1997.

     Research Models. Cost of products sold and services provided for research models for 1998 was $85.8 million, an increase of $3.3 million, or 4.0%, compared to $82.5 million in 1997. Cost of products sold and services provided for 1998 was 63.7% of net sales compared to 65.9% for 1997. Cost of products sold and services provided increased for 1998 compared to 1997, but at a slower rate than net sales due principally to better product mix and pricing as well as greater economies of scale and improved production efficiencies.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services for 1998 was $36.7 million, an increase of $7.7 million, or 26.6%, compared to $29.0 million in 1997. Cost of products sold and services provided was 62.5% of net sales in 1998 compared to 63.7% in 1997. Cost of products sold and services provided increased for 1998 compared to 1997, but at a slower rate than net sales due principally to cost savings.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1998 were $34.1 million, an increase of $3.6 million, or 11.8%, from $30.5 million in 1997. Selling, general and administrative expenses in 1998 were 17.6% of net sales compared to 17.9% of net sales in 1997. These expenses increased mainly in line with sales. Selling, general and administrative expenses also included research and development expense of $1.4 million in 1998, which was the same amount as in 1997.

     Research Models. Selling, general and administrative expenses for research models for 1998 were $18.1 million, a decrease of $1.5 million, or 7.7%, compared to $19.6 million, for 1997. Selling, general and administrative expenses for 1998 decreased to 13.4% of net sales, compared to 15.7% for 1997 due primarily to the significant increase in sales.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services for 1998 were $9.7 million, an increase of $2.8 million, or 40.6%, compared to $6.9 million for 1997. Selling, general and administrative expenses for 1998 were 16.5% of net sales, compared to 15.2% of net sales for 1997. The increase was principally attributable to the acquisition of two small companies in April 1998.

     Unallocated Corporate Overhead. Unallocated corporate overhead was $6.3 million for 1998, an increase of $2.3 million, or 57.5%, compared to $4.0 million in 1997. The increase was due to an increase in our supplemental retirement program costs, along with an increase in management bonuses for 1998.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles in 1998 was $1.3 million, an increase of $0.5 million, or 62.5%, from $0.8 million in 1998. The increase was due to amortization of intangibles in connection with two acquisitions in April 1998.

     Restructuring Charges. There were no restructuring charges in 1998 compared to $5.9 million in 1997. The 1997 restructuring charges consisted of the following: plant closings and personnel reductions in our vaccine support products operations, severance, relocation and refoliation costs in the Florida Keys and staff reductions and severance costs in Europe and the United States. During 1998, we charged $1.6 million against the restructuring reserves previously recorded.

     Operating Income. Operating income in 1998 was $35.3 million, an increase of $13.2 million, or 59.7%, from $22.1 million in 1997. Operating income in 1998 was 18.3% of net sales compared to 12.9% of net sales in 1997.

     Research Models. Operating income from research models in 1998 was $30.5 million, an increase of $10.9 million, or 55.6%, from $19.6 million in 1997. Operating income from sales of research models in 1998 increased to 22.7% of net sales, compared to 15.7% of net sales in 1997 for the reasons described above.

     Biomedical Products and Services. Operating income from biomedical products and services in 1998 was $11.1 million, an increase of $4.6 million, or 70.8%, from $6.5 million in 1997. Operating income increased to 18.9% of net sales, compared to 14.3% of net sales in 1997 for the reasons described above.

     Income Taxes. The effective tax rate in 1998 was 39.5% compared to 38.2% in 1997.

     Net Income. Net income in 1998 was $23.4 million, an increase of $8.1 million, or 52.9%, from $15.3 million in 1997. The increase was attributable to the factors referred to above.

Liquidity and Capital Resources

     Prior to the recapitalization our principal source of liquidity was cash flow from operations. Following the consummation of the recapitalization, our principal sources of liquidity are cash flow from operations and borrowings under our credit facility.

     In September 1999, we received a $92.4 million equity investment from DLJMB and affiliated funds, management and some other investors, we issued $37.6 million senior discount debentures with warrants to purchase common stock and $150.0 million units consisting of senior subordinated notes due in 2009 with warrants to purchase common stock, and borrowed $162.0 million under our senior secured credit facility. We redeemed 87.5% of our outstanding capital stock held by B&L for $400.0 million and a $43.0 million subordinated discount note. We simultaneously acquired Sierra for an initial purchase price of $23.3 million including $17.3 million paid to its former stockholders and $6.0 million of assumed debt which we immediately retired.

     Borrowings under the credit facility bear interest at a rate per year equal to a margin over either a base rate or LIBOR. The $30.0 million revolving loan commitment will terminate six years after the date of the initial funding of the credit facility. The revolving credit facility may be increased by up to $25.0 million at our request, which will only be available to us under some circumstances, under the same terms and conditions of the $30.0 million revolving credit facility. The term loan facility under the credit facility consists of a $40.0 million term loan A facility and a $120.0 million term loan B facility. The term loan A facility matures six years after the closing date of the facility and the term loan B facility matures eight years after the closing date of the facility. The credit facility contains customary covenants and events of default, including substantial restrictions on our subsidiary's ability to declare dividends or make distributions. The term loans are subject to mandatory prepayment with the proceeds of certain asset sales and a portion of our excess cash flow.

     In February 2000, the 13 1/2% senior subordinated notes were exchanged for registered notes having the same financial terms and covenants as the notes issued in September 1999. Interest on the notes is payable semi-annually in cash. The notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make particular investments.

     We plan to use the net proceeds from this offering to repay debt incurred in connection with the recapitalization.

     We anticipate that our operating cash flow, together with borrowings under our credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due. However, Charles River Laboratories Corp. is a holding company with no operations or assets other than its ownership of 100% of the common stock of its subsidiary, Charles River Laboratories, Inc. We have no source of liquidity other than dividends from our subsidiary. Its ability to pay dividends is subject to limitations contained in the indenture governing the senior subordinated notes and the credit facility.

Fiscal 1999 Compared to Fiscal 1998

     Cash flow from operating activities in 1999 was $37.6 million compared to $37.4 million in 1998. Net cash used in investing activities in 1999 was $34.2 million compared to $23.0 million in 1998. The increase was primarily due to the acquisition of Sierra for $23.3 million. Capital expenditures in 1999 were $13.0 million versus $11.9 million in 1998.

     Net cash used in financing activities in 1999 was $11.5 million versus $8.0 million in 1998. The activity in 1999 consisted of payments for deferred financing costs of $14.4 million and transactions costs of $8.2 million associated with the recapitalization. We also dividended $29.4 million to B&L, which was excess cash at the time of the recapitalization, and the recapitalization consideration was $400.0 million. The above was offset by the proceeds from the issuance of long-term debt of $339.0 million, the issuance of warrants of $10.6 million, and the issuance of common stock of $92.4 million.

Fiscal 1998 Compared to Fiscal 1997

     Cash flow from operating activities in 1998 was $37.4 million compared to $24.3 million in 1997, due to an increase in net income and a decrease in working capital.

     Net cash used in investing activities in 1998 was $23.0 million compared to $12.9 million in 1997. The increase in 1998 was primarily due to the acquisitions previously discussed. Capital expenditures were $11.9 million in 1998, the same as 1997. Cash paid for acquisitions was $11.1 million in 1998, compared to $1.2 million 1997.

     Net cash used in financing activities was $8.0 million in 1998 compared to $12.9 million in 1997. The decrease is due to the remittance of less cash to B&L.

Quantitative and Qualitative Disclosures About Market Risk

     We are subject to market risks arising from changes in interest rates and foreign currency exchange rates. Our primary interest rate exposure results from changes in LIBOR or the base rate which are used to determine the applicable interest rates under our term loans and revolving credit facility. We have entered into an interest rate protection agreement designed to protect us against fluctuations in interest rates with respect to at least 50% of the aggregate principal amount of the term loans and the senior subordinated notes. Interest rate swaps have the effect of converting variable rate obligations to fixed or other interest rate obligations. Our potential loss over one year that would result from a hypothetical, instantaneous and unfavorable change of 100 basis points in the interest rate on all of our variable rate obligations would be approximately $1.6 million. Fluctuations in interest rates will not affect the interest payable on the senior subordinated notes, senior discount debentures or subordinated discount note, which is fixed.

     We do not use financial instruments for trading or other speculative purposes.

     We also have exposure to some foreign currency exchange-rate fluctuations for the cash flows received from our foreign affiliates. This risk is mitigated by the fact that their operations are conducted in their respective local currencies, and it is not our intention to repatriate earnings prospectively. Currently, we do not engage in any foreign currency hedging activities as we do not believe that our foreign currency exchange-rate risk is material.

                                    BUSINESS

Overview

     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years. Since 1992, we have built upon our research model technologies to develop a broad and growing portfolio of biomedical products and services. Our wide array of services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base, spanning over 50 countries, includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. We currently operate 54 facilities in 15 countries worldwide. Our differentiated products and services, supported by our global infrastructure and scientific expertise, enable our customers to meet many of the challenges of early-stage life sciences research, a large and growing market. In 1999, our pro forma net sales were approximately $272.6 million and our pro forma operating income was approximately $49.5 million.

     Research Models. We are the global leader in the production and sale of research models, principally genetically and virally defined purpose-bred rats and mice. These products represented 65% of our 1999 pro forma net sales. We offer over 130 research models, one of the largest selections of small animal models worldwide. Our higher growth models include genetically defined models and models with compromised immune systems which are increasingly in demand as early stage research tools. The FDA and foreign regulatory bodies require the safety and efficacy of new drug candidates and medical devices to be tested on research models like ours prior to testing in humans. As a result, our research models are an essential part of the drug discovery and development process. Our research models are produced in a biosecure environment designed to ensure that the animals are free of viral and bacterial agents and other contaminants that can disrupt research operations and distort results. With our biosecure production capabilities and our ability to deliver consistent, high quality research models worldwide, we are well positioned to benefit from the rapid growth in research and development spending by pharmaceutical and biotechnology companies and the NIH.

     Biomedical Products and Services. We have focused significant resources on developing a diverse portfolio of biomedical products and services directed at high-growth areas of drug discovery and development. Our biomedical products and services business represented 35% of our 1999 pro forma net sales and has experienced strong growth as demonstrated by our 26% compound annual growth rate in net sales in this business over the past five years. We expect the drug discovery and development markets that we serve to experience strong growth, particularly as new drug development based on advances in genetics continues to evolve. There are four areas within this segment of our business:

     Discovery Services. Our discovery services are designed to assist our customers in screening drug candidates faster by providing genetically defined research models for in-house research and by implementing efficacy screening protocols to improve the customer's drug evaluation process. The market for discovery services is growing rapidly as pharmaceutical and biotechnology research and development increasingly focus on selecting lead drug candidates from the enormous number of new compounds being generated. We currently offer four major categories of discovery services: transgenic services, research support services, infectious disease and research genetic testing and contract site management. Transgenic services is our highest growth area and includes model development, genetic characterizations, embryo cryopreservation, and rederivation and colony scale-up.

     Development Services. We currently offer FDA-compliant development services in three main areas: drug safety assessment, biotech safety testing and medical device testing. Biotech safety testing services include a broad range of services specifically focused on supporting biotech or protein-based drug development, including such areas as protein characterization, cell banking, methods development and release testing. Our rapidly growing development services offerings enable our customers to outsource their high-end, non-core drug development activities.

     In Vitro Detection Systems. We have diversified our product offerings to include non-animal, or in vitro, methods for testing the safety of drugs and devices. We are strategically committed to being the leader in providing our customers with in vitro alternatives as these methods become scientifically validated and commercially feasible. Our current products include endotoxin detection systems that ensure that injectable drugs and devices are free from harmful contaminants as well as bioactivity software.

     Vaccine Support Products. We provide vaccine manufacturers with pathogen-free fertilized chicken eggs, a critical ingredient for poultry vaccine production. We believe there is significant potential for growth in this area in support of novel human vaccines, such as a nasal spray flu vaccine currently in development.

Competitive Strengths

     Our leading research models business has provided us with steadily growing revenues and strong cash flow, while our biomedical products and services business provides significant opportunities for profitable growth. Our products and services are critical to both traditional pharmaceutical research and the rapidly growing fields of genomic, recombinant protein and humanized antibody research. We believe we are well positioned to compete effectively in all of these sectors as a result of a diverse set of competitive strengths, which include:

     Critical Products and Services. We provide critical, proven and enabling products and services that our customers rely upon to advance their early stage research efforts and accelerate product development. We offer a wide array of complementary research tools and discovery and development services that differentiate us from our competition and have created a sustained competitive advantage in our markets.

     Long-Standing Reputation for Scientific Excellence. We have earned our long-standing reputation for scientific excellence by consistently delivering high-quality research models supported by exceptional technical service and support for over 50 years. As a result, the Charles River brand name is synonymous with premium quality products and services and scientific excellence in the life sciences. We have nearly 100 science professionals on staff with DVMs, PhDs and MDs, in areas including laboratory animal medicine, molecular biology, pathology, immunology, toxicology and pharmacology.

     Extensive Global Infrastructure and Customer Relationships. Our operations are globally integrated throughout North America, Europe and Asia. Our extensive investment in worldwide infrastructure allows us to standardize our products and services across borders when required by our multinational customers, while also offering a customized local presence when needed. We currently operate 54 facilities in 15 countries worldwide, serving a customer base spanning over 50 countries.

     Biosecurity Technology Expertise. In our research models business, our commitment to and expert knowledge of biosecurity technology distinguishes us from our competition. We maintain rigorous biosecurity standards in all of our facilities to maintain the health profile and consistency of our research models. These qualities are crucial to the integrity and timeliness of our customers' research.

     Platform Acquisition and Internal Development Capabilities. We have a proven track record of successfully identifying, acquiring and developing small businesses and new technologies. With this experience, we have developed internal expertise in sourcing acquisitions and further developing new technologies. Historically, our strong operating cash flow has allowed us to fund these growth initiatives without external financing. Our disciplined approach to making these acquisitions without extensive capital outlays has resulted in very attractive rates of return on these investments. We believe this expertise will continue to differentiate us from our competitors as we seek to further expand our business.

     Experienced and Incentivized Management Team. Our senior management team has an average of 16 years of experience with our company, and has evidenced a strong commitment and capability to deliver reliable performance and steady growth. Our Chairman and Chief Executive Officer, James Foster, has held various staff and managerial positions with us over the past 23 years. Our management team owns or has options to acquire securities representing over 12% of our equity on a fully diluted basis before giving effect to the offering.

Our Strategy

     Our business strategy is to build upon our core research model business and to actively invest in higher growth opportunities where our proven capabilities and strong relationships allow us to achieve and maintain a leadership position. Our growth strategies include:

     Broaden the Scope of Our Discovery and Development Services. Primarily through acquisitions and alliances, we plan to offer new services that complement our existing drug discovery and development services. We have targeted services that support transgenic research activities as a high growth area. We intend to provide the additional critical support services needed to create, define, characterize and scientifically validate new genetic models expected to arise out of the Human Genome and Mouse Genome Projects. In addition, we plan to broaden our international presence in genetic services, specialized pathology and drug efficacy analysis. We also intend to add new capabilities in the biotech safety testing area.

     Acquire New Technologies in Research Models. We intend to acquire novel technologies in transgenics and cloning to increase sales in our research models business and related transgenic services operations. We also expect to offer additional genetically modified models for research of specific disease conditions. These higher-value research models are often highly specialized and are priced to reflect their greater intrinsic value. In particular, we intend to acquire and develop transgenic rat technology, where development has been slow compared to mice. We believe there is a growing need for genetically engineered rats, which are larger and more accessible research models than mice.

     Expand Our Preclinical Outsourcing Services. Many of our pharmaceutical and biotechnology customers outsource a wide variety of research activities that are not directly associated with their scientific innovation process. We believe the trend of outsourcing preclinical or early stage research will continue to increase rapidly. We are well positioned to exploit both existing and new outsourcing opportunities, principally through our discovery and development services offerings. We believe our early successes in the transgenic services area have increased customer demand for outsourcing and have created significant opportunities. Our research support services provide pharmaceutical and biotechnology companies with significant cost and resource allocation advantages over their existing internal operations. We intend to focus our marketing efforts on stimulating demand for further outsourcing of preclinical research. We also intend to expand our opportunities by increasing our international presence.

     Expand Our Non-Animal Technologies. In vitro, or non-animal, testing technologies are in their early stages of development, but we plan to continue to acquire and introduce new in vitro products and services as they become scientifically validated and commercially viable. We are particularly focused on acquiring new technologies that allow for high through-put screening and testing of new drug candidates in early stages of development, using such materials and techniques as human cells and tissues and predictive database software.

     Pursue Strategic Acquisitions and Alliances. Over the past decade, we have successfully completed 12 acquisitions and alliances. Several of our operations began as platform acquisitions, which we were able to grow rapidly by developing and marketing the acquired product or service to our extensive global customer base. We intend to further pursue strategic platform acquisitions and alliances to drive our long-term growth. Historically, our strong cash flow has allowed us to fund these transactions primarily with internal resources. We intend to continue this strategy in the future, aided by our ability to issue publicly traded common stock after this offering.

Business Divisions

     Our business is divided into two segments, research models and biomedical products and services.

Research Models

     Research models is our historical core business and accounted for 65% of our 1999 pro forma net sales. The business is comprised of the commercial production and sale of animal research models, principally purpose-bred rats, mice and other rodents for use by researchers. We are the commercial leader in the small animal research model area, supplying rodents for research since 1947. Our research models include:

     o outbred animals, which have genetic characteristics of a random population;

     o    inbred animals, which have essentially identical genes;

     o hybrid animals, which are the offspring of two different inbred parents;

     o spontaneous mutant animals, which contain a naturally occurring genetic mutation (such as immune deficiency); and

     o transgenic animals, which contain genetic material transferred from another source.

     With over 130 research models, we offer one of the largest selections of small animal models and provide our customers with high volume and high quality production. Our rats, mice and other rodent species such as guinea pigs and hamsters have been and continue to be some of the most extensively used research models in the world, largely as a result of our continuous commitment to innovation and quality in the breeding process. We provide our small animal models to numerous customers around the world, including all major pharmaceutical and biotechnology companies as well as hospitals and academic institutions.

     The use of animal models is critical to both the discovery and development of a new drug. The FDA requires safe and effective testing on two species of animal models, one small and one large, before moving into the clinic for testing on humans. Animal testing is used in order to identify, define, characterize and assess the safety of new drug candidates. Increasingly, genetically defined rats and mice are the model of choice in early discovery and development work as a more specifically targeted research tool. Outbred rats are frequently used in safety assessment studies. Our models are also used in life science research within universities, hospitals and other research institutions. Unlike drug discovery, these uses are generally not specifically mandated by regulatory agencies such as the FDA, but instead are governed by the terms of government grants, institutional protocols as well as the scientific inquiry and peer review publication processes. We also provide larger animal models, including miniature swine and primates, to the research community, principally for use in drug development and testing studies.

     We believe that over the next several years, many new research models will be developed and used in biomedical research, such as transgenic models, cloned models with identical genes, knock-out models with one or more disabled genes and models that incorporate or exclude a particular mouse, rat or human gene. These more highly defined and characterized models will allow researchers to further focus their investigations into disease conditions and potential new therapies or interventions. We intend to build upon our position as the leader in transgenic services to expand our presence in this market for higher value models, through internal development, licensing, partnerships and alliances, and acquisitions.

Biomedical Products and Services

     Our biomedical products and services business consists of our newer, higher-growth operations, which we organize as follows:

Discovery Services               Development Services          In Vitro Detection Systems         Vaccine Support Products
--------------------------------------------------------------------------------------------------------------------------
o  Transgenic Services           o  Drug Safety Assessment     o  Endotoxin Detection Systems     o  Animal Health

o  Research Support Services     o  Biotech Safety Testing     o  BioActivity Software            o  Human Health

o  Infectious Disease and        o  Medical Device Testing
   Genetic Testing

o  Contract Site Management

     Discovery Services

     Discovery represents the earliest stages of research and development in the life sciences directed to the identification and selection of a lead compound for future drug development. Discovery is followed by development activities, which are directed at validation of the selected drug candidates. Discovery and development represent most of the preclinical activities in drug development.

     Initiated in 1995, the discovery services area of our business addresses the growing need among pharmaceutical and biotechnology companies to outsource the non-core aspects of their drug discovery activities. These discovery services capitalize on the technologies and relationships developed through our research model business. We currently offer four major categories of discovery services: transgenic services, research support services, infectious disease and genetic testing and contract site management.

     Transgenic Services. In this rapidly growing area of our business, we assist our customers in validating, maintaining, improving, breeding and testing models purchased or created by them for biomedical research activities. While the creation of a transgenic, knock-out or cloned model can be a critical scientific event, it is only the first step in the discovery process. Productive utilization of research models requires significant additional technical expertise. We provide transgenic breeding expertise, model characterization and colony development, genetic characterization, quarantine, embryo cryopreservation, embryo transfer, rederivation, and health and genetic monitoring. We provide these services to more than 100 laboratories around the world from pharmaceutical and biotechnology companies to hospitals and universities. We maintain nearly 300 different types of research models for our customers. We expect that the demand for our services will grow as the use of transgenic, knock-out and cloned animal models, continues to grow within the research community.

     Research Support Services. Our research support services provide advanced or specialized research model studies for our customers. These projects capitalize on our strong research model capabilities and also exploit more recently developed capabilities in protocol development, animal micro-surgery, dosing techniques, drug effectiveness testing and data management and analysis. We believe these services, particularly in oncology and cardiovascular studies, offer added value to our research customers, who rely on our extensive expertise, infrastructure and resources. We also manage under contract a genetically defined, biosecure herd of miniature swine to provide organs for human transplantation research, known as xenotransplantation.

     Infectious Disease and Genetic Testing. We assist our customers in monitoring and analyzing the health and genetics of the research models used in their research protocols. We developed this capability internally by building upon the scientific foundation created by the diagnostic laboratory needs of our research model business. Depending upon a customer's needs, we may serve as its sole source testing laboratory, or as an alternative source supporting its internal laboratory capabilities. We believe that the continued growth in development and utilization of transgenic, knock-out and cloned models will drive our future growth as the reference laboratory of choice for genetic testing of special models.

     Contract Site Management. Building upon our core capabilities as a leading provider of high quality research models, we manage animal care operations on behalf of government, academic, pharmaceutical and biotechnology organizations. Increasing demand for our services reflects the growing necessity of these large institutions to outsource internal functions or activities that are not critical to the core scientific innovation and discovery process. In addition, we believe that our expertise in managing the laboratory animal environment enhances the productivity and quality of our customers' research facilities. This area leads to additional opportunities for us to provide other products and services to our customers. Site management does not require us to make any incremental investment, thereby generating a particularly strong return.

     Development Services

     Our development services enable our customers to outsource their non-core drug development activities to us. These activities are typically required for the identification of the lead compound in order to support the regulatory filings necessary to obtain FDA approval. We currently offer development services in three main areas: drug safety assessment, biotech safety testing and medical device testing.

     Drug Safety Assessment. We offer drug safety assessment services to pharmaceutical, medical device and biotechnology companies that are principally focused on conducting regulatory compliance studies producing data to support FDA submissions. These studies require highly specialized scientific capabilities. We have expertise in conducting critical developmental studies on new drug candidates and medical devices that use research models, including long- and short-term evaluations of potential new treatments for human or animal disease conditions. We have unique expertise in several areas of safety assessment and are continuously evaluating and selecting new services areas to add to our portfolio. We focus on high-end niches of this market where our scientific capabilities are strongly valued by our customers.

     Biotech Safety Testing. We provide specialized non-clinical quality control testing that is frequently outsourced by both pharmaceutical and biotechnology companies. These services allow our customers to determine if the human protein drug candidates, or the process for manufacturing those products, are essentially free of residual biological materials. The bulk of this testing work is required by the FDA for obtaining new drug approval, maintaining an FDA-licensed manufacturing capability or releasing approved products for use on patients. Our scientific staff consults with customers in the areas of process development, validation, manufacturing scale-up and biological testing. As more biotechnology drug candidates with stronger potential enter and exit the development pipeline, we expect to continue to experience strong demand for these testing services.

     Medical Device Testing. The FDA requires companies introducing medical devices to test the biocompatibility of any new materials that have not previously been approved for contact with human tissue. We provide a wide variety of medical device testing services from prototype feasibility testing to long-term GLP, or good laboratory practices, studies, primarily in large research models. These services include cardiovascular surgery, biomaterial reactivity studies, orthopedic studies and related laboratory services. We maintain state-of-the-art surgical suites where our skilled professional staff implement custom surgery protocols provided by our customers.

     In Vitro Detection Systems

     The term in vitro refers to non-animal systems for research. While we do not foresee significant replacement of animal models from the use of in vitro techniques, we believe that these techniques may offer a strong refinement or complement to animal test systems after the extended period of scientific validation is successfully completed. We intend to pursue this area to the extent alternatives become commercially viable.

     Endotoxin Detection Systems. We are a market leader in endotoxin testing, which is used to test quality control samples of injectable drugs and devices, their components and the processes under which they are manufactured, for the presence of endotoxins. Endotoxins are fever producing pathogens or compounds that are highly toxic to humans when sufficient quantities are introduced into the body. Quality control testing for endotoxin contamination by our customers is an FDA requirement for injectable drugs and devices, and the manufacture of the test kits and reagents is regulated by the FDA as a medical device. Endotoxin testing uses a processed extract from the blood of the horseshoe crab, known as limulus amebocyte lysate, or "LAL." The LAL test is the first and only major FDA-validated in vitro alternative to an animal model test. The process of extracting blood is not harmful to the crabs, which are subsequently returned to their natural ocean environment. We produce and distribute test kits, reagents, software, accessories, instruments and associated services to pharmaceutical and biotechnology companies for medical devices and other products worldwide. We have filed for a patent relating to our next generation of endotoxin testing technology.

     BioActivity Software. In the life sciences, we have an exclusive strategic alliance with Multicase, Inc. under which we offer their unique database software program. This program allows researchers to evaluate the potential toxicity and pharmacological activity of new chemical compounds. This program uses a proprietary artificial intelligence capability and nearly twenty years of data collected from public sources including the FDA. This in silico or software alternative to the use of research animals is in the early stages of commercialization. We expect that bioactivity software that allows researchers to more accurately predict defined outcomes for potential new drug candidates will complement rather than replace the use of research models. We plan to evaluate adding other software tools through licensing and partnerships that allow researchers to improve the efficiency and effectiveness of drug discovery and development.

     Vaccine Support Products

     Animal Health. We are the global leader for the supply of specific pathogen-free, or SPF, chickens and fertile chicken eggs. SPF chicken embryos are used by animal health companies as self-contained "bioreactors" for the manufacturing of live and killed viruses. These viruses are used as a raw material in poultry and potential human vaccine applications. The production of SPF eggs is done under biosecure conditions, similar to our research model production. We have a worldwide presence that includes several SPF egg production facilities in the United States, as well as facilities in Germany and in Australia. We have a joint venture in Mexico and a franchise in India. We also operate a specialized avian laboratory in the United States, which provides in-house testing and support services to our customers.

     Human Health. We are also applying our SPF egg technology to human vaccine markets. We have entered into an agreement with a company that is in the late stages of the FDA approval process for a nasal spray-delivered vaccine for human flu. If FDA-approved and commercially successful, this human flu vaccine may significantly increase demand for our SPF eggs.

Customers

     Our customers consist primarily of large pharmaceutical companies, including the ten largest pharmaceutical companies based on 1999 revenues, as well as biotechnology, animal health, medical device and diagnostic companies and hospitals, academic institutions and government agencies. We have many long-term, stable relationships with our customers as evidenced by the fact that all of our top 20 customers in 1990 remain our customers today.

     During 1999, in both our research models and our biomedical products and services businesses, approximately two-thirds of our sales were to pharmaceutical and biotechnology companies, and the balance were to hospitals, universities and the government. Our top 20 global customers represent only about 26% of our 1999 pro forma net sales, with no individual customer accounting for more than 3% of net sales in 1999.

Sales, Marketing and Customer Support

     We sell our products and services principally through our direct sales force. As of December 25, 1999, we had approximately 51 employees engaged in field sales, of which 30 were in the United States, 12 were in Europe and 9 were with our majority-owned joint venture in Japan. The direct sales force is supplemented by a network of international distributors for some areas of our biomedical products and services business.

     Our internal marketing groups support the field sales staff while developing and implementing programs to create close working relationships with customers in the biomedical research industry. Our web site, www.criver.com, is an effective marketing tool, and has become recognized as a valuable resource in the laboratory animal field by a broad spectrum of industry leaders, recording over 400,000 hits each month. Our website is not incorporated by reference in this prospectus.

     We maintain both a customer service and technical assistance departments, which services our customers' routine and more specialized needs. We frequently assist our customers in solving problems related to animal husbandry, health and genetics, biosecurity, protocol development and other areas in which our expertise is recognized as a valuable customer resource.

Research and Development

     We do not maintain a fully dedicated research and development staff. Rather, this work is done on an individual project basis or through collaborations with universities or other institutions. Our annual dedicated research and development spending was $1.4 million in 1997, $1.4 million in 1998 and $0.5 million in 1999. Our approach to developing new products or services is to extend our base technologies into new applications and fields, and to license or acquire technologies to serve as a platform for the development of new businesses that service our existing customer base. Our research and development focus is principally on developing projects that improve our productivity or processes.

Industry Support and Animal Welfare

     Among the shared values of our employees is a concern for and commitment to animal welfare. We have been in the forefront of animal welfare improvements in our industry, and continue to demonstrate our commitment with special recognition programs for employees who demonstrate an extraordinary commitment in this critical area of our business.

     We support a wide variety of organizations and individuals working to further animal welfare as well as the interests of the biomedical research community. We fund internships in laboratory animal medicine, provide financial support to non-profit institutions that educate the public about the benefits of animal research, and provide awards and prizes to outstanding leaders in the laboratory animal medicine field. One of our businesses dedicates a portion of its net sales, through a royalty, to support similar programs and initiatives.

Employees

     As of December 25, 1999, we had approximately 2,212 employees, including nearly 100 science professionals with advanced degrees including DVMs, PhDs and MDs. Our employees are not unionized in the United States, though we are unionized in some European locales, consistent with local custom for our industry. We believe that we have a good relationship with our employees.

Competition

     Our strategy is to be the leader in each of the markets in which we participate. Our competitors are generally different in each of our business and geographic areas.

     In our research models business division, our main competitors include three smaller competitors in North America, several smaller ones in Europe, and two smaller ones in Japan. Of our main United States competitors, two are privately held businesses and the third is a government-financed non-profit institution. We believe that none of our competitors for research models has our comparable global reach, financial strength, breadth of product and services offerings and pharmaceutical and biotechnology industry relationships.

     We have many competitors in our biomedical products and services business division. A few of our competitors in our biomedical products and services business are larger than we are; however, many are smaller and more regionalized. We have a small relative share in the biotech safety testing market, where the market leader is a well-established company, and in medical device testing, where there are many larger competitors.

     We generally compete on the basis of quality, reputation, and availability, which is supported by our international presence with strategically located facilities.

Environmental Matters; Legal Proceedings

     Our operations and properties are subject to extensive foreign and federal, state and local environmental protection and health and safety laws and regulations. These laws and regulations govern, among other things, the generation, storage, handling, use and transportation of hazardous materials and the handling and disposal of hazardous and biohazardous waste generated at our facilities. Under such laws and regulations, we are required to obtain permits from governmental authorities for some of our operations. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. Under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites. As a result of disputes with federal, state and local authorities and private environmental groups regarding damage to mangrove plants on two islands in the Florida Keys, we agreed to refoliate the islands at our cost. Although we have not been able to completely replant, principally due to the presence of a free range animal population and storms, we believe that the cost of refoliation will not have a material adverse effect on our business.

     Although we believe that our costs of complying with current and future environmental laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not materially adversely affect our business, results of operations or financial condition, we cannot assure you that they will not do so.

     We are not a party to any other material legal proceedings, other than ordinary routine litigation incidental to our business, which is not otherwise material to our business or financial condition.

Regulatory Matters

     The Animal Welfare Act governs the treatment of particular species intended for use in research. The AWA imposes a wide variety of specific regulations on producers and users of these species, most notably cage size, shipping conditions and environmental enrichment methods. We comply with licensing and registration requirement standards set by the USDA for handling regulated species, including breeding, maintenance and transportation. However, rats, mice and chickens are not currently regulated under the AWA. As a result, most of our United States small animal research model activities and our vaccine support services operations are not subject to regulation under the AWA. The USDA, which enforces the AWA, is presently considering changing the regulations issued under the AWA, in light of judicial action, to include rats, mice and chickens within its coverage. Our animal production facilities in the United States are accredited by a highly regarded member association known as AAALAC, which maintains standards that often exceed those of the USDA.

     Our biomedical products and services business is also generally regulated by the USDA, and in the case of our endotoxin detection systems, the FDA. Our manufacture of test kits and reagents for endotoxin testing is subject to regulation by the FDA, under the authority of the Federal Food, Drug, and Cosmetic Act. We are required to register with the FDA as a device manufacturer and are subject to inspection on a routine basis for compliance with the FDA's Quality System Regulations and Good Manufacturing Practices. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to manufacturing, testing and control activities. Last year, we received a "warning letter" from the FDA for quality control deficiencies with regard to our Charleston, South Carolina facility. We believe we have taken all of the necessary steps to meet the FDA's requirements. See "Risk Factors--We must comply with many federal, state and local rules and regulations."

Properties

     The following charts provide summary information on our properties. The first chart lists the sites we own, and the second chart the sites we lease. Most of our material leases expire from 2000 to 2005.

                                  Sites--Owned

         Country               No. of Sites      Total Square Feet            Principal Functions
         -------               ------------      -----------------            -------------------
Belgium...................          1                  16,140                 Office, Production
Canada....................          1                  64,929           Office, Production, Laboratory
China.....................          1                  10,000           Office, Production, Laboratory
France....................          4                 373,214           Office, Production, Laboratory
Germany...................          3                 122,314           Office, Production, Laboratory
Italy.....................          1                  36,677           Office, Production, Laboratory
Japan.....................          2                  88,511           Office, Production, Laboratory
Netherlands...............          1                   6,502                    Sales Office
United Kingdom............          2                  67,331           Office, Production, Laboratory
United States.............          17                732,980           Office, Production, Laboratory
                                    --              ---------
Total.....................          33              1,518,598
                                    ==              =========


                                 Sites--Leased

Country                       No. of Sites       Total Square Feet           Principal Functions
-------                       ------------       -----------------           -------------------
Australia.................          1                   9,787                Office, Production
Czech Republic............          1                  23,704           Office, Production, Laboratory
Hungary...................          1                   4,681           Office, Production, Laboratory
Japan.....................          2                  23,552           Office, Production, Laboratory
Spain.....................          1                   3,228                    Sales Office
Sweden....................          1                   8,070                    Sales Office
United States.............          14                270,695           Office, Production, Laboratory
                                    --                -------
Total.....................          21                343,717
                              ==============          =======

                                   MANAGEMENT

     The following table sets forth the name, age and position of each of our executive officers, key members of management, and directors.

Name                     Age  Position
----------------------   ---  --------
James C. Foster          49   Chairman, Chief Executive Officer, President and
                              Director
Thomas F. Ackerman       45   Senior Vice President and Chief Financial Officer
David P. Johst           37   Senior Vice President, Human Resources and
                              Administration
Real H. Renaud           52   Senior Vice President and General Manager,
                              European and North American Animal Operations
Dennis R. Shaughnessy    42   Senior Vice President, Corporate Development,
                              General Counsel and Secretary
Julia D. Palm            52   Vice President and General Manager, Biomedical
                              Products and Services
Robert Cawthorn          64   Director
Stephen D. Chubb         56   Director
Thompson Dean            42   Director
Stephen C. McCluski      47   Director
Reid S. Perper           40   Director
Douglas E. Rogers        45   Director
Samuel O. Thier          63   Director
William Waltrip          62   Director
Henry Wendt III          66   Director

     James C. Foster joined us in 1976 as General Counsel. Over the past 24 years, Mr. Foster has held various staff and managerial positions, with Mr. Foster being named our President in 1991, our Chief Executive Officer in 1992 and our Chairman in 2000. Mr. Foster also serves on the Board of Directors of BioTransplant, Inc. Mr. Foster received a B.A. from Lake Forest College, a M.S. from the Sloan School of Management at the Massachusetts Institute of Technology, and a J.D. from Boston University School of Law.

     Thomas F. Ackerman joined us in 1988 with over eleven years of combined public accounting and international finance experience. He was named Controller, North America in 1992 and became our Vice President and Chief Financial Officer in 1996. In 1999, he was named a Senior Vice President. He is currently responsible for overseeing our Accounting and Finance Department, as well as our Information Technology Group. Prior to joining us, Mr. Ackerman was an accountant at Arthur Anderson & Co. Mr. Ackerman received a B.S. in Accounting from the University of Massachusetts and is a certified public accountant.

     David P. Johst joined us in 1991 as Corporate Counsel and was named Vice President, Human Resources in 1995. He became Vice President, Human Resources Administration in 1996, and a Senior Vice President in 1999. He is responsible for overseeing our Human Resources Department, as well as several other corporate staff departments. He also serves as our counsel on labor relations matters. Prior to joining us, Mr. Johst was a corporate associate at Boston's Hale and Dorr. Mr. Johst is a graduate of Dartmouth College, holds an M.B.A. from Northeastern University and received his J.D. from Harvard Law School.

     Real H. Renaud joined us in 1964 and has 35 years of small animal production and related management experience. In 1986, Mr. Renaud became our Vice President of Production, with responsibility for overseeing our North American small animal operations, and was named Vice President, Worldwide Production in 1990. Mr. Renaud became Vice President and General Manager, European and North American Animal Operations in 1996, following a two-year European assignment during which he provided direct oversight to our European operations. In 1999 he became a Senior Vice President. Mr. Renaud attended Columbia University's executive education program, and has also studied at the Lyon Veterinary School and the Montreal Business School.

     Dennis R. Shaughnessy joined us in 1988 as Corporate Counsel and was named Vice President, Business Affairs in 1991. He became Vice President, Corporate Development and General Counsel in 1994 and is responsible for overseeing our business development initiatives on a worldwide basis, as well as handling our overall legal affairs. He became a Senior Vice President in 1999. Mr. Shaughnessy also serves as our Corporate Secretary. Prior to joining us, Mr. Shaughnessy was a corporate associate at Boston's Testa, Hurwitz & Thibeault and previously served in government policy positions. Mr. Shaughnessy has a B.A. from The Pennsylvania State University, an MS from The University of Michigan, an M.B.A. from Northeastern University, and a J.D. from The University of Maryland School of Law.

     Julia D. Palm joined us in 1995 with nearly 20 years of management and marketing experience in the medical device and biotechnology industries. Prior to joining us, she held various marketing positions with Becton Dickinson, National Medical Care and W.R. Grace, and served as President of W.R. Grace's Amicon Division immediately prior to joining us. Ms. Palm has responsibility for overseeing a portfolio of most of our biomedical products and services companies on a worldwide basis. Ms. Palm holds a B.A. in Biology from Denison University, and an M.B.A. from Farleigh Dickinson University.

     Robert Cawthorn is an independent consultant to Global Health Care Partners, a group of DLJ Merchant Banking, Inc., having been a Managing Director from 1997 to 1999. Mr. Cawthorn was Chief Executive Officer and Chairman of Rhone-Poulenc Rorer Inc. until May 1996. Further, he previously served as an Executive Officer of Pfizer International and was the first President of Biogen Inc. Mr. Cawthorn also serves as Chairman of Actelion Pharmaceuticals Ltd., H(2)O Technologies, Pharbit Technologies and Pure Energy Corporation.

   Stephen D. Chubb has been Chairman, Director and Chief Executive Officer of Matritech, Inc. since its inception in 1987. Previously, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Company. Mr. Chubb serves as a director of i-Stat Corporation and CompuCyte Corp.

     Thompson Dean has been a Managing Partner of DLJ Merchant Banking, Inc. since November 1996. Previously, Mr. Dean was a Managing Director of DLJ Merchant Banking, Inc. and its predecessor since January 1992. Mr. Dean serves as a director of Von Hoffmann Press, Inc., Manufacturer's Services Limited, Phase Metrics, Inc., AKI Holdings Corp., Amatek Ltd., DeCrane Aircraft Holdings Inc., Insilco Holding Corporation, Formica Corporation and Mueller Group, Inc.

     Stephen C. McCluski has been Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated since 1995. Previously, Mr. McCluski served as Vice President and Controller of Bausch & Lomb Incorporated and President of Outlook Eyewear Company.

     Reid S. Perper has been a Managing Director of DLJ Merchant Banking, Inc. since January 2000. Mr. Perper was a Principal of DLJ Merchant Banking, Inc. from 1996 to January 2000 and a Vice President from 1993 to 1996. Mr. Perper was formerly a director of IVAC Holdings, Inc. and Fiberite Holdings, Inc.

     Douglas E. Rogers has been a Managing Director of Global Health Care Partners since 1996. Previously, Mr. Rogers was Vice President at Kidder Peabody & Co., Senior Vice President at Lehman Brothers, and head of U.S. Investment Banking at Baring Brothers. Mr. Rogers serves as a director of Computerized Medical Systems, Inc. and Wilson Greatbatch Ltd.

     Samuel O. Thier has been Chief Executive Officer of Partners HealthCare System, Inc. since July 1996 and President of Partners HealthCare System since 1994. Previously, he served as President of The Massachusetts General Hospital from 1994 through 1997. He has served as President of the American Federation of Clinical Research and Chairman of the American Board of Internal Medicine, and he is a Fellow of the American Academy of Arts and Sciences. He is a director of Fleet Financial Group and Merck & Co., Inc.

     William Waltrip has been a director of Bausch & Lomb Incorporated since 1985, and Chairman of the Board of Directors of Technology Solutions Company since 1993. Previously, Mr. Waltrip served as Chairman and Chief Executive Officer of Bausch & Lomb Incorporated, as Chief Executive Officer of Technology Solutions Company, as Chairman and Chief Executive Officer of Biggers Brothers, Inc., and as Chief Operating Officer of IU International Corporation. He was also previously President and Chief Executive Officer and a director of Purolator

Courier Corporation. He is a director of Teachers Insurance and Annuity Association and Thomas & Betts Corporation and Technology Solutions Company.

     Henry Wendt III has been the Chairman of Global Health Care Partners since 1996. Previously, Mr. Wendt was Chairman of SmithKline Beecham Corporation and President and Chief Executive Officer of SmithKline Beckman Corp. prior to its merger with Beecham and served as founder and First Chairman of Pharmaceutical Partners for Better Health Care. Mr. Wendt serves as a director of Allergen, Inc., Atlantic Richfield Company, Computerized Medical Systems, The Egypt Investment Company, West Marine Products and Wilson Greatbatch Ltd.

     Each of our directors serves until the next annual meeting of stockholders and until a successor is duly elected and qualified or until his earlier death, resignation or removal. All members of our board of directors were elected pursuant to an investors' agreement that was entered into in connection with the recapitalization. See "Relationships and Transactions with Related Parties
- Investors' Agreement." There are no family relationships between any of our directors or executive officers. Our executive officers are elected by, and serve at the discretion of, the board of directors.

Committees of the Board of Directors

     Our board of directors has an audit committee and a compensation committee. The board may also establish other committees to assist in the discharge of its responsibilities.

     The audit committee makes recommendations to the board of directors regarding the independent accountants to be nominated for election by the stockholders and reviews the independence of such accountants, approves the scope of the annual audit activities of the independent accountants, approves the audit fee payable to the independent accountants and reviews such audit results with the independent accountants. The audit committee is currently comprised of Messrs. Chubb, Thier and Waltrip. PricewaterhouseCoopers LLP presently serves as our independent accountants.

     The duties of the compensation committee are to provide a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on compensation of all of our officers and adopting and changing major compensation policies and practices, and reports its recommendations to the whole board of directors for approval and authorization. The compensation committee also administers our stock plans. The compensation committee is currently comprised of Messrs. Cawthorn, Dean, Waltrip and Wendt.

                             EXECUTIVE COMPENSATION

   The following table sets forth information concerning the compensation for the years ended December 25, 1999 and December 26, 1998 for our chief executive officer and our four other most highly compensated executive officers at the end of our last fiscal year. We collectively refer to these executive officers throughout this section as our named executive officers.

                          Summary Compensation Table

                                                                              Long-Term Compensastion
                                                                                       Awards
                                                                              -----------------------
                                 Annual Compensation                          Restricted   Securities
                               ------------------------      Other Annual       Stock      Underlying    All Other
Name and Principal Position    Year    Salary     Bonus     Compensation(1)    Award(s)      Options    Compensation
----------------------------------------------------------------------------------------------------------------------
James C. Foster............    1999   $324,727   $790,001      $355,357            --         290,000     $135,200(2)
 Chairman, President and       1998    308,700    230,705(3)     33,717         4,500          19,000      171,268(4)
 Chief Executive Officer
Real H. Renaud.............    1999    224,475    236,391       100,647            --          85,000       42,252(5)
 Senior Vice President and     1998    212,000     99,814        21,559            --           4,200       43,275(6)
 General Manager, European
 and North American Animal
 Operations
Dennis R. Shaughnessy......    1999    176,239    290,542       338,113(7)         --          69,872       61,057(8)
 Senior Vice President,        1998    167,800     79,898        21,968            --           4,200       60,088(9)
 Corporate Development,
 General Counsel and
 Secretary
David P. Johst.............    1999    154,209    238,767        84,569            --          65,000       60,003(10)
 Senior Vice President,        1998    146,800     69,911        11,689            --           4,200       58,182(11)
 Human Resources and
 Administration
Thomas F. Ackerman.........    1999    141,621    245,954        92,574            --          65,000       38,200(12)
 Senior Vice President and     1998    135,000     64,378        10,670            --           3,600       38,200(13)
 Chief Financial Officer

---------
(1) Amounts in this column for 1999 include contractual payments made by B&L to the named executive officers in lieu of accelerating their unvested B&L options upon the closing of the recapitalization.

(2) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($132,000) and Employee Savings Plan ($3,200).

(3) Includes $12,000 paid to Mr. Foster under B&L's Long Term Incentive Plan during 1998.

(4) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan, EVA Long-Term Incentive Plan ($168,068) and Employee Savings Plan ($3,200).

(5) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($39,052) and Employee Savings Plan ($3,200).

(6) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($40,075) and Employee Savings Plan ($3,200).

(7) Includes contractual payment made by B&L in lieu of accelerating unvested options ($70,616) and lump-sum payment ($253,000) made in return for relinquishment of right to participate in the executive Supplemental Life Insurance Retirement Plan.

(8) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($57,857) and Employee Savings Plan ($3,200).

(9) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($57,956) and Employee Savings Plan ($2,132).

(10) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($56,803) and Employee Savings Plan ($3,200).

(11) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($54,982) and Employee Savings Plan ($3,200).

(12) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($35,000) and Employee Savings Plan ($3,200).

(13) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan ($35,000) and Employee Savings Plan ($3,200).

Stock Options

     The following table presents material information regarding options to acquire shares of our common stock granted to our named executive officers in 1999. No options to acquire shares of B&L's common stock were granted to our executive officers in 1999.

                          Option Grants in Fiscal 1999

                                                Individual Grants(1)                      Potential Realizable
                                 ------------------------------------------------------      Value at Assumed
                                 Number of     Percent of                                 Annual Rates of Stock
                                 Securities   Total Options                                Price Appreciation
                                 Underlying    Granted to      Exercise or                 for Option Term(2)
                                  Options      Employees in    Base Price    Expiration   -----------------------
Name                             Granted(#)   Fiscal Year(5)     ($/Sh)         Date        5%($)        10%($)
-----                            ----------   --------------   -----------   ----------   ----------   ----------
James C. Foster............       290,000         32.4%          $10.27      9/29/2009    $1,871,892   $4,744,400
Real H. Renaud.............        85,000          9.5            10.27      9/29/2009       548,658    1,421,200
Dennis R. Shaughnessy......        69,872          7.8            10.27      9/29/2009       451,010    1,168,260
David P. Johst.............        65,000          7.3            10.27      9/29/2009       419,562    1,086,800
Thomas F. Ackerman.........        65,000          7.3            10.27      9/20/2009       419,562    1,086,800

---------
(1) The options granted vest either over time, on the occurrence of specified events or the achievement of specified performance goals.

(2) The value actually realized by an optionee may not be at or near the amount estimated using this model. These amounts rely on assumed future stock price movements which management believes cannot be predicted with a reliable degree of accuracy. We based these amounts on the assumption that the option holders hold the options granted for their full term.

     The following table provides material information related to the number and value of options to acquire common stock of B&L exercised during 1999 by the named executive officers and the value of options to acquire common stock of B&L and our common stock at the end of 1999. On December 23, 1999, the closing sale price of B&L common stock on NYSE was $66.25.

 Aggregated Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values

                                                             Number of Securities
                                    Shares                  Underlying Unexercised         Value of Unexercised
                                   Acquired                         Options               In-the-Money Options at
                                      on        Value         At Fiscal Year-End(#)            Year-End($)(2)
                                   Exercise    Realized    ---------------------------   ---------------------------
Name                      Company     (#)       ($)(1)     Exercisable   Unexercisable   Exercisable   Unexercisable
----                      -------  --------   ----------   -----------   -------------   -----------   -------------
James C. Foster.........    CRL         --            --            --         290,000            --
                            B&L    100,054    $2,154,389            --              --            --
Real H. Renaud..........    CRL         --            --            --          85,000            --
                            B&L     23,509       424,032            --              --            --
Dennis R. Shaughnessy...    CRL         --            --            --          69,872            --
                            B&L      5,951       122,617            --              --            --
David P. Johst..........    CRL         --            --            --          65,000            --
                            B&L     11,921       328,913            --              --            --
Thomas F. Ackerman......    CRL         --            --            --          65,000            --
                            B&L      8,164       172,226            --              --            --

---------
(1) Value realized represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. We determined the value realized without consideration for any issues or brokerage expenses which may have been owed.
(2) There was no public trading market for our common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of the assumed public offering price of $ per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

Employee Agreements and Compensation Arrangements

     We do not currently have employment agreements with any of our named executive officers.

Director Compensation

     Directors who are not our employees or who are not otherwise affiliated with us or our principal stockholders will receive $10,000 per year and $1,000 per board meeting, plus travel expenses.

Severance Plans

     In January 1999, Charles River Laboratories, Inc. adopted the 1999 Charles River Laboratories Officer Separation Plan. This plan provides for severance payments to officers of Charles River Laboratories, Inc. in the event of termination of their employment with Charles River Laboratories, Inc. under specified circumstances. The named executive officers also serve as officers of Charles River Laboratories, Inc. and are participants under the plan.

Stock Plans

     Our 1999 Management Incentive Plan provides for the grant of stock options to our employees, directors, officers and consultants. There are 926,000 shares of common stock reserved for awards under the plan. As of December 25, 1999, options to purchase 895,872 shares were outstanding under the plan.

     Prior to the offering, we intend to adopt a new stock option plan providing for grants of stock options to our employees and consultants. A total of 617,000 shares of common stock will be reserved for awards under the plan. We also intend to adopt a stock option plan for our independent directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows information regarding the beneficial ownership of our common stock as of March 31, 2000 and as adjusted to reflect the sale of the shares offered by us in this offering for:

     o each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of common stock;

     o    each director and named executive officer; and

     o    all directors and executive officers as a group.

     The address for each listed director and officer is c/o Charles River Laboratories Corp., 251 Ballardvale Street, Wilmington, MA 01887.

     We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of April , 2000, assuming that this offering occurs in that 60-day period, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder. Beneficial ownership percentage is based on 10,285,715 shares of our common stock outstanding as of April , 2000 and shares of our common stock outstanding after completion of this offering.

                                                                     Percentage of Shares
                                                                         Outstanding
                                                                     --------------------
                                                 Number of Shares     Before     After
       Name of Beneficial Owner                 Beneficially Owned   Offering   Offering
----------------------------------------------- ------------------   --------   --------
DLJ Merchant Banking Partners II, L.P. and
  related investors(1).........................    8,271,945(2)        73.6%
Bausch & Lomb Incorporated.....................    1,285,715           12.5
James C. Foster................................      320,988(3)         2.0
Real H. Renaud.................................       48,708              *
Dennis R. Shaughnessy..........................       43,838              *
David P. Johst.................................       48,708              *
Thomas F. Ackerman.............................       41,402              *
Julia D. Palm..................................       22,406              *
Robert Cawthorn(4).............................           --             --
Stephen D. Chubb...............................        9,742              *
Thompson Dean(4)...............................           --             --
Stephen C. McCluski............................           --             --
Reid S. Perper(4)..............................           --             --
Douglas E. Rogers(4)...........................           --             --
Samuel Thier...................................           --             --
William Waltrip................................        9,742              *
Henry C. Wendt(4)..............................           --             --
Officers and directors as a group..............      628,338            6.1

*Less than 1%

---------
(1) Consists of shares held directly or indirectly by the DLJMB Funds and the following related investors: DLJ Merchant Banking Partners II-A, L.P.; DLJ Investment Partners, L.P.; DLJ Offshore Partners II, C.V.; DLJ Capital Corp.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; DLJ First ESC L.P.; DLJ EAB Partners, L.P.; DLJ ESC II, L.P., DLJ Investment Funding, Inc., Sprout Capital VIII, L.P. and Sprout Venture Capital, L.P. See "Certain Relationships and Related Party Transactions." The address of each of these investors is 277 Park

     Avenue, New York, New York 10172, except the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(2)  Includes 874,451 shares underlying currently exercisable warrants.

(3) Shares shown for Mr. Foster include 116,413 attributed to him by relation, as to which he disclaims beneficial ownership.

(4) Messrs. Cawthorn, Dean, Perper, Rogers and Wendt are officers of DLJ Merchant Banking, Inc., an affiliate of the DLJMB Funds. Shares shown for Messrs. Cawthorn, Dean, Perper, Rogers and Wendt exclude shares shown as held by the DLJMB Funds, as to which they disclaim beneficial ownership. The address of each of these investors is 277 Park Avenue, New York, New York 10172.

              RELATIONSHIPS AND TRANSACTIONS WITH RELATED PARTIES

Financial Advisory Fees and Agreements

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ Securities Corporation"), an affiliate of the DLJMB Funds, received customary fees and expense reimbursement for its services as financial advisor for the recapitalization and as the initial purchaser of the senior subordinated notes. DLJ Capital Funding, an affiliate of the DLJMB Funds, received customary fees and reimbursement of expenses in connection with the arrangement and syndication of our credit facility and as a lender thereunder. The aggregate amount of all fees paid to the DLJ entities in connection with the recapitalization and the related financing was approximately $13.2 million plus out-of-pocket expenses. DLJ Securities Corporation is acting as a managing underwriter in this offering and will receive the fees and expense reimbursement described under "Underwriting" for its services.

     Under the investors' agreement described below, for a period of five years from the date of the investors' agreement, we have agreed to engage DLJ Securities Corporation or its affiliates as our exclusive financial and investment banking advisor. We expect that DLJ Securities Corporation or such affiliate will receive customary fees for such services rendered and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection with any such engagement. We expect that any such arrangement will include provisions for the indemnification of DLJ Securities Corporation against some liabilities, including liabilities under the federal securities laws.

CRL Acquisition LLC

     CRL Acquisition LLC's only asset is its investment in our common stock. CRL Acquisition LLC, the DLJMB Funds, management and other investors are parties to an operating agreement in connection with the recapitalization. The operating agreement provides, among other things, that any person acquiring limited liability company units of CRL Acquisition LLC who is required by the operating agreement or by any other agreement or plan of CRL Acquisition LLC to become a party to the operating agreement will execute an agreement to be bound by the operating agreement.

     The terms of the operating agreement restrict transfers of the limited liability company units of CRL Acquisition LLC by some investors or management and some future limited liability company unit holders parties thereto. The agreement provides for, among other things:

     o the ability of the other limited liability company unit holders to participate in particular sales of units of CRL Acquisition LLC by the DLJMB Funds; and

     o the ability of the DLJMB Funds to require the other limited liability company unit holders to sell limited liability company units of CRL Acquisition LLC in particular circumstances should the DLJMB Funds choose to sell any such units owned by them.

     The operating agreement also provides that the DLJMB Funds have the right to appoint the three members of the board of directors of CRL Acquisition LLC, including the chairman.

     Prior to this offering, our current stockholders, including CRL Acquisition LLC, will transfer all of their shares to us in exchange for newly issued shares of our common stock. Each old share will be exchanged for new shares of our common stock. After receiving its newly-issued shares, CRL Acquisition LLC will distribute a substantial portion of these shares to its limited liability company unit holders.

Investors' Agreement

     Our company, CRL Acquisition LLC, CRL Holdings, Inc. (a subsidiary of B&L), management and other of our investors are parties to an investors' agreement in connection with the recapitalization. The investors' agreement provides, among other things, that any person acquiring shares of our common stock who is required by the investors' agreement or by any other agreement or plan of our company to become a party to the investors' agreement will execute an agreement to be bound by the investors' agreement.

     The terms of the investors' agreement restrict transfers of the shares of our common stock by CRL Holdings Inc., management and some other investors and some future shareholders. The agreement provides for, among other things:

     o the ability of some shareholders to participate in particular sales of our shares;

     o the ability of DLJMB Funds or CRL Acquisition LLC to require the other shareholders to sell shares of our common stock held by them in particular circumstances if the DLJMB Funds or CRL Acquisition LLC choose to sell shares owned by them;

     o some registration rights with respect to shares of our common stock, including rights to indemnification against some liabilities, including liabilities under the Securities Act;

     o the right of CRL Holdings Inc. to sell us all of our common stock acquired by it as of the closing date of the recapitalization which will terminate on the occurrence of this offering; and

     o pre-emptive rights of all the parties, other than CRL Acquisition LLC and its permitted transferees, to acquire its pre-emptive portion of our common stock in particular instances when we propose to issue common stock.

     The investors' agreement also provides that DLJ Merchant Banking Partners II, L.P. has the right to appoint seven members of our board of directors, including the chairman. The investors' agreement also provides that B&L CRL, Inc. has the right to appoint one director and that the chief executive officer appointed by the board also will serve as a director.

Transactions with Officers and Directors

     In connection with the recapitalization, some of our officers purchased units of CRL Acquisition LLC, some of whom also borrowed funds up to a maximum aggregate amount of $1.3 million from DLJ Inc. secured by their units. James C. Foster borrowed $300,000 and each of Real H. Renaud, Thomas F. Ackerman and Dennis R. Shaughnessy borrowed approximately $200,000. Two weeks after the consummation of the recapitalization, the loans matured and were repaid by the officers. Following the repayment, the officers borrowed the following amounts from us: Mr. Foster ($300,000), Mr. Renaud ($150,000), Mr. Shaughnessy ($175,000) and Mr. Ackerman ($175,000). The loans mature in ten years and interest accrues at 6.75%, the applicable federal rate. Each loan is secured by units in CRL Acquisition LLC held by the borrower. Any after-tax proceeds from the sale of such equity and options by each officer will be used to pay down his loan until it is repaid in full. Each note accelerates upon the termination of the borrower's employment with us for any reason.

                          DESCRIPTION OF CAPITAL STOCK

General Matters

     Upon completion of this offering, the total amount of our authorized
capital stock will consist of         shares of common stock, $.01 par value
per share, and        shares of preferred stock to be issued from time to time
in one or more series, with such designations, powers, preferences, rights, qualifications, limitations and restrictions as our board of directors may determine. As of December 25, 1999, we had outstanding 10,285,715 shares of common stock and no shares of preferred stock.

     After giving effect to this offering, we will have        shares of common
stock (        shares if the underwriters' over-allotment option is exercised in full) and no other shares of any series of preferred stock outstanding. As
of       , 2000, we had        stockholders of record with respect to our
common stock and outstanding options to purchase 895,872 shares of our common stock, of which none were currently exercisable. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our restated certificate of incorporation and our amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

     The restated certificate and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

Common Stock

     The issued and outstanding shares of common stock are, and the shares of common stock to be issued by us in connection with the offering will be, validly issued, fully paid and nonassessable. Holders of our common stock are entitled to share equally, share for share, if dividends are declared on our common stock, whether payable in cash, property or our securities. The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share equally, share for share, in our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or the restated certificate, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

     We have applied to have our common stock approved for quotation on the New York Stock Exchange under the symbol "CRL."

Preferred Stock

     Shares of preferred stock of any one series shall be identical with each other in all respects except as to the dates from which dividends shall accrue or be cumulative. On all matters with respect to which holders of the preferred stock are entitled to vote as a single class, each holder of preferred stock with such voting right shall be entitled to one vote for each share held. Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

     We have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

Warrants

     We have outstanding warrants to purchase 591,366 shares of common stock at an exercise price of $10.00 per share, subject to customary antidilution adjustment. The warrants will be exercisable at any time on or after October 21, 2001. Unless exercised, the warrants will automatically expire at 5:00 p.m., New York City time, on October 1, 2009.

     We also have outstanding warrants to purchase 950,240 shares of common stock at an exercise price of not less than $0.01 per share subject to customary antidilution provisions (which differ in some respects from those contained in the above warrants) and other customary terms. These warrants will be exercisable at any time prior to 5:00 p.m., New York City time, on April 1, 2010. The DLJMB Funds are entitled to particular registration rights related to these warrants.

Registration Rights

     Pursuant to the Investors' Agreement, we have granted holders of approximately 7.4 million shares of our common stock demand registration rights to cause us to file a registration statement under the Securities Act covering resales of their shares. We also have granted holders of approximately 10.3 million shares of our common stock "piggyback" registration rights to include their shares in a registration of securities by us, subject to the right of the managing underwriter of the offering to exclude some or all of the shares if and to the extent their inclusion would adversely affect the marketing of the shares being offered by us. We have agreed to indemnify all holders whose shares are registered pursuant to exercise of these rights against specified liabilities, including liabilities under the Securities Act, and to pay their expenses in connection with these registrations. All holders of registration rights have agreed not to exercise them in connection with and during the 180 days following this offering.

Provisions of Delaware Law Governing Business Combinations

     Following the consummation of this offering, we will be subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless:

     o the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

     o upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

Limitations on Liability and Indemnification of Officers and Directors

     Our restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by such law. We expect to enter into indemnification agreements with our current directors and executive officers prior to the completion of the offering and expect to enter into a similar agreement with any new directors or executive officers. We expect to obtain director's and officer's insurance prior to the completion of this offering.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is State Street Bank and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. Furthermore, because no shares will be available for sale shortly after this offering due to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

     In connection with this offering, our existing officers and directors and
persons who will own an aggregate of        shares of our common stock after
this offering, have agreed with the underwriters that, subject to exceptions, they will not sell or dispose of any of their shares for 180 days after the date of this prospectus. Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such restrictions. The shares of common stock outstanding upon closing of this offering will be available for sale in the public market as follows:

  Approximate
Number of Shares                             Description
----------------                             -----------
                   After the date of this prospectus, freely tradable shares
                     sold in this offering.
                   After 180 days from the date of this prospectus, the lock-up period will expire and these shares will be saleable under
                     Rule 144 (subject, in some cases, to volume limitations).
                   After one year from the date of this prospectus, these shares will be saleable under Rule 144 (subject, in some cases, to volume limitations).
                   After two years from the date of this prospectus, these
                     shares will be saleable under Rule 144 without limitations as to volume.

Lock-up Agreements

     We, our executive officers, directors, all of our existing stockholders and optionholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, except, in the case of our company, for the shares of common stock to be issued in connection with the offering or pursuant to employee benefit plans existing on the date of this prospectus or sales or dispositions to our company, permitted transfers to related parties that agree to be bound by the foregoing restrictions, and permitted sales of shares acquired in the open market following the completion of the offering.

Rule 144

     In general, under Rule 144 as currently in effect, beginning ninety (90) days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date whose shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     o    one percent of the number of shares of common stock then outstanding,
          which will equal approximately        shares immediately after this
          offering; or

     o the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

     Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date such shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements or otherwise, those shares may be sold immediately upon the completion of this offering.

Rule 701

     In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares ninety (90) days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

     No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

Stock Plans

     We intend to file a registration statement under the Securities Act covering 1,543,000 shares of common stock reserved for issuance under our stock option plan and our management incentive plan. This registration statement is expected to be filed as soon as practicable after the effective date of this offering.

     As of March 31, 2000, there are options to purchase 895,872 shares outstanding under our management incentive plan. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements and the Investors' Agreement.

              CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                   NON-UNITED STATES HOLDERS OF COMMON STOCK

     The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. In general, a non-U.S. holder is:

     o    an individual who is a nonresident alien of the U.S.;

     o a corporation or other entity taxed as a corporation organized or created under non-U.S. law;

     o    an estate that is not taxable in the U.S. on its worldwide income; or

     o a trust that is either not subject to primary supervision over its administration by a U.S. court or not subject to the control of a U.S. person with respect to substantial trust decisions.

     If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common stock, we suggest that you consult your tax advisor.

     If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal income tax as if they were U. S. citizens.

     This discussion is based on the Internal Revenue Code of 1986, as amended, or Code, and administrative interpretations of the Code as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect.

     This discussion does not address all aspects of U.S. federal taxation, and in particular is limited in the ways that follow:

     o the discussion assumes that you hold your common stock as a capital asset (that is, for investment purposes), and that you do not have a special tax status.

     o the discussion does not consider tax consequences that depend upon your particular tax situation in addition to your ownership of the common stock.

     o the discussion does not consider special tax provisions that may be applicable to you if you have relinquished U.S. citizenship or residence.

     o the discussion is based on current law. Changes in the law may change the tax treatment of the common stock, possibly on a retroactive basis.

     o    the discussion does not cover state, local or foreign law, and

     o we have not requested a ruling from the Internal Revenue Service ("IRS") on the tax consequences of owning the common stock. As a result, the IRS could disagree with portions of this discussion.

     Each prospective purchaser of common stock is advised to consult a tax advisor with respect to current and possible future tax consequences of purchasing, owning and disposing of our common stock as well as any tax consequences that may arise under the laws of any United States state, municipality or other taxing jurisdiction.

Distributions

     Distributions paid on the shares of common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distributions exceeds our current or accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of your basis in the shares of common stock, causing a reduction in the adjusted basis of the common stock, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a disposition of the common stock (as discussed below).

     Subject to the discussion below, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. Under current U.S. Treasury regulations, for purposes of withholding and of determining the applicability of a tax treaty rate, dividends paid before January 1, 2001, to an address outside the United States are presumed to be paid to a resident of the country of address, unless the payor has knowledge to the contrary. However, U.S. Treasury regulations applicable to dividends paid after December 31, 2000, eliminate this presumption, subject to certain transition rules.

     For dividends paid after December 31, 2000, unless non-U.S. holders comply with certain IRS certification or documentary evidence procedures, they generally will be subject to U.S. backup withholding tax at a 31% rate under the backup withholding rules described below, rather than at the 30% or reduced tax treaty rate. The certification requirement may be fulfilled by providing IRS Form W-8BEN or W-8ECI. You should consult your own tax advisor concerning the effect, if any, of the rules affecting post-December 31, 2000 dividends on your possible investment in common stock.

     The withholding tax does not apply to dividends paid to a non-U.S. holder that provides a Form 4224 or, after December 31, 2000, a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends generally will be subject to regular U.S. income tax as if the non-U.S. holders were a U.S. resident. If the non-U.S. holder is eligible for the benefits of a tax treaty between the U.S. and the holder's country of residence, any effectively connected income will be subject to U.S. federal income tax only if it is attributable to a permanent establishment in the U.S. maintained by the holder. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

     You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund along with the required information with the IRS.

Gain on Disposition of Common Stock

     A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

     o the gain is effectively connected with the trade or business of the non-U.S. holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the U.S. maintained by such holder;

     o in the case of certain non-U.S. holders who are non-resident alien individuals and hold the common stock as a capital asset, the individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain conditions are met; or

     o we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or during the non-U.S. holder's holding period, whichever period is shorter.

     The tax relating to stock in a U.S. real property holding corporation does not apply to a non-U.S. holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock of a U.S. real property holding corporation, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We may be, or may prior to a non-U.S. holder's disposition of common stock become, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

     We must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the non-U.S. holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. Dividends paid on or before December 31, 2000, at an address outside the United States are not subject to backup withholding, unless the payor has knowledge that the payee is a U.S. person. However, a non-U.S. holder will be required to certify its non-U.S. status in order to avoid backup withholding at a 31% rate on dividends paid after December 31, 2000, or dividends paid on or before that date at an address inside the United States.

     U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker.

     However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is:

     o    a U.S. person;

     o a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

     o    a controlled foreign corporation as defined in the Code; or

     o a foreign partnership with certain U.S. connections (for payments made after December 31, 2000).

Information reporting requirements will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

     A non-U.S. holder will be required to certify its non-U.S. status, in order to avoid information reporting and backup withholding at a 31% rate on disposition proceeds, where the transaction is effected by or through a U.S. office of a broker.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

Federal Estate Tax

     An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF COMMON STOCK BY NON-U.S. HOLDERS. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND ANY APPLICABLE INCOME OR ESTATE TAX TREATIES.

                                 UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc., ING Barings LLC, SG Cowen Securities Corporation, U.S. Bancorp Piper Jaffray Inc. and DLJdirect Inc. (the "Representatives"), have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below at the initial public offering price less the underwriting fees set forth on the cover page of this prospectus.

     Underwriters:                                             Number of Shares
     ------------                                              ----------------
     Donaldson, Lufkin & Jenrette Securities Corporation.....
     Lehman Brothers Inc. ...................................
     ING Barings LLC ........................................
     SG Cowen Securities Corporation ........................
     U.S. Bancorp Piper Jaffray Inc. ........................
     DLJdirect Inc. .........................................
                                                               ----------------
     Total .................................................
                                                               ================

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to other specified conditions. The underwriters are obligated to purchase and accept delivery of all the shares (other than those shares covered by the over-allotment option described below) if they purchase any of the shares.

     The underwriters initially propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less
a concession not in excess of $       per share. The underwriters may allow,
and such dealers may re-allow, a concession not in excess of $       per share
on sales to other dealers. After the initial offering of the shares to the public, the Representatives may change the public offering price and such concessions at any time without notice.

     We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in
part, up to          additional shares at the public offering price less the
underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to specified conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                          No Exercise       Full Exercise
                          -----------       -------------
Per Share.............    $                 $
Total.................    $                 $

     We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

     The underwriters have reserved for sale, at the initial public offering
price,        shares of the common stock for employees, directors, customers, suppliers and other persons associated with us who have expressed an interest in purchasing such shares of common stock in this offering. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

     We estimate that expenses of the offering will total $          .

     We, our shareholders and our executive officers and directors who are holders of our common stock have agreed that, subject to some exceptions for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

     o offer, pledge, sell, contract to sell, sell any option or contract to purchase, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

     o purchase any option or contract to sell any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

     o grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     o enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock or any securities convertible into or exercisable or exchangeable for common stock (regardless of whether any of the transactions described above is to be settled by the delivery of common stock, or such other securities, in cash or otherwise).

     In addition, during such period, we also have agreed not to file any registration statement with respect to, and each of our executive officers and directors and several of our shareholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     We have applied for listing of our common stock on the New York Stock Exchange under the symbol "CRL."

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot this offering, thereby creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. The activities may stabilize or maintain the market price above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     DLJ Capital Funding (an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation) acted as sole lead arranger and syndication agent under our credit facility and has received fees pursuant to the credit facility customary to performing such services.

     The DLJ Merchant Banking Partners II, L.P. and certain of its affiliated funds and entities, including the Sprout Group and DLJ Investment Partners, L.P., all of which are affiliates of Donaldson, Lufkin & Jenrette Securities

Corporation, control us through their ownership of our securities. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Party Transactions."

     As stated above, affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, control our company through their security ownership. Under the provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("Rule 2720"), when an NASD member such as Donaldson, Lufkin & Jenrette Securities Corporation distributes securities of a company in which it owns 10% or more of the company's outstanding voting securities, the public offering price of the securities can be no higher than that recommended by the "qualified independent underwriter," as such term is defined in Rule 2720. In accordance with such requirements, Lehman Brothers Inc. has agreed to serve as a "qualified independent underwriter" and will conduct due diligence and recommend a maximum price for the shares.

                                 LEGAL MATTERS

     The validity of the shares of our common stock offered hereby will be passed upon for us by Ropes & Gray, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell has also represented us from time to time.

                                    EXPERTS

     The consolidated financial statements of Charles River Laboratories Corp. as of December 25, 1999 and December 26, 1998 and for each of the three years in the period ended December 25, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement and the related exhibits and schedules. You will find additional information about us and our common stock in the registration statement. The registration statement and the related exhibits and schedules may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices:
New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the public reference facilities by calling 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.

       INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

                                                                           Page
                                                                           ----
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Data.. P-2

Charles River Laboratories Corp. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
  as of December 25, 1999 ................................................. P-4
Unaudited Pro Forma Condensed Consolidated Balance Sheet
  as Adjusted as of December 25, 1999 ..................................... P-5
Notes to Unaudited Pro Forma and Pro Forma as Adjusted
  Condensed Consolidated Balance Sheet as of December 25, 1999 ............ P-6
Unaudited Pro Forma Condensed Consolidated Statement of
  Income for the Year Ended December 25, 1999 ............................. P-8
Unaudited Pro Forma as Adjusted Condensed Consolidated
  Statement of Income for the Year Ended December 25, 1999 ................ P-9
Notes to Unaudited Pro Forma and Pro Forma as Adjusted
  Condensed Consolidated Statement of Income for the Year
  Ended December 25, 1999 ................................................ P-10

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED

                          CONSOLIDATED FINANCIAL DATA

     On September 29, 1999, the Company consummated the recapitalization. Prior to the consummation of the recapitalization, Charles River Laboratories, Inc. ("CRLI") became a wholly owned subsidiary of Charles River Laboratories Corp. Charles River Laboratories Corp. has no operations other than those related to CRLI. The aggregate consideration for the recapitalization consisted of $400.0 million in cash and a subordinated discount note for $43.0 million issued to the subsidiaries of B&L. Subsidiaries of B&L retained equity with a fair market value of $13.2 million. The $400.0 million cash consideration was raised through the following:

     o $92.4 million cash equity investment by the DLJMB Funds, management and certain other investors;

     o $37.6 million senior discount debentures with warrants issued to the DLJMB Funds and other investors;

     o    $162.0 million senior secured credit facilities; and

     o a portion of the net proceeds of the $150 million unit offering consisting of senior subordinated notes;($147.9 million) and warrants ($2.1 million).

     Upon the consummation of the recapitalization, the DLJMB Funds, management and certain other investors owned 87.5% of our outstanding capital stock and B&L owned 12.5%. The recapitalization has been accounted for as a leveraged recapitalization, which had no impact on the historical basis of our, or our subsidiaries', assets and liabilities.

     Simultaneously with the recapitalization, we acquired SBI Holdings, Inc. ("Sierra") pursuant to a stock purchase agreement for an initial purchase price of $23.3 million, of which approximately $6.0 million was used to repay Sierra's existing debt, which we funded with available cash and a portion of the net proceeds from the indebtedness described above. In addition, we have agreed to pay (a) up to $2.0 million in contingent consideration if certain financial objectives are reached by December 31, 2000, (b) up to $10.0 million in performance-based bonus payments if certain financial objectives are reached over the next five years, and (c) $3.0 million in retention and non-competition payments contingent upon the continuing employment of certain key scientific and managerial personnel through June 30, 2001. The recapitalization and the Sierra acquisition were consummated concurrently.

     As of February 28, 2000, the Company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen, or $12.8 million. One billion yen, or $9.2 million, was paid at closing, and the balance of 400 million yen, or $3.7 million, was deferred pursuant to a three-year balloon promissory note secured by a pledge of the 16% shares. The note bears interest at the long-term prime rate in Japan. Effective with the acquisition of this additional interest, the Company will have control of and will consolidate the operations of Charles River Japan, from the effective date of the incremental acquisition.

     During January 2000, the Company sold a product line within its research model business segment. The selling price of $7.0 million approximated the net book value at the time of the sale. Fiscal 1999 sales associated with this product line approximated $2.8 million. In addition, at the time of the sale, the Company had approximately $0.9 million of deferred revenue which related to cash payments received in advance of shipping the research models.

     The following unaudited pro forma as adjusted condensed consolidated financial data of the Company is based upon historical consolidated financial statements of the Company as adjusted to give effect to the impact of the transactions described above and the sale of shares in this offering at an
assumed initial public offering price of $   per share, the net proceeds of
which will be used to repay certain outstanding indebtedness. The unaudited pro forma condensed consolidated balance sheet as of December 25, 1999 gives effect to the sale of the product line, the 16% incremental investment in Charles River Japan and the offering, assuming that they had occurred on December 25, 1999. The unaudited pro forma condensed consolidated statement of income for the year ended December 25, 1999, gives effect to the transactions and the offering as if they had occurred at the beginning of the period presented.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed consolidated financial data do not purport to represent what the Company's combined results of operations or financial position would actually have been if the above transactions and the offering had occurred on the dates indicated and are not necessarily representative of the Company's combined results of operations for any future period. The unaudited pro forma condensed consolidated balance sheet and condensed consolidated statements of income should be read in conjunction with our consolidated financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this prospectus.

                        CHARLES RIVER LABORATORIES CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            As of December 25, 1999
                             (dollars in thousands)

                                                           Charles River
                                               Company         Japan        Acquisition         Sale of
                                              Historical   Historical(a)    Adjustments      Product Line(e)   Pro Forma
                                              ----------   -------------    -----------      ---------------   ---------
Assets
 Current assets
 Cash and cash equivalents...................  $ 15,010      $  1,146       $  (9,174) (b)       $ 7,000       $  13,982
 Trade receivables, net......................    36,293        11,892              --                 --          48,185
 Inventories.................................    30,534         5,125              --             (2,665)         32,994
 Deferred tax asset..........................       632           832              --                 --           1,464
 Due from affiliates.........................     1,233            --          (1,068) (c)            --             165
 Other current assets........................     6,371           230              --                 --           6,601
                                               --------      --------       ---------            -------       ---------
  Total current assets.......................    90,073        19,225         (10,242)             4,335         103,391
  Property, plant and equipment, net.........    85,413        35,649              --                 --         121,062
  Goodwill and other intangibles, net........    36,958            --           6,556  (b)            --          43,514
  Investments in affiliates..................    21,722            --         (19,652) (d)            --           2,070
  Deferred tax assets........................   101,560            --              --                 --         101,560
  Deferred financing costs...................    14,015            --              --                 --          14,015
  Other assets...............................    13,315         1,772              --             (4,335)         10,752
                                               --------      --------       ---------            -------       ---------
  Total assets...............................  $363,056      $ 56,646       $ (23,338)           $    --        $396,364
                                               ========      ========       =========            =======        ========
Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt............  $  3,290      $  1,198              --            $    --           4,488
Current portion of capital lease obligations.       253            --              --                 --             253
Accounts payable.............................     9,291         2,724          (1,068) (c)            --          10,947
Accrued compensation.........................    10,792            --              --                 --          10,792
Accrued ESLIRP...............................     8,315            --              --                 --           8,315
Deferred income..............................     7,643            --              --               (900)          6,743
Accrued liabilities..........................    18,479         6,689              --                 --          25,168
Accrued interest.............................     8,935            --              --                 --           8,935
Accrued income taxes.........................     2,738           638              --                360           3,736
                                               --------      --------       ---------            -------       ---------
 Total current liabilities...................    69,736        11,249          (1,068)              (540)         79,377
 Long-term debt..............................   381,706         1,269           3,670  (b)            --         386,645
 Capital lease obligations...................       795            --              --                 --             795
 Other long-term liabilities.................     2,469         1,466              --                 --           3,935
 Deferred tax liability......................     4,990         3,358              --                 --           8,348
                                               --------      --------       ---------            -------       ---------
 Total liabilities...........................   459,696        17,342           2,602               (540)        479,100
                                               --------      --------       ---------            -------       ---------
Commitments and contingencies
Minority interests...........................       304            --          13,364  (d)            --          13,668
Redeemable common stock......................    13,198            --              --                 --          13,198
Shareholders' equity
 Common stock................................       103        10,310         (10,310) (d)            --             103
 Capital in excess of par value..............   207,035            --              --                 --         207,035
 Retained earnings (accumulated deficit).....  (307,351)       28,994         (28,994) (d)           540        (306,811)
 Loans to officers...........................      (920)           --              --                 --            (920)
 Accumulated other comprehensive income......    (9,009)           --              --                 --          (9,009)
                                               --------      --------       ---------            -------       ---------
 Total shareholders' equity..................  (110,142)       39,304         (39,304)               540        (109,602)
                                               --------      --------       ---------            -------       ---------
 Total liabilities and shareholders' equity..  $363,056      $ 56,646       $ (23,338)           $    --        $396,364
                                               ========      ========       =========            =======        ========

                        CHARLES RIVER LABORATORIES CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            As of December 25, 1999
                             (dollars in thousands)

                                                                 Offering       Pro Forma
                                                  Pro Forma   Adjustments(f)   As Adjusted
                                                  ---------   --------------   -----------
Assets
 Current assets
 Cash and cash equivalents .....................  $ 13,982       $     (g)       $
 Trade receivables, net ........................   48,185
 Inventories ...................................   32,994
 Deferred tax asset ............................    1,464
 Due from affiliates ...........................      165
    Other current assets .......................    6,601
                                                 --------        ------          ------
    Total current assets .......................  103,391
    Property, plant and equipment, net .........  121,062
    Goodwill and other intangibles, net ........   43,514
    Investments in affiliates ..................    2,070
    Deferred tax assets ........................  101,560              (i)
    Deferred financing costs ...................   14,015              (h)
    Other assets ...............................   10,752
                                                 --------        ------          ------
    Total assets ............................... $396,364        $               $
                                                 ========        ======          ======
Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt .............. $  4,488                        $
Current portion of capital lease obligations ...      253
Accounts payable ...............................   10,947
Accrued compensation ...........................   10,792
Accrued ESLIRP .................................    8,315
Deferred income ................................    6,743
Accrued liabilities ............................   25,168
Accrued interest ...............................    8,935
Accrued income taxes ...........................    3,736
                                                 --------        ------          ------
     Total current liabilities .................   79,377
Long-term debt .................................  386,645              (j)
Capital lease obligations ......................      795
Other long-term liabilities ....................    3,935
Deferred tax liability .........................    8,348
                                                 --------        ------          ------
Total liabilities ..............................  479,100
                                                 --------        ------          ------

Commitments and contingencies
Minority interests .............................   13,668
Redeemable common stock ........................   13,198
Shareholders' equity:
 Common stock ..................................      103
 Capital in excess of par value ................  207,035              (k)
 Retained earnings (accumulated deficit) ....... (306,811)             (l)
 Loans to officers .............................     (920)
 Accumulated other comprehensive income ........   (9,009)
                                                 --------        ------          ------
 Total shareholders' equity .................... (109,602)
                                                 --------        ------          ------
 Total liability and shareholders' equity ...... $396,364        $               $
                                                 ========        ======          ======

(a) Reflects the unaudited balance sheet at December 25, 1999 of Charles River Japan, Inc. ("Charles River Japan"), a joint venture in which the Company previously held a 50% interest.

(b) Represents the acquisition of an additional 16% of Charles River Japan. The purchase price for the additional equity investment was $12,844 of which $9,174 was paid at closing and the balance of $3,670 was deferred pursuant to a three-year balloon promissory note. Goodwill represents the excess purchase price paid over the estimated fair value of net assets as of December 25, 1999 and is being amortized over fifteen years using the straight-line method.

     Goodwill has been estimated as follows:

     Purchase price....................................................$ 12,844
     Less:book value of net assets acquired from minority shareholder..  (6,288)
                                                                       --------
                                                                       $  6,556
                                                                       ========

(c)  Reflects the elimination of intercompany balances.

(d) Eliminates equity investment in Charles River Japan's retained earnings and shareholders' equity on consolidation, and establishes minority interests at 34%. The elimination of the Company's equity investment in Charles River Japan has been recorded as an adjustment to equity as follows:

     Common stock......................................................$  5,155
       Retained earnings...............................................  14,497
                                                                       --------
                                                                       $ 19,652
                                                                       ========

     The remaining common stock of $5,155 and retained earnings of
     $14,497 have also been eliminated on consolidation.
     Minority interests have been established at 34% and can be reconciled as follows:
       Minority interests prior to acquisition of additional
         16% of equity.................................................$ 19,652
        Less:16% of net assets acquired................................  (6,288)
                                                                       --------
                                                                       $ 13,364
                                                                       ========

(e) Reflects the sale of the large animal breeders, and inventory, as well as the realization of deferred income associated with the product line sale, net of the related tax effects.

(f) The as adjusted condensed consolidated balance sheet as of December 25, 1999 gives effect to the Charles River Japan acquisition and the product
     line sale, and is further adjusted for the sale of      shares in this
     offering at an assumed initial public offering price of $      per share
     with the net proceeds after transaction costs of $     being used to repay
     indebtedness of $      .

(g)  The sources and uses of cash from the offering are as follows:

     Sources of funds:
     Proceeds from the offering                                        $
     Use of funds:
     Redemption of senior subordinated notes
     Premium on redemption of principal amount of notes at
     Repayment of subordinated discount note
     Repayment of senior discount debentures
     Estimated premium on early extinguishment of senior discount debentures
     Repayment of term loan A
     Repayment of term loan B
     Estimated transaction fees and expenses
       Net adjustments to cash                                         $

(h)  Reflects the write off of deferred financing costs of $     related to the
     senior subordinated notes to be redeemed, the repayment of the senior discount debentures and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering.

(i)  The adjustment represents the income tax benefit related to (i) the
     premium related to senior subordinated notes to be redeemed ($   ) and the
     early extinguishment of the senior discount debentures ($   ) and (ii) the
     $     write off of deferred financing costs related to the senior subordinated notes to be redeemed, the repayment of the senior discount debentures, and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering. The income tax benefit of $
     was computed at a    % effective income tax rate.

(j)  The adjustment represents the portion of the senior subordinated notes
     ($    ), term loan A ($    ), term loan B ($    ), subordinated discount
     note ($    ), and senior discount debentures ($    ) to be repaid from the
     proceeds of the offering.

(k)  The adjustment represents the proceeds from the offering of $    , net of
     estimated transaction fees and expenses of $    .

(l) The adjustment represents the extraordinary loss computed as of December 25, 1999 resulting from:
       (i)   the premiums related to the senior subordinated notes to be
             redeemed ($    ) and the early extinguishment of the senior
             discount debentures ($    );
       (ii)  the $     write off of deferred financing costs related to the
             senior subordinated notes to be redeemed and senior discount debentures to be repaid and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering;
       (iii) the write off of the discounts related to the redeemed senior
             subordinated notes ($    ) and the senior discount debentures
             ($    ).

       These items are recorded net of the associated tax benefit of $     .

                        CHARLES RIVER LABORATORIES CORP.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                             (dollars in thousands)


                                                                   For the Year Ended December 25, 1999
                                      ---------------------------------------------------------------------------------------------
                                                                                   Charles River                Sale of
                                       Company    Recapitalization    Sierra        Japan, Inc.   Acquisition   Product     Pro
                                      Historical    Adjustments     Historical(c)  Historical(d)  Adjustments   Line(k)    Forma
                                      ----------  ----------------  -------------  -------------  -----------  ---------  --------
Net sales related to products.......   $180,269     $     --          $    --        $ 41,063       $  (986)(j) $(2,830)  $217,516
Net sales related to services.......     39,007                        16,034              --            --          --     55,041
                                       --------     --------          -------        --------       -------     -------   --------
Total net sales.....................    219,276           --           16,034          41,063          (986)     (2,830)   272,557
Cost of products sold...............    108,928           --               --          25,268            --      (2,584)   131,612
Cost of services provided...........     25,664           --            9,589              --            --                 35,253
Selling, general and
  administrative expenses...........     39,765           --            5,364           8,412          (986)(j)    (227)    52,328
Amortization of goodwill
  and other intangibles.............      1,956           --              192              --         1,700 (e)      --      3,848
Restructuring charges...............         --           --               --              --            --          --         --
                                       --------     --------          -------        --------       -------     -------   --------
Operating income....................     42,963           --              889           7,383        (1,700)        (19)    49,516
Interest income.....................        536           --               --              --            --          --        536
Other income (expense)..............         89           --                             (865)           --          --       (776)
Interest expense....................    (12,789)     (37,922)(a)         (321)            (95)          241 (f)      --    (50,886)
(Loss)/gain from foreign
  currency, net.....................       (136)          --               --              --            --          --       (136)
                                       --------     --------          -------        --------       -------     -------   --------
Income before income taxes
  and minority interests............     30,663      (37,922)             568           6,423        (1,459)        (19)    (1,746)
Provision for income taxes..........     15,561      (14,191)(b)          233           2,537          (279)(g)              3,861
                                       --------     --------          -------        --------       -------     -------   --------
Income before minority interests....     15,102      (23,731)             335           3,886        (1,180)        (19)    (5,607)
Minority interests..................        (22)          --               --              --        (1,321)(h)      --     (1,343)
Earnings from unconsolidated
  subsidiaries......................      2,044           --               --              --        (1,943)(i)      --        101
                                       --------     --------          -------        --------       -------     -------   --------
Net income..........................   $ 17,124     $(23,731)         $   335        $  3,886       $(4,444)    $  (19)   $ (6,849)
                                       ========     ========          =======        ========       =======     ======    ========

                        CHARLES RIVER LABORATORIES CORP.
   UNAUDITED PRO FORMA AS ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                             (dollars in thousands)

                                                     For the Year Ended December 25, 1999(a)
                                                     ----------------------------------------
                                                                                   Pro Forma
                                                     Pro Forma   Adjustments(l)   As Adjusted
                                                     ---------   --------------   -----------
Net sales related to products......................  $217,516
Net sales related to services......................    55,041
                                                     --------      -------         -------
Total net sales....................................   272,557
Cost of products sold..............................   131,612
Cost of services provided..........................    35,253
Selling, general and administrative expenses.......    52,328
Amortization of goodwill and other intangibles.....     3,848
Restructuring charges..............................        --
                                                     --------      -------         -------
Operating income...................................    49,516
Interest income....................................       536
Other income (expense).............................      (776)
Interest expense...................................   (50,886)              (m)
(Loss)/gain from foreign currency, net ............      (136)
                                                     --------      -------         -------
Income before income taxes and minority interests..    (1,746)
Provision for income taxes.........................      3,861              (n)
                                                     --------      -------         -------
Income before minority interests...................     (5,607)
Minority interests.................................     (1,343)
Earnings from unconsolidated subsidiaries..........        101
                                                     ---------     -------         -------
Net income.........................................  $  (6,849)
                                                     =========     =======         =======

(a) Reflects the adjustment to unaudited pro forma consolidated interest expense for the nine months ended September 25, 1999 as a result of the recapitalization transaction.

        Increase in interest expense:
        Senior subordinated notes with warrants (1) .....  $15,416
        Senior discount debentures with warrants (2) ....    5,445
        Subordinated discount note (3) ..................    4,623
        Term loan A (4) .................................    2,562
        Term loan B (5) .................................    8,363
        Revolver (6) ....................................      229
        Amortization of deferred financing costs (7) ....    1,284
                                                           -------
                                                           $37,922
                                                           =======
-------------------------------------------------------------------------------
(1) Interest expense was calculated using an effective interest rate of 13.6%.
(2) Interest expense was calculated using an effective interest rate of 18.0%.
(3) Interest expense was calculated using an effective interest rate of 13.0%.
(4) Interest expense was calculated using an effective interest rate of 8.5%.
(5) Interest expense was calculated using an effective interest rate of 9.25%.
(6) Represents interest expense calculated at 8.5% plus fees on the unused portion of 0.50%.
(7) Represents nine-months of amortization expense.

(b) Represents the income tax adjustment required to result in a pro forma income tax provision based on: (i) the Company's historical tax provision using historical amounts and (ii) the direct effects of the pro forma adjustments pertaining to the recapitalization.

(c) Represents the historical unaudited consolidated financial results of Sierra for the nine months ended September 25, 1999.

(d) Represents the historical unaudited financial results of Charles River Japan for the twelve months ended December 25, 1999.

(e) Reflects the incremental amortization expense of the identifiable intangibles and goodwill acquired in connection with the Sierra acquisition based upon useful lives ranging from five to fifteen years, and the incremental amortization of goodwill acquired in connection with the additional equity investment in Charles River Japan based upon an estimated useful life of fifteen years.

(f) To eliminate Sierra's historical interest expense related to debt that, according to the terms of the Sierra stock purchase agreement, was repaid, and to reflect additional interest expense on the acquisition of an additional 16% of Charles River Japan.

(g) Represents the income tax adjustment required to result in a pro forma income tax provision based on: (i) Sierra's historical tax provision using historical amounts, (ii) Charles River Japan's historical tax provision using historical amounts, and (iii) the direct effects of the pro forma adjustments pertaining to the acquisition of Sierra and an additional 16% equity interest in Charles River Japan.

(h)  Reflects minority interests of 34% for Charles River Japan.

(i) Represents the elimination of Charles River Japan's earnings from the earnings from unconsolidated subsidiaries line due to the fact that earnings are being consolidated into the Company's results on a pro forma basis.

(j)  Represents the elimination of inter-company balances.

(k) Represents the historical results of a product line sold subsequent to year end. The realization of $900 of deferred income has not been reflected in the pro forma consolidated income statement as it is a non-recurring item.

(l) The as adjusted condensed consolidated statement of income for the year ended December 25, 1999 gives effect to the recapitalization, the Sierra acquisition, the Charles River Japan acquisition, the product line sale, and is further adjusted
     for the sale of     shares in this offering at an assumed initial public
     offering price of $     per share with the net proceeds after transaction
     costs of $     being used to repay indebtedness of $     .

(m) The reduction to interest expense reflects the savings that will be achieved as a result of the redemption of a portion of the senior subordinated notes and repayment of debt as described above, along with the associated savings related to the amortization of the deferred financing costs and the discounts on the redeemed senior subordinated notes and the senior discount debentures.

(n) Reflects the tax effect of the interest and amortization savings described above.

(o) The extraordinary loss which arises as a result of the offering has not been reflected in the as adjusted condensed consolidated statement of income as it is a non-recurring item. The extraordinary loss of $ computed as of December 27, 1998 results from:

     (i)   the premiums related to the senior subordinated notes to be redeemed
           ($    ) and the early extinguishment of the senior discount
           debentures ($    );

     (ii)  the $    write off of deferred financing costs related to the senior subordinated notes to be redeemed and senior discount debentures to be repaid and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering;

     (iii) the write off of the discounts related to the redeemed senior
           subordinated notes ($    ) and the senior discount debentures ($   ).

     The associated tax benefits are estimated to be $    .

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Charles River Laboratories Corp.
Report of Independent Accountants .......................................   F-2
Consolidated Statements of Income for the years ended
  December 27, 1997, December 26, 1998 and December 25, 1999 ............   F-3
Consolidated Balance Sheets as of December 26, 1998 and
  December 25, 1999 .....................................................   F-4
Consolidated Statements of Cash Flows for the years
  ended December 27, 1997, December 26, 1998 and December 25, 1999 ......   F-5
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended December 28, 1996, December 27, 1997,
  December 26, 1998 and December 25, 1999 ...............................   F-6
Notes to Consolidated Financial Statements ..............................   F-7


                See Notes to Consolidated Financial Statements

Once the name of Charles River Laboratories Holdings, Inc. is changed to Charles River Laboratories Corp., PricewaterhouseCoopers LLP will be in a position to render the following report:

                       "Report of Independent Accountants

To the Board of Directors of
Charles River Laboratories Corp.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Charles River Laboratories Corp. and its subsidiaries (the "Company") at December 25, 1999 and December 26, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1999, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 16(b) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts

March 29, 2000"


                See Notes to Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES CORP.
                       CONSOLIDATED STATEMENTS OF INCOME
               (dollars in thousands except for per share data)


                                                              Fiscal Year Ended
                                                   ------------------------------------------
                                                   December 27,   December 26,   December 25,
                                                       1997           1998           1999
                                                   ------------   ------------   ------------
Net sales related to products ..................    $  156,800     $  169,377     $  180,269
Net sales related to services ..................        13,913         23,924         39,007
                                                    ----------     ----------     ----------
Total net sales ................................       170,713        193,301        219,276
Costs and expenses
  Cost of products sold ........................       102,980        107,146        108,928
  Cost of services provided ....................         8,480         15,401         25,664
  Selling, general and administrative ..........        30,451         34,142         39,765
  Amortization of goodwill and intangibles .....           834          1,287          1,956
  Restructuring charges ........................         5,892             --             --
                                                    ----------     ----------     ----------
Operating income                                        22,076         35,325         42,963
Other income (expense)
  Interest income ..............................           865            986            536
  Other income and expense .....................            --             --             89
  Interest expense .............................          (501)          (421)       (12,789)
  Loss from foreign currency, net ..............          (221)           (58)          (136)
                                                    ----------     ----------     ----------
Income before income taxes, minority interests
  and earnings from equity investments .........        22,219         35,832         30,663
Provision for income taxes .....................         8,499         14,123         15,561
                                                    ----------     ----------     ----------
Income before minority interests and earnings
  from equity investments ......................        13,720         21,709         15,102
Minority interests .............................           (10)           (10)           (22)
Earnings from equity investment ................         1,630          1,679          2,044
                                                    ----------     ----------     ----------
Net income .....................................    $   15,340     $   23,378     $   17,124
                                                    ==========     ==========     ==========
Earnings per common share
Basic and Diluted ..............................    $     1.49     $     2.27     $     1.66

Weighted average number of common shares
  outstanding
Basic and Diluted ..............................    10,285,715     10,255,715     10,285,715


                See Notes to Consolidated Financial Statements

                       CHARLES RIVER LABORATORIES CORP.
                          CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                                                     Fiscal Year Ended
                                                                                ----------------------------
                                                                                December 26,     December 25,
                                                                                    1998             1999
                                                                                -----------      ------------
Assets
    Current assets
      Cash and cash equivalents...............................................    $ 24,811         $ 15,010
      Trade receivables, less allowances of $898 and $978, respectively.......      32,466           36,293
      Inventories.............................................................      30,731           30,534
      Deferred tax asset......................................................       5,432              632
      Due from affiliates.....................................................         982            1,233
      Other current assets....................................................       2,792            6,371
                                                                                  --------         --------
         Total current assets.................................................      97,214           90,073
    Property, plant and equipment, net........................................      82,690           85,413
    Goodwill and other intangibles, less accumulated amortization of $5,591
      and $7,220, respectively................................................      17,705           36,958
    Investments in affiliates.................................................      18,470           21,722
    Deferred tax asset........................................................       5,787          101,560
    Deferred financing costs..................................................          --           14,015
    Other assets..............................................................      12,388           13,315
                                                                                  --------         --------
         Total assets.........................................................    $234,254         $363,056
                                                                                  --------         --------
Liabilities and Shareholders' Equity
    Current liabilities
      Current portion of long-term debt.......................................    $    202         $  3,290
      Current portion of capital lease obligations............................         188              253
      Accounts payable........................................................      11,615            9,291
      Accrued compensation....................................................       9,972           10,792
      Accrued ESLIRP..........................................................       7,747            8,315
      Deferred income.........................................................       3,419            7,643
      Accrued liabilities.....................................................      14,862           18,479
      Accrued interest........................................................          53            8,935
      Accrued income taxes....................................................      14,329            2,738
                                                                                  --------         --------
         Total current liabilities............................................      62,387           69,736
    Long-term debt............................................................         248          381,706
    Deferred tax liability....................................................         836            4,990
    Capital lease obligations.................................................         944              795
    Other long-term liabilities..............................................       1,274            2,469
                                                                                  --------         --------
         Total liabilities....................................................      65,689          459,696
                                                                                  --------         --------
    Commitments and contingencies (Note 13)
    Minority interests........................................................         306              304
    Redeemable common stock...................................................          --           13,198
    Shareholders' equity
      Common stock (Note 5)...................................................           1              103
      Capital in excess of par value..........................................      17,836          207,035
      Retained earnings.......................................................     156,108         (307,351)
      Loans to officers.......................................................          --             (920)
      Accumulated other comprehensive income..................................      (5,686)          (9,009)
                                                                                  --------         --------
         Total shareholders' equity...........................................     168,259         (110,142)
                                                                                  --------         --------
         Total liabilities and shareholders' equity...........................    $234,254         $363,056
                                                                                  ========         =========

                See Notes to Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (dollars in thousands)

                                                                                               Fiscal Year Ended
                                                                               ---------------------------------------------
                                                                               December 27,    December 26,     December 25,
                                                                                   1997            1998            1999
                                                                               ------------    ------------     ------------
Cash flows relating to operating activities
  Net income ................................................................     $ 15,340        $  23,378       $  17,124
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization .........................................        9,703           10,895          12,318
      Amortization of debt issuance costs and discounts .....................           --               --             681
      Accretion of debenture and discount note ..............................           --               --           2,644
      Provision for doubtful accounts .......................................          166              181             148
      Earnings from equity investments ......................................       (1,630)          (1,679)         (2,044)
      Minority interests ....................................................           10               10              22
      Deferred income taxes. ................................................       (1,363)          (3,133)          8,625
      Stock compensation expense ............................................           84              333             124
      Gain on sale of property, plant, and equipment ........................           --               --          (1,441)
      Property, plant and equipment write downs and disposals ...............          822               --           1,803
      Other non-cash items ..................................................           --               --             486
   Changes in assets and liabilities:
      Trade receivables .....................................................       (2,232)          (1,712)         (3,333)
      Inventories ...........................................................       (1,917)          (1,250)            133
      Due from affiliates ...................................................         (462)             538            (251)
      Other current assets. .................................................          165             (241)         (2,911)
      Other assets ..........................................................        1,251           (4,309)         (1,943)
      Accounts payable ......................................................          594            2,853          (2,374)
      Accrued compensation ..................................................          674            2,090             868
      Accrued ESLIRP ........................................................          499              821             570
      Deferred income .......................................................          105             1,278          4,223
      Accrued interest ......................................................           --               --           8,930
      Accrued liabilities ...................................................        3,163            2,351           3,111
      Accrued income taxes ..................................................         (500)           5,605         (11,264)
      Other long-term liabilities ...........................................         (148)            (629)          1,319
                                                                                  --------        ---------        ---------
             Net cash provided by operating activities ......................       24,324           37,380          37,568
                                                                                  --------        ---------        --------
   Cash flows relating to investing activities
      Proceeds from sale of property, plant, and equipment ..................           --               --           1,860
      Dividends received from equity investments ............................          773              681             815
      Capital expenditures ..................................................      (11,872)         (11,909)        (12,951)
      Contingent payments for prior year acquisitions .......................         (640)            (681)           (841)
      Acquisition of businesses net of cash acquired ........................       (1,207)         (11,121)        (23,051)
                                                                                  --------       ----------        --------
             Net cash used in investing activities ..........................      (12,946)         (23,030)        (34,168)
                                                                                  --------       ----------        --------
   Cash flows relating to financing activities
      Loans to officers .....................................................           --               --            (920)
      Payments of deferred financing costs ..................................           --               --         (14,442)
      Proceeds from long-term debt ..........................................          281              199         339,007
      Payments on long-term debt. ...........................................         (119)          (1,247)           (252)
      Payments on capital lease obligations .................................         (346)             (48)           (307)
      Net activity with Bausch & Lomb .......................................      (12,755)          (6,922)        (29,415)
      Transaction costs .....................................................           --               --          (8,168)
      Proceeds from issuance of warrants ....................................           --               --          10,606
      Proceeds from issuance of common stock ................................           --               --          92,387
      Recapitalization consideration ........................................           --               --        (400,000)
                                                                                  --------       ----------       ---------
             Net cash used in financing activities ..........................      (12,939)          (8,018)        (11,504)
                                                                                  --------       ----------       ---------
Effect of exchange rate changes on cash and cash equivalents ................         (181)             564          (1,697)
Net change in cash and cash equivalents .....................................       (1,742)           6,896          (9,801)
                                                                                  --------       ----------       ---------
Cash and cash equivalents, beginning of year ................................       19,657           17,915          24,811
                                                                                  --------       ----------       ---------
Cash and cash equivalents, end of year ......................................     $ 17,915       $   24,811       $  15,010
                                                                                  ========       ==========       =========
Supplemental cash flow information
      Cash paid for taxes ...................................................     $  4,254       $    4,681       $   4,656
      Cash paid for interest ................................................          287              177             538

                                   See Notes to Consolidated Financial Statements

                                                        F-5

                       CHARLES RIVER LABORATORIES CORP.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                            (dollars in thousands)

                                                                    Accumulated
                                                                       Other                    Capital
                                                        Retained    Comprehensive   Common     In Excess    Loans to
                                           Total        Earnings       Income       Stock       of Par      Officers
                                         ---------     ---------    ------------    ------     ---------    --------
Balance at December 28, 1996 .........   $ 154,133     $ 137,067    $      (771)    $    1     $  17,836    $      0
   Components of comprehensive income:
      Net income......................      15,340        15,340            --          --            --          --
      Foreign currency translation....      (6,844)           --         (6,844)        --            --          --
      Minimum pension liability
       adjustment ....................        (510)           --           (510)        --            --          --
                                         ---------
        Total comprehensive income....       7,986            --             --         --            --          --
    Net activity with Bausch & Lomb...     (12,755)      (12,755)            --         --            --          --
                                         ---------     ---------    -----------     ------     ---------    --------
Balance at December 27, 1997..........   $ 149,364     $ 139,652    $    (8,125)    $    1     $  17,836    $      0
   Components of comprehensive income:
      Net income......................      23,378        23,378             --         --            --          --
      Foreign currency translation....       2,839            --          2,839         --            --          --
      Minimum pension liability
          adjustment..................        (400)           --           (400)        --            --          --
                                         ---------
        Total comprehensive income....      25,817            --             --         --            --          --
    Net activity with Bausch & Lomb...      (6,922)       (6,922)            --         --            --          --
                                         ---------     ---------    -----------     ------     ---------    --------
Balance at December 26, 1998..........   $ 168,259     $ 156,108    $    (5,686)    $    1     $  17,836    $      0
   Components of comprehensive income:
      Net income......................      17,124        17,124             --         --            --          --
      Foreign currency translation....      (3,437)           --         (3,437)        --            --          --
      Minimum pension liability
        adjustment....................         114            --            114         --            --          --
                                         ---------
        Total comprehensive income....      13,801            --             --         --            --          --
    Net activity with Bausch & Lomb...     (29,415)      (29,415)            --         --            --          --
    Loans to officers.................        (920)           --             --         --            --        (920)
    Transaction costs.................      (8,168)       (8,168)            --         --            --          --
    Deferred tax asset................      99,506            --             --         --        99,506          --
    Issuance of common stock..........      92,387            --             --        102        92,285          --
    Recapitalization consideration....    (443,000)     (443,000)            --         --            --          --
    Redeemable common stock classified
      outside of equity...............     (13,198)           --                        --       (13,198)         --
    Warrants..........................      10,606            --                        --        10,606          --
                                         ---------     ---------    ------------   -------     ---------    --------
Balance at December 25, 1999..........   $(110,142)    $(307,351)   $     (9,009)   $  103     $ 207,035    $   (920)
                                         =========     =========    ============   =======     =========    ========


                See Notes to Consolidated Financial Statements

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


1. Description of Business and Summary of Significant Accounting Policies

Basis of Presentation

   Subsequent to December 25, 1999, Charles River Laboratories Holdings, Inc. changed its name to Charles River Laboratories Corp. The consolidated financial statements and related notes presented herein have been modified to reflect this name change.

   Charles River Laboratories Corp. (together with its subsidiaries, the "Company") is a holding company with no operations or assets other than its ownership of 100% of the outstanding common stock of Charles River Laboratories, Inc. For the periods presented in these consolidated financial statements that are prior to September 29, 1999, Charles River Laboratories Corp. and Charles River Laboratories, Inc. were 100% owned by Bausch & Lomb Incorporated ("B&L"). The assets, liabilities, operations and cash flows relating to Charles River Laboratories, Inc. and its subsidiaries were held by B&L and certain of its affiliated entities. As more fully described in Note 2, effective September 29, 1999, pursuant to a recapitalization agreement all such assets, liabilities and operations were contributed to an existing dormant subsidiary which was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, Charles River Laboratories, Inc. became a wholly owned subsidiary of Charles River Laboratories Corp. These financial statements include all such assets, liabilities, results of operations and cash flows on a combined basis for all periods prior to September 29, 1999 and on a consolidated basis thereafter.

Description of Business

   The Company is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company's fiscal year is the twelve month period ending the last Saturday in December.

Principles of Consolidation

  The financial statements include all majority-owned subsidiaries. Intercompany accounts, transactions and profits are eliminated. Affiliated companies over which the Company does not have the ability to exercise control are accounted for using the equity method (Note 11).

Use of Estimates

  The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

Cash and Cash Equivalents

  Cash equivalents include time deposits and highly liquid investments with remaining maturities at the purchase date of three months or less.

Inventories

  Inventories are stated at the lower of cost or market. Cost is determined principally on the average cost method. Costs for primates are accumulated in inventory until the primates are sold or declared breeders.

Property, Plant and Equipment

  Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: buildings, 20 to 40 years; machinery and equipment, 2 to 20 years; and leasehold improvements, shorter of estimated useful life or the lease periods.

Intangible Assets

   Intangible assets are amortized on a straight-line basis over periods ranging from 5 to 20 years. Intangible assets consist primarily of goodwill and customer lists.

Other Assets

   Other assets consist primarily of the cash surrender value of life insurance policies and the net value of primate breeders. Primate breeders are amortized over 20 years on a straight line basis. Total amortization expense for primate breeders was $348, $323 and $300 for 1997, 1998 and 1999, respectively, and is included in costs of products sold.

Impairment of Long-Lived Assets

   The Company evaluates long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow analysis, as appropriate.

Stock-Based Compensation Plans

   As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25).

Revenue Recognition

   Revenues are recognized when products are shipped or as services are performed. Deferred income represents cash received from customers in advance of product shipment or performance of services.

Fair Value of Financial Instruments

   The carrying amount of the Company's significant financial instruments, which include accounts receivable and debt, approximated their fair values at December 26, 1998 and December 25, 1999.

Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS
109). The asset and liability approach underlying FAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company's assets and liabilities.

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


Foreign Currency Translation

  In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," the financial statements of all non-U.S. subsidiaries are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and shareholders' equity at historical exchange rates. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income in the accompanying balance sheet.

Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables from customers within the pharmaceutical and biomedical industries. As these industries have experienced significant growth and its customers are predominantly well-established and viable, the Company believes its exposure to credit risk to be minimal.

Comprehensive Income

  The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (FAS 130) at the beginning of 1998. As it relates to the Company, comprehensive income is defined as net income plus the sum of currency translation adjustments and the change in minimum pension liability (collectively, other comprehensive income), and is presented in the Combined Statement of Changes in Shareholders' Equity.

Segment Reporting

  During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS 131), which requires financial and descriptive information about an enterprise's reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in two business segments, research models and biomedical products and services.

Earnings Per Share

  Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per common share is calculated by adjusting the weighted average number of common shares outstanding to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued (Note 4).

Reclassifications

  Certain amounts in prior year financial statements and related notes have been reclassified to conform with current year presentation.

2. Recapitalization and Related Financing

  On September 29, 1999 CRL Acquisition LLC, an affiliate of DLJ Merchant Banking Partners II, L.P. and affiliated funds (the "DLJMB Funds"), consummated a transaction in which it acquired 87.5% of the common stock of Charles River Laboratories, Inc. from B&L for approximately $443 million.
This transaction was effected through Charles River Laboratories Corp. and was accounted for as a leveraged recapitalization, which had no affect on the historical basis of assets and liabilities. The transaction did, however, affect the capital structure of the Company as further described below. In addition, concurrent with the transaction, and more fully described in Note 3,

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)

the Company purchased all of the outstanding shares of common stock of SBI Holdings, Inc. ("Sierra"), a preclinical biomedical services company, for $23.3 million.

  The recapitalization transaction (the "recapitalization") and related fees and expenses were funded as follows:

   o issuance of 150,000 units, each consisting of a $1,000 principal amount of a 13.5% senior subordinated note and one warrant to purchase 3.942 shares of common stock of the Company;

   o  borrowings of $162.0 million under a senior secured credit facility;

   o  an equity investment of $92.4 million;

   o  issuance of $37.6 million senior discount debentures with warrants; and

   o  issuance of a $43.0 million subordinated discount note to B&L.

   The Company incurred approximately $14,442 in debt issuance costs related to these transactions. These costs have been capitalized as long-term assets and are being amortized over the terms of the indebtedness. Amortization expense of $426 was recorded in the accompanying combined financial statements for the year ended December 25, 1999. In addition, the Company also incurred transaction costs of $8,168, which were recorded as an adjustment to retained earnings.


   Subsidiaries of B&L retained 12.5% of their equity investment in the Company in the recapitalization. The Company estimated the fair value attributable to this equity to be $13,198 which has been reclassified from additional paid in capital to the mezzanine section of the balance sheet due to the existence of a put option held by subsidiaries of B&L. The redemption price of the stock over which the put option is held is the fair market value at the time of redemption.


Reconciliation of Recapitalization Transaction

   The funding to consummate the recapitalization transactions was as follows:


Funding:
Available cash                                          $    4,886
Senior subordinated notes with warrants .............      150,000
Senior secured credit facility ......................      162,000
Senior discount debentures with warrants ............       37,600
DLJMB funds management and other investor equity ....       92,387
                                                        ----------
     Total cash funding .............................      446,873
                                                        ----------
Subordinated discount note ..........................       43,000
Equity retained by subsidiaries of Bausch & Lomb ....       13,198
                                                        ----------
     Total funding ..................................   $  503,071
                                                        ==========

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)

Uses of funds:
Recapitalization consideration .......................  $  443,000
Equity retained by subsidiaries of Bausch & Lomb .....      13,198
Cash consideration for Sierra acquisition (Note 3) ...      23,343
Debt issuance costs ..................................      14,442
Transaction costs ....................................       8,168
Loans to officers ....................................         920
                                                        ----------
     Total uses of funds .............................  $  503,071
                                                        ==========

Senior Subordinated Notes and Warrants

   The Company issued 150,000 units, each comprised of a $1,000 senior subordinated note and a warrant to purchase 3.942 shares of common stock of Charles River Laboratories Corp. for total proceeds of $150,000. The Company estimated the fair value of the warrants to be $2,128 and allocated the $150,000 offering proceeds between the senior subordinated notes ($147,872) and the warrants ($2,128). The discount on the senior subordinated notes is being amortized over the life of the notes and amounted to $53 in 1999. The portion of the proceeds allocated to the warrants is reflected as capital in excess of par in the accompanying consolidated financial statements. Each warrant entitles the holder, subject to certain conditions, to purchase 3.942 shares of common stock of Charles River Laboratories Corp. at an exercise price of $10.00 per share of common stock, subject to adjustment under some circumstances. Upon exercise, the holders of warrants would be entitled to purchase 591,366 shares of common stock of Charles River Laboratories Corp. representing approximately 5.0% of the outstanding shares of stock of Charles River Laboratories Corp., on a fully diluted basis as of December 25, 1999. The warrants will be exercisable on or after October 1, 2001 and will expire on October 1, 2009.

   The senior subordinated notes will mature on October 1, 2009. The senior subordinated notes are not redeemable prior to October 1, 2004 other than in connection with a public offering of the common stock of Charles River Laboratories Corp. Thereafter, the senior subordinated notes will be subject to redemption at any time at the option of the issuer at redemption prices set forth in the senior subordinated notes. Interest on the senior subordinated notes will accrue at the rate of 13.5% per annum and will be payable semi-annually in arrears on October 1 and April 1 of each year, commencing on April 1, 2000. The payment of principal and interest on the senior subordinated notes are subordinated in right to the prior payment of all Senior Debt.

   Upon the occurrence of a change in control, the Company will be obligated to make an offer to each holder of the senior subordinated notes to repurchase all or any part of such holder's senior subordinated notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Restrictions under the senior subordinated notes include certain sales of assets, certain payments of dividends and incurrence of debt, and limitations on certain mergers and transactions with affiliates. The Company is also required to maintain compliance with certain covenants with respect to the notes.

Senior Secured Credit Facility

   The senior secured credit facility includes a $40,000 term loan A facility, a $120,000 term loan B facility and a $30,000 revolving credit facility. The term loan A facility will mature on October 1, 2005, the term loan B facility will mature on October 1, 2007, and the revolving credit facility will mature on October 1, 2005. Interest on the term loan A and revolving credit facility will accrue at either a base rate plus 1.75% or LIBOR plus 3.0%, at the Company's option (9.08% at December 25, 1999). Interest on the term loan B accrues at either a base rate plus 2.50% or LIBOR plus 3.75% (9.83% at December 25, 1999). Interest will be paid quarterly in arrears commencing

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


on December 30, 1999. At December 25, 1999, the Company had $2,000 of outstanding borrowings on its revolving credit facility. A commitment fee in an amount equal to 0.50% per annum on the daily average unused portion of the revolving credit facility will be paid quarterly in arrears. The credit facility requires the Company to remain in compliance with certain financial ratios as well as other restrictive covenants. Compliance with these ratios and covenants is not required until the quarter ended March 25, 2000.

The Company had certain insignificant foreign borrowings outstanding at December 25, 1999, amounting to $90.

Other Financing

   The Company issued senior discount debentures with other warrants (the "DLJMB Warrants") to the DLJMB Funds and other investors for $37,600. The Company has estimated the fair value of the warrants to be $8,478 and allocated the $37,600 in proceeds between the discount debentures ($29,122) and the warrants ($8,478). The senior discount debentures accrete interest from their original issue price of $37,600 to $82,300 on October 1, 2004. Thereafter, interest is payable in cash. The senior discount debentures mature on April 1, 2010. The discount on the senior discount debentures is being amortized over the life of the debentures and amounted to $202 in 1999. The senior discount debentures contain covenants and events of default substantially similar to those contained in the Notes. The portion of the proceeds allocated to the DLJMB Warrants is reflected as capital in excess of par in the accompanying consolidated financial statements. Each of the 950,240 DLJMB warrants will entitle the holders thereof to purchase one share of common stock of the Company at an exercise price of not less than $0.01 per share subject to customary antidilution provisions and other customary terms. The DLJMB Warrants will be exercisable at any time through April 1, 2010.

   The $43,000 subordinated discount notes issued by the Company accrete at a rate of 12% prior to October 1, 2004 and thereafter at 15% to an aggregate principal amount of $175,300 at maturity on October 1, 2010. The subordinated discount notes are subject to mandatory redemption upon a change in control at the option of the holder and are subject to redemption at the Company's option at any time.

   As previously discussed, Charles River Laboratories Corp. is a holding company with no operations or operational assets other than its ownership of 100% of Charles River Laboratories Inc.'s outstanding common stock. Charles River Laboratories, Inc. neither guarantees nor pledges its assets as collateral for the senior discount debentures or the subordinated discount note, which the Charles River Laboratories Corp. issued. Charles River Laboratories Corp. has no source of liquidity to meet its cash requirements. As such, repayment of the obligations as outlined above will be dependent upon either dividends from Charles River Laboratories, Inc., which are restricted by terms contained in the indenture governing the senior subordinated notes and the new senior secured credit facility, or through a refinancing or equity transaction.

Minimum Future Principal Repayments

Minimum future principal payments of long-term debt at December 25, 1999 are as follows:

Fiscal Year
-----------
2000................................... $  3,290
2001...................................    3,200
2002...................................    5,200
2003...................................    9,200
2004...................................    1,200
Thereafter.............................  362,906
                                        --------
Total.................................. $384,996
                                        --------

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)

3.     Business Acquisitions

The Company acquired several businesses during the three-year period ended December 25, 1999. All acquisitions have been accounted for under the purchase method of accounting. The results of operations of the acquired businesses are included in the consolidated financial statements from the date of acquisition.

  On September 29, 1999, the Company acquired 100% of the outstanding stock of Sierra, a pre-clinical biomedical services company, for approximately $23,300 of which $6,000 was used to repay existing debt. The estimated fair value of assets acquired and liabilities assumed relating to the Sierra acquisition are summarized below:

Allocation of purchase price:
Net current assets (including cash of $292) ......               $ 1,807
Property, plant and equipment ....................                 5,198
Other non-current assets .........................                   254
Intangible assets:
   Customer list .................................  11,491
   Work force ....................................   2,941
   Other identifiable intangibles ................   1,251
   Goodwill ......................................     852        16,535
                                                    ------       -------
                                                                  23,794
Less long-term liabilities assumed ...............                   451
                                                                 -------
                                                                 $23,343
                                                                 =======

  Goodwill and other intangibles related to the Sierra acquisition are being amortized on a straight-line basis over their established lives, which range from 5 to 15 years. As the transaction was effected through the acquisition of the stock of Sierra, the historical tax basis of Sierra continues and a deferred tax liability and offsetting goodwill of $4,374 has been recorded.

  In conjunction with the Sierra acquisition, the Company has agreed to pay additional consideration of up to $2,000 if Sierra achieves specified financial targets by December 31, 2000. This additional consideration, if any, will be recorded as additional goodwill at the time the contingency is resolved. Also, as part of the acquisition, the Company has agreed to pay up to $10,000 in performance-based bonus payments if specified financial objectives are reached over the next five years. At the time these contingencies become probable, the bonuses, if any, will be recorded as compensation expense. In addition, the Company has entered into employment agreements with certain key scientific and management personnel of Sierra that contain retention and non-competition payments totaling $3,000 to be paid upon their continuing employment with the Company at December 31, 1999 and June 30, 2001. The Company has recorded compensation expense of $1,435 in the accompanying consolidated financial statements relating to the first payment which was made on December 31, 1999. The remaining $1,565 will be expensed ratably through June 30, 2001 as such amounts are earned.

  On March 30, 1998, the Company acquired 100% of the outstanding stock of Tektagen, Inc. for $8,000 and assumed debt equal to approximately $850. Tektagen, Inc. provides quality control testing and consulting services to the biotechnology and pharmaceutical industries. The purchase price exceeded the fair value of the net assets acquired by approximately $6,600, which is being amortized on a straight line basis over 15 years. In addition, during 1998 the Company acquired an additional biomedical service business and one research model business; the impact of each is considered immaterial to the Company's financial statements taken as a whole.

  The following selected unaudited pro forma consolidated results of operations are presented as if each of the acquisitions had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments for the amortization of goodwill and related income tax effects. The pro forma data is for informational purposes only and does not necessarily reflect the results of operations had the companies operated as one during the period. No effect has been given for synergies, if any, that may have been realized through the acquisitions.

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


                                                        Fiscal Year Ended
                                           ---------------------------------------------
                                           December 27,     December 26,    December 25,
                                              1997              1998           1999
                                           ------------     ------------    ------------
Net sales...............................    $179,513         $216,853         $235,310
Operating income........................      21,830           36,233           42,589
Net income..............................      15,018           23,451           16,796
Basic and diluted earnings per share....    $   1.46         $   2.29         $   1.63



  Refer to Note 4 for the basis of determining the weighted average number of outstanding common shares for purposes of computing the proforma earnings per share disclosed above.

  In addition, during 1997, 1998 and 1999, the Company made contingent payments of $640 and $681, and $841 respectively, to the former owners of acquired businesses in connection with an additional purchase price commitment.

1.   Earnings Per Share

   As more fully described under the Basis of Presentation section of Note 1, the accompanying consolidated financial statements include the combined capital structure of Charles River Laboratories Corp. and Charles River Laboratories, Inc. for the years ended December 27, 1997 and December 26, 1998 and for the period ended September 29, 1999, which was significantly different than the capital structure of the Company after the recapitalization transaction. Further, these historical financial statements include operations of certain B&L entities that were contributed to Charles River Laboratories, Inc. as part of the recapitalization and which were not historically supported by the combined capital structure referred to above.
As a result, the presentation of historical earnings per share data determined using the combined historical capital structure for the periods prior to September 29, 1999, the date of the recapitalization, would not be meaningful and has not been included herein. Rather, historical earnings per share have been computed assuming that the shares outstanding after the recapitalization had been outstanding for all periods presented on the basis described below.

   As a result of the recapitalization more fully described in Note 2, the DLJMB Funds, management and other investors indirectly own 87.5% of the capital stock of the Company, and subsidiaries of B&L own the remaining 12.5%. Based upon the amounts invested, shares outstanding of common stock in Charles River Laboratories Corp. at the date of the recapitalization totaled 10,285,715. Basic earnings per share was computed by dividing earnings available to common shareholders for each of the years in the three-year period ended December 25, 1999 by the weighted average number of common shares outstanding in the period subsequent to the recapitalization as if such shares had been outstanding for the entire three-year period. Warrants to purchase 1,541,606 shares of common stock were outstanding in the period subsequent to the recapitalization. The weighted average number of common shares outstanding in the period subsequent to the recapitalization has not been adjusted to include these common stock equivalents for purposes of calculating diluted earnings per share as the warrants were issued in connection with the recapitalization financing which are not assumed to be outstanding for purposes of computing earnings per share.

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


5.   Shareholders' Equity

   As more fully described in Note 1, the capital structure of the Company is presented on a combined basis at December 26, 1998 and on a consolidated basis at December 25, 1999. Common stock information at each date is as follows:

December 26, 1998
-----------------

Charles River Laboratories Corp., $0.01 par value,
     200,000 shares authorized, 100 shares issued and outstanding ......       $     --
                                                                               --------
Charles River Laboratories, Inc., $1 par value, 1,000 shares authorized,
     1000 shares issued and outstanding ................................       $      1
                                                                               --------
                                                                               $      1
                                                                               ========

December 25, 1999
-----------------
Charles River Laboratories Corp., $0.01 par value,
     40,000,000 shares authorized, 10,285,715 shares issued
     and outstanding ...................................................       $    103
                                                                               ========


6.   Supplemental Balance Sheet Information

The composition of inventories is as follows:

                             December 26, 1998        December 25, 1999
                             -----------------        -----------------
Raw materials and supplies..    $     4,932               $       4,196
Work in process.............          1,088                       1,608
Finished products...........         24,711                      24,730
                               ------------                -------------
     Inventories               $     30,731                $     30,534
                               ============                ============

The composition of property, plant and equipment is as follows:

                             December 26, 1998      December 25, 1999
                             -----------------      ------------------
Land.. ....................... $      7,783           $       7,022
Buildings.....................       90,919                  90,730
Machinery and equipment.......       74,876                  82,131
Leasehold improvements........        3,063                   4,668
Furniture and fixtures........        1,532                   1,826
Vehicles......................        3,006                   2,689
Construction in progress......        6,176                   4,679
                               ------------            ------------
                                    187,355                 193,745
Less accumulated depreciation.     (104,665)               (108,332)
                               ------------            ------------
  Net property, plant and
     equipment................ $     82,690            $     85,413
                               ============            ============

Depreciation and amortization expense for the years ended 1997, 1998, and 1999 was $8,320, $9,168, and $10,062, respectively.

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


7.   Leases

Capital Leases

  The Company has one capital lease for a building and numerous capital leases for equipment. These leases are capitalized using interest rates considered appropriate at the inception of each lease. Assets under capital lease are not significant.

  Capital lease obligations amounted to $1,132 and $1,048 at December 26, 1998 and December 25, 1999, respectively, with maturities through 2003 at interest rates ranging from 9.5% to 15.0%. Future minimum lease payments under capital lease obligations at December 25, 1999 are as follows:


2000 ................................................      $   384
2001 ................................................          312
2002 ................................................          293
2003 ................................................          475
                                                           -------
Total minimum lease payments ........................        1,464
Less amount representing interest ...................         (416)
                                                           -------
Present value of net minimum lease payments .........      $ 1,048
                                                           =======


Operating Leases

   The Company has various operating leases for machinery and equipment, automobiles, office equipment, land and office space. Rent expense for all operating leases was $4,453 in 1999, $3,273 in 1998, and $3,111 in 1997.
Future minimum payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more consist of the following at December 25, 1999:


2000.................................................      $ 4,263
2001.................................................        3,071
2002.................................................        2,039
2003.................................................          910
2004.................................................          696
Thereafter...........................................        1,928
                                                           -------
                                                           $12,907
                                                           =======

8.   Income Taxes

   In the fiscal years ended December 27, 1997 and December 26, 1998, and for the nine-month period ended September 29, 1999, the Company was not a separate taxable entity for federal and state income tax purposes and its income for these periods was included in the consolidated B&L income tax returns. The Company accounted for income taxes for these periods under the separate return method in accordance with FAS 109. Under the terms of the recapitalization agreement, B&L has assumed all income tax consequences associated with the periods through September 29, 1999. Accordingly, all current and deferred income tax attributes reflected in the Company's consolidated financial statements on the effective date of the recapitalization will ultimately be settled by B&L. In line with this, the domestic income tax attributes have been included in the net activity with B&L and have been

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


charged off against retained earnings. Foreign subsidiaries are responsible for remitting taxes in their local jurisdictions. All such payments associated with periods prior to September 29, 1999 will ultimately be reimbursed by B&L, and this reimbursement will be recorded as an adjustment to additional paid in capital at the time of such reimbursement.

   In addition, in connection with the recapitalization transaction, CRL Acquisition LLC and B&L made a joint election under Internal Revenue Code
Section 338(h)(10) to treat the transaction as a purchase resulting in a step-up in the tax basis of the underlying assets. The election resulted in the recording of a deferred tax asset, before valuation allowance, of approximately $105,900, representing the estimated future tax benefits associated with the increased tax basis of its assets. In connection with the establishment of the deferred tax asset, the Company has recorded a valuation allowance of $6,380, primarily related to its realizability with respect to state income taxes. The Company expects to realize the net benefit of the deferred tax asset over a 15 year period. For financial reporting purposes the benefit was treated as a contribution to capital. The Company is in the process of finalizing the tax purchase price allocation. Any increase or decrease in the net deferred tax assets resulting from the final allocation of tax purchase price will be an adjustment to additional paid-in-capital.

   An analysis of the components of income before income taxes and minority interests and the related provision for income taxes is presented below:


                                                                           Fiscal Year Ended
                                                              -------------------------------------------
                                                              December 27,    December 26,   December 25,
                                                                 1997            1998            1999
                                                              ------------    ------------   ------------
 Income before equity in earnings of foreign subsidiaries,
   income taxes and minority interests
      U.S. .............................................      $   13,497      $   22,364      $  14,608
      Non-U.S. .........................................           8,722          13,468         16,055
                                                              -------------   ----------      ---------
                                                              $   22,219      $   35,832      $  30,663
                                                              =============   ==========      =========
Income tax provision
   Current:
      Federal ..........................................      $    6,202      $    7,730      $   9,522
      Foreign ..........................................           2,528           6,171          6,035
      State and local ..................................           1,397           1,833           1,895
                                                              ----------      ----------      ---------
         Total current .................................          10,127          15,734         17,452
                                                              ----------      ----------      ---------
   Deferred:
      Federal ..........................................      $   (1,867)     $     (597)     $  (2,000)
      Foreign ..........................................             498            (887)            53
      State ............................................            (259)           (127)            56
                                                              ----------      ----------      ---------
         Total deferred ................................          (1,628)         (1,611)        (1,891)
                                                              ----------      ----------      ---------
                                                              $    8,499      $   14,123      $  15,561
                                                              ==========      ==========      =========


   Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws.

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


                                                           December 26, 1998                  December 25, 1999
                                                     ------------------------------     -----------------------------
                                                        Assets         Liabilities         Assets         Liabilities
                                                     -----------     --------------     -----------      ------------
Current:
      Inventories................................    $    827                --          $     --          $     --
      Restructuring accruals.....................       1,006                --                --                --
      Employee benefits and compensation.........       3,077                --                --                --
      Other accruals.............................         522                --               632                --
                                                     --------           -------          --------          --------
                                                        5,432                --               632                --
                                                     --------           -------          --------          --------
Non-current:
      Goodwill and other intangibles.............          --                --           104,617             4,272
      Net operating loss and credit carryforwards       2,960                --             2,220                --
      Depreciation and amortization..............       3,672               836               162                --
      Accrued Interest...........................          --                --               854                --
  Other..........................................         921                --               844               718
                                                     --------           -------          --------          --------
                                                        7,553               836           108,697             4,990
Valuation allowance..............................      (1,766)               --            (7,137)               --
                                                     --------           -------          --------          --------
                                                        5,787               836           101,560             4,990
                                                     --------           -------          --------          --------
Total deferred taxes after valuation allowance...    $ 11,219           $   836          $102,192          $  4,990
                                                     ========           =======          ========          ========

   As of December 25, 1999, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $4,200 expiring between 2004 and 2019. Additionally, the Company has foreign tax credit carryforwards of $600 expiring in 2004. The Company has increased its valuation allowance from the $6,380 discussed above to $7,137, primarily related to the realizability of state operating loss carryforwards, foreign tax credits, and certain other deferred tax assets generated in the fourth quarter. The Company has recorded the balance of the net deferred tax asset on the belief that it is more likely than not that it will be realized. This belief is based upon a review of all available evidence, including historical operating results, projections of taxable income, and tax planning strategies.

Reconciliations of the statutory U.S. federal income tax rate to effective tax rates are as follows:


                                                                         Fiscal Year Ended
                                                        -----------------------------------------------
                                                        December 27,      December 26,     December 25,
                                                           1997              1998              1999
                                                        ------------      ------------     ------------
Tax at statutory U.S. tax rate                             35.0%             35.0%             35.0%
Foreign tax rate differences                               (0.1)              1.6               7.4
Non-deductible goodwill amortization                        0.4               0.6               0.5
State income taxes,  net of federal tax benefit             3.3               3.1               3.6
Change in valuation allowance                                --                --               2.4
Other                                                      (0.4)             (0.8)              1.8
                                                           ----              ----              -----
                                                           38.2%             39.5%             50.7%
                                                           ====              ====              =====


  During the year ended December 25, 1999, substantially all of the accumulated earnings of the Company's foreign subsidiaries through September 29, 1999 were repatriated to the United States to B&L in connection with the recapitalization transaction. Accordingly, a provision for U.S. federal and state income taxes, net of foreign tax credits, has been provided on such earnings in the year ended December 25, 1999. In addition, for periods subsequent to September 29, 1999, the Company elected to treat certain foreign subsidiaries in Germany and the

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


United Kingdom as disregarded entities for U.S. federal and state income tax purpose and, accordingly, is providing for U.S. federal and state income taxes on such earnings. The Company's other foreign subsidiaries have accumulated earnings subsequent to September 29, 1999. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. taxes and withholdings taxes payable to the various foreign countries.

9.   Employee Benefits

  The Company sponsors one defined contribution plan and two defined benefit plans. The Company's defined contribution plan, the Charles River Laboratories Employee Savings Plan, qualifies under section 401(k) of the Internal Revenue Code. It covers substantially all U.S. employees and contains a provision whereby the Company matches employee contributions. The costs associated with the defined contribution plan totaled $416, $498 and $588 in 1997, 1998, and 1999, respectively.

One of the Company's sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan, is a qualified, non-contributory plan that also covers substantially all U.S. employees. Benefits are based on participants' final average monthly compensation and years of service. Participants' rights vest upon completion of five years of service.

  Under another defined benefit plan, the Company provides some executives with supplemental retirement benefits. This plan, the Executive Supplemental Life Insurance Retirement Plan or ESLIRP, is generally unfunded and non-qualified under the provisions of the Employee Retirement Income Securities Act of 1974. The Company has, however, taken out several key person life insurance policies with the intention of using their cash surrender value to fund the ESLIRP Plan. At December 25, 1999, the cash surrender value of these policies was $8,052.

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


  The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status of the two defined benefit plans.



                                                               Fiscal Year
                                                         -------------------------
                                                            1998           1999
                                                         ---------       ---------
Reconciliation of benefit obligation
Benefit/obligation at beginning of year .............    $  20,531       $  25,112
Service cost ........................................          795             958
Interest cost .......................................        1,588           1,738
Benefit payments ....................................         (742)           (738)
Actuarial loss (gain) ...............................        2,940             (73)
                                                         ---------       ---------
Benefit/obligation at end of year ...................    $  25,112       $  26,997
                                                         =========       =========
Reconciliation of fair value of plan assets
Fair value of plan assets at beginning of year ......    $  19,237       $  26,493
Actual return on plan assets ........................        7,773          24,781
Employer contributions ..............................          225             259
Benefit payments ....................................         (742)           (738)
                                                         ---------       ---------
Fair value of plan assets at end of year ............    $  26,493       $  50,795
                                                         =========       =========
Funded status
Funded status .......................................    $   1,381       $  23,797
Unrecognized transition obligation ..................          563             423
Unrecognized prior-service cost .....................          (27)            (24)
Unrecognized gain ...................................       (7,178)        (29,108)
                                                         -------------   ---------
Accrued benefit (cost) ..............................    $  (5,261)      $  (4,912)
                                                         =============   =========
Amounts recognized in the consolidated balance sheet
Accrued benefit cost ................................    $  (7,849)      $  (7,237)
Intangible asset ....................................          286             215
Accumulated other comprehensive income ..............        2,302           2,110
                                                         ---------       ---------
Net amount recognized ...............................    $  (5,261)      $  (4,912)
                                                         =========       =========



  Key weighted-average assumptions used in the measurement of the Company's benefit obligations are shown in the following table:



                                                             Fiscal year Ended
                                        -----------------------------------------------------------
                                        December 27,            December 26,           December 25,
                                           1997                     1998                   1999
                                        ------------            ------------           ------------
Discount rate                              7.5%                        7%                     7%
Expected return on plan assets              10%                       10%                    10%
Rate of compensation increase             4.75%                     4.75%                  4.75%

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


  The following table provides the components of net periodic benefit cost for the two defined benefit plans for 1997, 1998 and 1999:


                                                           Fiscal Year
                                           ------------------------------------------
                                               1997            1998            1999
Components of net periodic benefit cost
Service cost ............................  $     804       $     795         $     958
Interest cost ...........................      1,413           1,588             1,738
Expected return on plan assets ..........     (1,717)         (1,901)           (2,623)
Amortization of transition obligation ...        141             141               141
Amortization of prior-service cost ......         (3)             (3)               (4)
Amortization of net gain ................       (172)            (85)             (301)
                                           ---------       ---------         ---------
Net periodic benefit cost ...............  $     466       $     535         $     (91)
                                           =========       =========         =========


  The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $8,205, $7,745 and $0, as of December 26, 1998, and $8,761, $8,315, and $0 at December 25, 1999.

  The Company had an adjusted minimum pension liability of $2,302 ($1,381, net of tax) and $2,110 ($1,266 net of tax) as of December 26, 1998 and December 25, 1999, which represented the excess of the minimum accumulated net benefit obligation over previously recorded pension liabilities.

10.  Stock Compensation Plans

   As part of the recapitalization, the equity investors in the recapitalization transaction agreed and committed to establish a stock option plan for the Company, for the purpose of providing significant equity incentives to management. The 1999 Management Incentive Plan (the "Plan") is administered by the Company's Compensation Committee of the Board of Directors. A total of 926,000 shares were reserved for the exercise of option grants under the Plan. Awards of non-qualified stock options were determined by the Company's Compensation Committee on December 9, 1999 effective as of September 29, 1999 and communicated formally to management on February 7, 2000. Options to purchase shares of Charles River Laboratories Corp. granted pursuant to the Plan are subject to a vesting schedule based on three measures. Certain options vest solely with the passage of time (incrementally over five years so long as the optionee continues to be employed by the Company). The remainder of the options vest over time but contain clauses providing for the acceleration of vesting upon the achievement of certain performance targets or the occurrence of certain liquidity events. The exercise price of all of the options initially granted under the Plan is $10.27, the fair value of the underlying common stock at the time of grant.

   Until September 29, 1999, employees of the Company participated in a stock option plan sponsored by B&L. As a result of the recapitalization transaction described in Note 2, employees participating in the B&L stock option plan exercised all vested options and were compensated for all unvested options. The Company recorded compensation expense of $1,300 in the fourth quarter of 1999 based upon the amount that B&L compensated these employees. The Company received a capital contribution by B&L for this amount during the fourth quarter of 1999, which has been recorded as part of the net activity with B&L.

   As the terms of the 1999 management incentive plan had not been formerly communicated to the grantees at December 25, 1999, and management's participation in the B&L plan was discontinued earlier in the year, the historical FAS 123 disclosures are not considered relevant.

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


11.  Joint Ventures

The Company has investments in several joint ventures. These joint ventures are separate legal entities whose purpose is consistent with the overall operations of the Company and represent geographical expansions of existing Company markets. The financial results of two of the joint ventures are consolidated into the Company's results as the Company has the ability to exercise control over these entities. The interests of the outside joint venture partners in these two joint ventures has been recorded as minority interests totaling $306 at December 26, 1998 and $304 at December 25, 1999.

  The Company also has investments in two other joint ventures that are accounted for on the equity method. Charles River Japan is a joint venture with Ajinomoto Co., Inc. and is an extension of the Company's research model business in Japan. Dividends received from Charles River Japan amounted to $773 in 1997, $681 in 1998, and $815 in 1999. Charles River Mexico, a joint venture which is an extension of the Company's avian (or bird) business in Mexico, is not significant to the Company's operations.

Summarized financial statement information for the unconsolidated joint ventures is as follows:



                                                               Fiscal Year Ended
                                               -----------------------------------------------
                                               December 27,     December 26,      December 25,
                                                  1997             1998              1999
                                               ------------     ------------      ------------

Condensed Combined Statements of
 Income
   Net sales ...................              $   44,744        $    39,798       $    44,826
   Operating inc ...............                   7,484              6,756             7,658
   Net income ..................                   3,337              3,445             4,221

                                     December 26,         December 25,
                                         1998                 1999
                                     ------------        -------------
Condensed Combined Balance Sheets
Current assets .................     $    19,388         $      20,486
Non-current assets .............          36,376                39,720
                                     -----------         -------------
                                     $    55,764         $      60,206
                                     ===========         =============
Current liabilities ............     $    13,501         $      11,330
Non-current liabilities ........           6,617                 6,163
Shareholders' equity ...........          35,646                42,713
                                     -----------         -------------
                                     $    55,764         $      60,206
                                     ===========         =============

12.  Restructuring Charges and Asset Impairments

  In April 1997, the B&L Board of Directors approved plans to restructure portions of the Company. As a result, pre-tax restructuring charges of $5,892 were recorded in 1997. The major components of the plans are summarized in the table below:


Employee separations ...........     $     3,200
Asset writedowns ...............           2,157
Other ..........................             535
                                     -----------
                                     $     5,892
                                     ===========

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


  The overall purpose of the restructuring charges was to reduce costs and improve profitability by closing excess capacity and eliminating associated personnel, reducing excess corporate, administrative and professional personnel, and exiting several small unprofitable product-lines. The restructuring actions affected both the research model and biomedical products and services segments. In total over 70 individuals were terminated in connection with these actions.

  These restructuring efforts have reduced the Company's fixed cost structure and realigned the business to meet its strategic objectives through the closure, relocation and combining of breeding, distribution, sales and administrative operations, and workforce reductions. Some severance costs were being paid over periods greater than one year. Asset writedowns relate primarily to the closing of facilities and losses resulting from equipment dispositions. Other charges included miscellaneous costs and other commitments.

  The following table sets forth the activity in the restructuring reserves through December 25, 1999:


                                           Restructuring Programs
                                           ----------------------
Restructuring provision .............          $       5,892
Cash payments .......................                 (1,725)
Asset write-downs ...................                 (1,435)
                                               -------------
Balance, December 27, 1997 ..........                  2,732
Cash payments .......................                   (897)
Asset write-downs ...................                   (722)
                                               -------------
Balance, December 26, 1998 ..........          $       1,113
Cash payments .......................          $      (1,113)
                                               -------------
Balance, December 25, 1999 ..........          $          --
                                               =============

At December 25, 1999, the restructuring reserve was fully utilized.

13.  Commitments and Contingencies

Insurance

  The Company maintains insurance for workers' compensation, auto liability, employee medical and general liability. The per claim loss limits are $250, with annual aggregate loss limits of $1,500. Related accruals were $2,556 and $2,813 on December 26, 1998 and December 25, 1999, respectively. Separately, the Company has provided a letter of credit in favor of the insurance carriers in the amount of $350.

Supply Agreement

  The Company is currently engaged in distributing certain products under a supply agreement. In the event certain minimum sales of $500 in 2000 and $1,000 in 2001 are not achieved, the Company at its option can pay the difference in cash or terminate the agreement. In the event of such termination, the Company will not be required to make any payments.

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


Litigation

  Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements.

  The Company is currently under a court order issued in June 1997 to remove its large animal operations from two islands located in the Florida Keys and refoliate the islands. The Company continues to hold discussions with the state of Florida authorities regarding the extent of refoliation required on the islands and believes the reserves recorded in the accompanying consolidated financial statements are sufficient to provide for the estimated exposure in connection with the refoliation. The Company has provided a letter of credit in regards to the completion of the refoliation on the islands for $350.

14.  Related Party Transactions

  As more fully described in Note 2, the Company completed the recapitalization in September 1999 and became a stand-alone entity. Until the recapitalization, the Company historically had operated autonomously from B&L. Some costs and expenses including insurance, information technology and other miscellaneous expenses were charged by B&L to the Company on a direct basis, however. Management believes these charges were based upon assumptions that were reasonable under the circumstances. These charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had the Company incurred these costs as a separate entity. Charges of approximately $470, $250, and $88 for these items are included in cost of products sold, cost of services provided and selling, general and administrative expense in the accompanying consolidated financial statements for the years ended 1997, 1998 and for the nine months ended 1999, respectively. The Company does not expect its stand-alone costs to be significantly different from the historical costs allocated by B&L due to the autonomy with which the Company operated.

As more fully described in Note 2, the accompanying consolidated financial statements include a line item "net activity with Bausch and Lomb" which comprises the above referenced intercompany allocations, net distributions made by the Company to B&L, and settlements with B&L as a result of the recapitalization.

  On October 11, 1999 the Company loaned to certain officers $920 to purchase stock in Charles River Laboratories Corp. through CRL Acquisition LLC. These loans are full recourse and bear interest at a rate of 6.75%. The year-end balance of $920 is classified as a reduction from Shareholders' Equity.

 15. Other Income

  During the third quarter of 1999, the Company recorded a gain of $1,441 on the sale of property, plant and equipment located in Florida and the Netherlands.

16.  Geographic and Business Segment Information

The Company is organized into geographic regions for management reporting with operating income being the primary measure of regional profitability. Some general and administrative expenses, including some centralized services provided by regional offices, are allocated based on business segment sales. The accounting policies used to generate geographic results are the same as the Company's overall accounting policies.

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)

The following table presents sales and other financial information by geography for the years 1997, 1998 and 1999. Included in the other non-U.S. category below are the Company's operations located in Canada, China, Germany, Italy, Netherlands, United Kingdom, Australia, Belgium, Czech Republic, Hungary, Spain and Sweden. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments and other assets.


                                                                Other Non-
                                          U.S.       France        U.S.      Consolidated
                                        --------    --------    ----------   ------------
1997
  Sales to unaffiliated customers ...   $100,314     $25,680      $44,719        $170,713
  Long-lived assets .................     62,236      10,146       22,108          94,490
1998
  Sales to unaffiliated customers ...   $115,639     $26,177      $51,485        $193,301
  Long-lived assets .................     76,289      12,751       23,743         112,783
1999
  Sales to unaffiliated customers ...   $137,417     $29,205      $52,654        $219,276
  Long-lived assets .................    103,261      12,234       20,191         135,686


   The Company's product line segments are research models and biomedical products and services. The following table presents sales and other financial information by product line segment for the fiscal years 1997, 1998 and 1999. Sales to unaffiliated customers represent net sales originating in entities primarily engaged in either provision of research models or biomedical products and services. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments, and other assets.


Research models                        1997            1998            1999
                                     --------        --------        --------
  Net sales ....................     $125,214        $134,590        $142,312
  Operating income .............       19,583          30,517          33,663
  Total assets .................      157,915         180,983         268,381
  Depreciation and
     amortization ..............        5,297           5,534           8,008
  Capital expenditures .........        6,178           8,127           6,983

Biomedical products and services
  Net sales ....................     $ 45,499         $58,711         $76,964
  Operating income .............        6,496          11,117          14,428
  Total assets .................       38,296          53,271          94,022
  Depreciation and
     amortization ..............        4,406           5,361           4,310
  Capital expenditures .........        5,694           3,782           5,968


   A reconciliation of segment operating income to consolidated operating income is as follows:


                                       December 27, 1997           December 26, 1998          December 25, 1999
                                       -----------------           -----------------          -----------------
Total segment operating income         $          26,079            $         41,634            $      48,091
Unallocated corporate overhead                    (4,003)                     (6,309)                  (5,128)
                                       -----------------            ----------------            -------------
Consolidated operating income          $          22,076            $         35,325            $      42,963
                                       =================            ================            =============

                          CHARLES RIVER LABORATORIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)


   Total segment assets disclosed above can be reconciled to total consolidated assets at December 25, 1999 with the addition of the $653 deferred tax asset pertaining to accrued interest (net of valuation allowance). This deferred tax asset is not attributable to a product line segment.

   A summary of identifiable long-lived assets of each business segment at year end is as follows:

                                     December 26, 1998        December 25, 1999
                                     -----------------        -----------------
Research Models..................       $     73,190             $     69,257
Biomedical Products and Services.             39,593                   66,429
                                        ------------             ------------
                                        $    112,783             $    135,686
                                        ============             ============


17.  Subsequent Events (Unaudited)

   As of February 28, 2000, the Company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company,
Charles River Japan, from Ajinomoto Co., Inc.   The purchase price for the
equity was 1.4 billion yen, or $12,844. One billion yen, or $9,174, was paid at closing, and the balance of 400 million yen, or $3,670, was deferred pursuant to a three-year balloon promissory note secured by a pledge of the 16% shares. The note bears interest at the long-term prime rate in Japan. Effective with the acquisition of this additional interest, the Company will have control of and will consolidate the operations of Charles River Japan, from the effective date of the incremental acquisition.

   On March 10, 2000, the Company announced the closure of its Shamrock primate import and conditioning business in Small Dole, England. The Company expects the closure to be completed during the second quarter of 2000. The actions contemplated in this plan relate primarily to severance, property and equipment dispositions and other miscellaneous activities directly related to the operations being shut down. Management has met with the 16 employees subject to its severance plans and has communicated its intended closure actions to customers. The Company does not expect that the animal sales previously made by Shamrock will be significantly affected.

   During January 2000, the Company sold a product line within its research model business segment. The selling price of $7,000 approximated the net book value of the underlying assets at the time of the sale. In addition, the Company had approximately $900 of deferred revenue which related to cash payments received in advance of shipping the research models. Under the term of the sales agreement, the Company is no longer obligated to ship research models and, accordingly, has recorded this amount as income in the first quarter of 2000. Fiscal 1999 sales associated with this product line approximated $2,800.

===============================================================================


                    , 2000




                                     [LOGO]

                        Charles River Laboratories Corp.

                             Shares of Common Stock








                              -------------------

                              P R O S P E C T U S

                              -------------------


                         Donaldson, Lufkin & Jenrette

                                Lehman Brothers

                                  ING Barings

                                   SG Cowen

                          U.S. Bancorp Piper Jaffray

                                DLJdirect Inc.


-------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.
-------------------------------------------------------------------------------

===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except the SEC registration fee, the NASD fee and the NYSE listing fee.


SEC registration fee ......................    $ 60,720
NASD filing fee ...........................      23,500
NYSE listing fee ..........................         *
Printing and engraving expenses ...........         *
Legal fees and expenses ...................         *
Accounting fees and expenses ..............         *
Blue sky fees and expenses ................         *
Transfer agent and registrar fees .........         *
Miscellaneous .............................         *
                                               --------
Total .....................................    $
                                               --------
-------------------
*To be provided by amendment


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

  As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

  As a result of this provision, the ability of the Registrant, or a stockholder thereof, to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

In addition, the Registrant's certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer of the Registrant who (because of the fact that he or she is a director or officer) is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable corporate law.

  Reference is also made to Section    of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's certificate of incorporation, by-laws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

Charles River Laboratories, Inc. provides insurance from commercial carriers against some liabilities incurred by the directors and officers of the Registrant.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:


                      Document                                Exhibit Number
-------------------------------------------------             --------------
Form of Underwriting Agreement                                      1.1
Amended and Restated Certificate of Incorporation                   3.1
By-laws                                                             3.2


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The shares of capital stock and other securities issued in the following transactions were offered and sold in reliance upon the following exemptions:
(i) in the case of the transactions described in (a) below, Section 4(2) of a the Securities Act or Registration D promulgated thereunder relative to sales by an issuer not involving a public offering; and (ii) in the case of the transactions (b) below, Section 3(b) of the Securities Act and Rule 701 promulgated thereunder relative to sales pursuant to certain compensatory benefits plans.

(a) On September 29, 1999, Charles River Laboratories, Inc. sold 150,000 units consisting of 13 1/2% notes due 2009 and warrants to purchase 591,366 shares of common stock of Charles River Laboratories Corp. for an aggregate principal amount of $150,000,000 to Donaldson, Lufkin & Jenrette Securities Corporation in a private placement in reliance on Section 4(2) under the Securities Act, at an offering price of $1,000 per unit. On the same day, the Registrant sold senior discount debentures with other warrants to DLJ Merchant Banking Partners II, L.P. and other investors for $37.6 million and a subordinated discount note to subsidiaries of Bausch & Lomb Incorporated for $43 million, each in a private placement in reliance on Section 4(2) under the Securities Act.

(b) Grants of Stock Options: (i) As of March 31, 1999, options to purchase 895,872 shares of common stock were outstanding under the Registrant's Management Incentive Plan, none of which were exercisable within 60 days of such date. None of the outstanding options had been exercised. All such options were granted on December 9, 1999 to employees of the Registrant.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits. The following exhibits are filed as part of this registration statement:

Number   Description
------   -----------
 *1.1    Form of Underwriting Agreement
  2.1+   Recapitalization Agreement, dated as July 25, 1999, among Charles
         River Laboratories, Inc., Charles River Laboratories Corp. (formerly known as Endosafe, Inc.), Bausch & Lomb Incorporated, and other parties listed therein.
  2.2+   Amendment No. 1 to Recapitalization Agreement, dated as of September
         29, 1999 by Bausch & Lomb Incorporated and CRL Acquisition LLC.
 *3.1    Certificate of Incorporation of Charles River Laboratories Corp.
 *3.2    By-laws of Charles River Laboratories Corp.
 *4.1    Form of certificate representing shares of common stock, $0.01 per value per share.
  4.2+   Investors' Agreement, dated as of September 29, 1999, among Charles
         River Laboratories Corp. and the shareholders named therein.
 *5.1    Opinion of Ropes & Gray
 10.1+   Credit Agreement, dated as of September 29, 1999, among Charles River
         Laboratories, Inc., the various financial institutions that are or may become parties as lenders thereto, DLJ Capital Funding, Inc., as lead arranger, sole book runner and syndication agent for the lenders,
         Union Bank of California, N.A., as administrative agent for the lenders, and National City Bank, as documentation agent for the lenders.
 10.2+   Indenture, dated as of September 29, 1999 between Charles River
         Laboratories, Inc. and the Trustee.

                                     II-2


Number   Description
------   -----------
 10.3+   Purchase Agreement between Charles River Laboratories, Inc. and
         Donaldson, Lufkin & Jenrette Securities Corporation as Initial
         Purchaser.
 10.4    Joint Venture Agreement between Ajinomoto Co., Inc. and
         Charles River Breeding Laboratories, Inc. dated June 24, 1981, and ancillary agreements, amendments and addendums.
 10.5+   Supply Agreement between Merck & Co., Inc. and Charles River
         Laboratories, Inc. dated September 30, 1994.
 10.6+   Amended and Restated Stock Purchase Agreement among Charles River
         Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated
         September 4, 1999.
 10.7++  Ground Lease between HIC Associates (Lessor) and Charles River
         Laboratories, Inc. (Lessee) dated June 5, 1992; Real Estate Lease between Charles River Laboratories, Inc. (Landlord) and Charles River
         Partners L.P. (Tenant) dated December 22, 1993; and Assignment and
         Assumption Agreement between Charles River Partners, L.P. (Assignor)
         and Wilmington Partners L.P. (Assignees) dated December 22, 1993.
 10.8+   Amended and Restated Distribution Agreement between Charles River BRF,
         Inc., Charles River Laboratories, Inc., Bioculture Mauritius Ltd. and
         Marry Ann and Owen Griffiths, dated December 23, 1997.
 10.9+   Supply Agreement between Sierra Biomedical, Inc. and Scientific
         Resources International, Ltd., dated March 18, 1997.
 21.1+   Subsidiaries of Charles River Laboratories Corp.
 *23.1   Consent of Ropes & Gray (contained in their opinion filed as
         Exhibit 5.1).
23.1.1   Consent of PricewaterhouseCoopers LLP for Charles River Laboratories
         Corp.
 24.1    Power of Attorney pursuant to which amendments to this registration statement may be filed (included on signature page in Part II hereof)
 27.1    Financial Data Schedule

---------------
* To be filed by amendment.

+ Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-92383) filed December 8, 1999.

++ Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-92383) filed January 28, 2000.

  (b)  Financial Statement Schedules.  The following financial statement schedule is included as part of this registration statement.

                Schedule II - Valuation and Qualifying Accounts
                        Charles River Laboratories Corp.


                         Income Tax Valuation Allowance

-----------------------------------------------------------------------------------------------------------------------------------
                                          Balance    Charged      Charged
                                             at      to costs    to other                                               Balance
                                         beginning     and        other                                                at end of
                                         of period   expenses    accounts  Description   Deductions   Description        period
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           (dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
 For the year ended December 25, 1999
 Income Tax Valuation Allowance.......     $1,766     $5,371                Provisions      $   --                        $7,137
-----------------------------------------------------------------------------------------------------------------------------------
 For the year ended December 26, 1998
 Income Tax Valuation Allowance.......     $1,766     $   --                Provisions      $   --                        $1,766
-----------------------------------------------------------------------------------------------------------------------------------
 For the year ended December 27, 1997
      Income Tax Valuation Allowance       $   --     $1,766                Provisions      $   --                        $1,766
-----------------------------------------------------------------------------------------------------------------------------------


                        Allowance for Doubtful Accounts

-----------------------------------------------------------------------------------------------------------------------------------
                                          Balance    Charged      Charged
                                             at      to costs    to other                                               Balance
                                         beginning     and        other                                                at end of
                                         of period   expenses    accounts  Description   Deductions   Description        period
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           (dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
For the year ended December 25, 1999                                                                    Recoveries/
Allowance for Doubtful Accounts..........   $  898    $  324                Provisions      $ (244)     Write-offs        $ 978
For the year ended December 26, 1998                                                                    Recoveries/
 Allowance for Doubtful Accounts.........   $  688    $  265                Provisions      $  (55)     Write-offs        $ 898
For the year ended December 27, 1997
 Allowance for Doubtful                                                                                 Recoveries/
      Accounts...........................   $  568    $  192                Provisions      $  (72)     Write-offs        $ 688

  Other financial statement schedules have been omitted because they are inapplicable or are not required under applicable provisions of Regulation S-X or because the information that would otherwise be included in such schedules is contained in the Registrant's financial statements or notes thereto.


ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 25th day of April, 2000.


                                       CHARLES RIVER LABORATORIES CORP.

                                       By: /s/ Thomas F. Ackerman
                                          ------------------------------------
                                          Thomas F. Ackerman
                                          Chief Financial Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints James C. Foster or Thomas F. Ackerman, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 25, 2000.


       Signature             Title
-------------------------    --------------------------------------------------

  /s/ James C. Foster        President, Chief Executive Officer
-------------------------    (Principal Executive Officer) and Chairman
     James C. Foster

/s/ Thomas F. Ackerman       Chief Financial Officer (Principal Financial
-------------------------    Officer) and Senior Vice President, Finance and
  Thomas F. Ackerman         Administration (Principal Accounting Officer)

  /s/ Robert Cawthorn        Director
-------------------------
   Robert Cawthorn

 /s/ Stephen D. Chubb        Director
-------------------------
   Stephen D. Chubb

   /s/ Thompson Dean         Director
-------------------------
     Thompson Dean

/s/ Stephen C. McCluski      Director
-------------------------
  Stephen C. McCluski

  /s/ Reid S. Perper         Director
-------------------------
    Reid S. Perper

 /s/ Douglas E. Rogers       Director
-------------------------
   Douglas E. Rogers

   /s/  Samuel Thier         Director
-------------------------
     Samuel Thier

  /s/ William Waltrip        Director
-------------------------
    William Waltrip

  /s/ Henry C. Wendt         Director
-------------------------
    Henry C. Wendt

                                 Exhibit Index


Number   Description
------   -----------
  *1.1   Form of Underwriting Agreement
   2.1+  Recapitalization Agreement, dated as July 25, 1999, among Charles
         River Laboratories, Inc., Charles River Laboratories Corp. (formerly known as Endosafe, Inc.), Bausch & Lomb Incorporated, and other parties listed therein.
   2.2+  Amendment No. 1 to Recapitalization Agreement, dated as of September
         29, 1999 by Bausch & Lomb Incorporated and CRL Acquisition LLC.
  *3.1   Certificate of Incorporation of Charles River Laboratories Corp.
  *3.2   By-laws of Charles River Laboratories Corp.
  *4.1   Form of certificate representing shares of common stock, $0.01 per value per share.
   4.2+  Investors' Agreement, dated as of September 29, 1999, among Charles
         River Laboratories Corp. and the shareholders named therein.
  *5.1   Opinion of Ropes & Gray
  10.1+  Credit Agreement, dated as of September 29, 1999, among Charles River
         Laboratories, Inc., the various financial institutions that are or may become parties as lenders thereto, DLJ Capital Funding, Inc., as lead arranger, sole book runner and syndication agent for the lenders,
         Union Bank of California, N.A., as administrative agent for the lenders, and National City Bank, as documentation agent for the lenders.
  10.2+  Indenture, dated as of September 29, 1999 between Charles River
         Laboratories, Inc. and the Trustee.
  10.3+  Purchase Agreement between Charles River Laboratories, Inc. and
         Donaldson, Lufkin & Jenrette Securities Corporation as Initial
         Purchaser.
  10.4   Joint Venture Agreement between Ajinomoto Co., Inc. and
         Charles River Breeding Laboratories, Inc. dated June 24, 1981, and ancillary agreements, amendments and addendums.
  10.5+  Supply Agreement between Merck & Co., Inc. and Charles River
         Laboratories, Inc. dated September 30, 1994.
  10.6+  Amended and Restated Stock Purchase Agreement among Charles River
         Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated
         September 4, 1999.
  10.7++ Ground Lease between HIC Associates (Lessor) and Charles River
         Laboratories, Inc. (Lessee) dated June 5, 1992; Real Estate Lease between Charles River Laboratories, Inc. (Landlord) and Charles River
         Partners L.P. (Tenant) dated December 22, 1993; and Assignment and
         Assumption Agreement between Charles River Partners, L.P. (Assignor)
         and Wilmington Partners L.P. (Assignees) dated December 22, 1993.
  10.8+  Amended and Restated Distribution Agreement between Charles River BRF,
         Inc., Charles River Laboratories, Inc., Bioculture Mauritius Ltd. and
         Marry Ann and Owen Griffiths, dated December 23, 1997.
  10.9+  Supply Agreement between Sierra Biomedical, Inc. and Scientific
         Resources International, Ltd., dated March 18, 1997.
  21.1+  Subsidiaries of Charles River Laboratories Corp.
 *23.1   Consent of Ropes & Gray (contained in their opinion filed as
         Exhibit 5.1).
23.1.1   Consent of PricewaterhouseCoopers LLP for Charles River Laboratories
         Corp.
  24.1   Power of Attorney pursuant to which amendments to this registration statement may be filed (included on signature page in Part II hereof)
  27.1   Financial Data Schedule

---------------
* To be filed by amendment.

+ Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-92383) filed December 8, 1999.

++ Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-92383) filed January 28, 2000.